UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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McKESSON CORPORATION

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A LETTER FROM OUR INDEPENDENT CHAIR

June 8, 2021

Dear Fellow Shareholders,

This past year was a year unlike any other — one where our mission of improving care in every setting — one product, one partner, one patient at a time — has never been more important. Our foremost priorities through the pandemic have been delivering critical supplies and medications, and protecting our employees, many whom are on the frontline. Employees at all levels across the enterprise demonstrated unmatched dedication during these unpredictable and unprecedented times, executing in support of our heroic caregivers and the communities that they serve. As a Board, we recognize that we have been elected by you to oversee and help ensure the long-term success and sustainability of McKesson’s business for the benefit of all stakeholders. We thank you for your investment in McKesson and for your confidence in McKesson’s employees, management team and Board. Despite the challenges presented by the past year, the Company made significant progress executing against strategic growth initiatives while adapting to near-term uncertainties. During this trying time our Board remained committed to providing critical oversight and nurturing a culture that values protecting and growing your investment over the long term.

The 2021 Annual Meeting provides a moment to reflect on some of the Board’s key focus areas over the last fiscal year:

Commitment to Board Refreshment

Strong independent leadership and ongoing attention to Board composition are critical in our commitment to a thoughtful governance structure that is aligned with our strategic needs and accountable to shareholders. We routinely evaluate the composition of the Board and strategically refresh our membership to ensure we have a balanced mix of expertise across disciplines to guide the Company during times like these — when all companies are facing new and unexpected challenges. The Governance Committee has invested a substantial amount of time considering Board composition as part of the annual self-evaluation process, and revisits the topic throughout the year.

Consistent with that director succession plan, this year brings departures and new additions to our Board. Chris Jacobs and Marie Knowles, our two longest-serving directors, will not be standing for reelection at the 2021 Annual Meeting. Additionally, Tony Coles informed the Board in April that he will not stand for reelection this year. On behalf of all of the members of the Board, we wish them well and want to thank them for their years of dedicated service.

We also welcomed Linda Mantia, former senior executive vice president and chief operating officer of Manulife Financial Corporation, as our newest independent director and member of the Board’s Audit and Governance Committees. Linda is the fifth independent director to join our Board since 2018 and brings more than 25 years of experience in managing extensive financial services, operations and digital technology, adding to the Board’s breadth of experience and diverse background.

In 2022, we plan to implement a policy requiring directors with more than 12 years tenure to offer to resign from Board service annually, which the Board, after careful consideration, can choose to accept or reject. If the Board decides it is in the best interests of the Company and its shareholders to reject a resignation, the Board will disclose its rationale.

Navigating the Impact of COVID-19

When the scale of the COVID-19 pandemic began to crystallize in early 2020, the Board collaborated with management to help ensure the stability of our critical services to our customers and protection of our employees. Experts at every level within our organization mobilized to address new developments as they occurred and interacted with regulatory authorities around the world to help ensure we were well prepared to address our customers’ evolving needs, so that they can, in turn, care best for their patients. Additionally, we have partnered with government agencies at the federal, state and local level, along with other industry leaders, to help find solutions to the most complex and pressing issues the crisis presented. Throughout the pandemic, we have taken steps to advance public health goals, maintain essential access to medications and supplies for our customers, and safeguard our employees from the spread of COVID-19. Some of the measures we have taken in response to the COVID-19 pandemic include:

•	Protecting Our Team: Enacting measures to keep our employees safe to continue our service to healthcare

•

Vaccine Distribution: Supporting the U.S. government as the centralized distributor of COVID-19 vaccines and ancillary supply kits. McKesson is also playing a role in vaccine distribution in Canada and certain jurisdictions in Europe

•	Pharmaceutical Supply Chain: Protecting and ensuring the supply of medications for healthcare providers

•	Medical Supplies: Supporting demand and equitable supply of personal protective equipment

This critical work speaks to the important role we play in the health care supply chain and to the depth of McKesson’s expertise in sourcing, picking, packing and distributing supplies to sites of care across the U.S. The Board is proud to see that our approach to addressing the pandemic has been consistent with our vision to improve care in every setting. McKesson will continue to be part of the recovery, serving our customers and partners every step of the way.

Setting the Tone At the Top

At McKesson, the way we do business is just as important as the business itself, and doing business in the right way continues to be fundamental to, and embedded in, our culture. Our Board is dedicated to cultivating a culture focused on integrity and accountability. We take our role in risk oversight seriously, including on matters related to controlled substances. Our Board, which has long believed that oversight of the Company’s culture and reputation are key Board responsibilities, works with management to establish and communicate the right ethical tone, which guides our conduct and helps protect the Company’s reputation. Further, the entire Board and its committees seek to understand and review our corporate risks, overseeing matters from our reputation and legal and financial reporting risk to compensation practices and cybersecurity.

McKesson is deeply concerned by the impact the opioid epidemic is having on families and communities across the U.S., and this issue is top of mind for our Board of Directors. McKesson is in ongoing advanced discussions regarding opioid-related claims of governmental entities and based on the substantial progress we have made toward a broad settlement of those claims, we determined it was appropriate to accrue for this potential liability. In the third quarter of FY 2021, we made an accrual of approximately $8.1 billion, reflecting McKesson’s estimated liability over a period of 18 years for those opioid-related claims. We remain hopeful that a broad resolution can be achieved, which would accelerate relief efforts for the people and communities impacted by this public health crisis. As we have previously disclosed, in May 2018, the Compensation Committee reinforced and codified its longstanding practice of considering the impact of regulatory, compliance and legal issues when making executive compensation decisions. As a result, the Compensation Committee considered the impact of this estimated liability for opioid-related claims in its decision-making process for FY 2021, and concluded that it would be appropriate to reduce incentive plan payouts. Please refer to page 35 of our Compensation Discussion & Analysis to learn more.

Executing a Clear Growth Strategy

Among the Board’s stewardship functions, providing oversight related to McKesson’s near- and long-term strategies is paramount. We are actively engaged in reviewing, guiding and overseeing the development and the execution of these value-creation strategies. McKesson focused on building out a connected ecosystem over the last several years in the areas of oncology and biopharma services where we believe we have key differentiated capabilities. As we reflect on FY 2021, our results reflect McKesson’s ability to rise to the challenge and meet the evolving demands of our customers and partners, and demonstrate continued execution against our priorities: strong operating profit performance, promoting an inclusive culture and streamlining McKesson’s portfolio. Page 2 provides highlights of some of our more significant financial and strategic accomplishments.

We Ask for Your Support

The Board leverages a year-round shareholder engagement program to understand key areas of shareholder interest. Our robust program, which includes director participation, meets with a broad base of shareholders throughout the year to discuss corporate governance, executive compensation, sustainability and ESG practices, and other matters of importance. This dialogue provides us with valuable insight and feedback from shareholders on an ongoing basis, allowing the Board to better understand our shareholders’ priorities and perspectives and to incorporate them into our deliberations and decision-making.

We value the trust you place in us through your investment in McKesson. We appreciate the opportunity to serve McKesson on your behalf in 2021 and beyond, and will continue our focus on the sustainable and long-term growth of the Company. We look forward to hearing your views at this year’s annual meeting and in the year to come.

Your vote is very important to us. We strongly encourage you to read both our proxy statement and annual report in their entirety prior to the Annual Meeting on July 23, 2021, and request that you support our voting recommendations.

Edward A. Mueller

Independent Chair

Notice of 2021 Annual Meeting of Shareholders To be Held on July 23, 2021

Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and shareholders, we have decided to have a virtual annual meeting this year. The meeting will be solely by means of remote communication. You will be able to attend the Annual Meeting online, view the list of registered stockholders entitled to vote at the meeting, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/MCK2021 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials (Notice), voting instructions form or proxy card. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system.

ITEMS OF BUSINESS:

•	Elect for a one-year term a slate of 9 directors as nominated by the Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022;

•	Conduct a non-binding advisory vote on executive compensation;

•	Vote on 1 proposal submitted by a shareholder, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on May 28, 2021 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

June 8, 2021

By Order of the Board of Directors

Michele Lau

Senior Vice President,

Corporate Secretary and

Associate General Counsel

On June 8, 2021, we began delivering proxy materials to all shareholders of record at the close of business on May 28, 2021.The mailing address of our principal executive offices is McKesson Corporation, 6555 State Highway 161, Irving, Texas 75039.

Vote via Internet	Call Toll-Free	Vote by Mail	Vote at Meeting

www.proxyvote.com or visit the URL located on your proxy card	Call the phone number located at the top of your proxy card 1-800-690-6903	Follow the instructions on your proxy card	Join our Annual Meeting at www.virtualshareholdermeeting.com/MCK2021

Website addresses and hyperlinks are included for reference only. The information contained on or available through websites referred to and/or linked to in this Proxy Statement (other than the Company’s website to the extent specifically referred to herein as required by the SEC or NYSE rules) is not part of this proxy solicitation and is not incorporated by reference into this Proxy Statement or any other proxy materials.

PROXY SUMMARY

This summary highlights certain information in this proxy statement and does not contain all the information you should consider in voting your shares. Please refer to the complete proxy statement and our annual report prior to voting at the Annual Meeting of Shareholders to be held on July 23, 2021.

Meeting Information

2021 Annual Meeting of Shareholders

Date and Time	Friday, July 23, 2021 | 8:30 a.m. Central Daylight Time

Location	This year’s Annual Meeting will be held by means of remote communication due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and shareholders. Shareholders of record as of the record date will be able to attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MCK2021.

Record Date	May 28, 2021

Voting Items

	Items	Your Board’s Recommendation

1	Election of 9 Directors for a One-Year-Term (see page 13)	FOR
Diverse slate of Directors with broad and relevant leadership and profession. Eight out of nine nominees are independent.

2	Ratification of Appointment of the Independent Registered Public Accounting Firm (see page 29)	FOR
Deloitte & Touche LLP is an independent accounting firm with the breadth of expertise and knowledge necessary to audit our company.

3	Non-Binding Advisory Vote on Executive Compensation (see page 72)	FOR
Our executive compensation program is the result of thorough Compensation Committee review, continues to emphasize pay for performance, and reflects shareholder feedback.

4	Shareholder Proposal on Action by Written Consent of Shareholders (see page 73)	AGAINST
Our existing governance structures, including proxy access and our shareholders’ right to call a special meeting at a 15% ownership threshold, provide meaningful accountability to shareholders

- 2021 Proxy Statement	1

             PROXY SUMMARY

McKesson At a Glance

Who We Are

McKesson is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information solutions. We partner with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right partners at the right time, safely and cost-effectively.

Our Vision and Business Strategy

Our employees work hard every day to improve patient care in every setting — one product, one partner, one patient at a time and deliver opportunities that make our customers and partners more successful — all for the better health of patients. Despite the uncertainty brought on by the COVID-19 pandemic, our focus has been on executing against what is within our control. In FY 2021, McKesson has focused on executing against four clear priorities to drive value.

Investing in Growth Areas

Driving Innovation

Focused Capital Deployment

Serving Communities

Fiscal Year 2021 Highlights

Our results are a testament to McKesson’s ability to execute during challenging times, and speak to the dedication of our people, the resilience of our business and the important leadership role McKesson plays in the healthcare supply chain.

•	Full-year total revenues of $238.2 billion, an increase of 3%

•	Full-year operating cash flow of $4.5 billion and free cash flow of $3.9 billion

•	Returned $1 billion of cash to shareholders, including $276 million in dividends

•	Continued investment in Ontada, the company’s differentiated oncology technology and insights business

•	Supported the U.S. Government as the centralized distributor of COVID-19 vaccines and ancillary supply kits

See Appendix A to this proxy statement for a reconciliation of free cash flow to the most directly comparable GAAP metrics.

2	- 2021 Proxy Statement

             PROXY SUMMARY

Fighting the COVID-19 Pandemic

Despite an evolving market landscape, we remain focused on playing an even larger role in the fight against the COVID-19 pandemic, leveraging our deep expertise as we partner with the U.S. government on COVID-19 vaccine efforts. We expanded our existing contractual relationship with the Centers for Disease Control and Prevention through an amendment to our existing Vaccines for Children Program contract to support the U.S. government as the centralized distributor of COVID-19 vaccines and ancillary supplies needed to administer vaccines. We have also partnered with the Department of Health and Human Services and Pfizer to manage the assembly and distribution of the ancillary supplies needed to administer COVID-19 vaccines. We are utilizing our expertise and capabilities to support the government’s efforts to vaccinate everyone in the U.S. who wants to receive a COVID-19 vaccine.

For more information on our role in distributing COVID-19 vaccines in support of the U.S. government, visit www.mckesson.com/About-McKesson/COVID-19/Vaccine-Support/.

Supporting and Protecting Team McKesson

We are deeply committed to supporting and protecting our team members, many of whom are on the frontline playing a critical role in helping to ensure that healthcare supplies and medicines are available for healthcare workers and patients who need them during this critical time. We have undertaken multiple measures to promote safety in our facilities, including placement of hand sanitizer and sanitizing wipes throughout the workplace and reinforcing the practice of social distancing in our distribution centers to avoid unnecessary proximity where feasible. We are making face masks available to essential employees and requiring temperature testing before coming to work. We also instituted a global mandatory work from home policy to reduce density in our facilities. This helps to protect the health and safety of those employees who are able to perform their work responsibilities from home as well as those with essential roles that must be performed at our distribution centers and other facilities.

During FY 2021, we provided additional employee benefit offerings such as, paid emergency sick leave, waived deductibles for COVID-19 diagnostic testing and all forms of COVID-19 treatment. We also provided employees with access to free medical and mental telehealth counseling. We offered a special mid-year enrollment opportunity for employees to adjust their health coverage elections and made special payments to reward the hard work of our associates in frontline distribution center, call center and transportation roles. In addition, the McKesson Taking Care of Our Own Fund distributed 628 hardship grants to employees and the U.S. Oncology Network We Care Fund, which was created for the benefit of employees of that business, distributed 470 hardship grants. Both funds expanded their eligibility requirements to include impacts from the COVID-19 pandemic.

During these challenging times, we continue to rally around our customers, support our employees, and take to heart the role that we can play in helping our communities globally. It’s what we do because it’s who we are.

- 2021 Proxy Statement	3

             PROXY SUMMARY

Amplifying Our Global Impact

As a global healthcare company, delivering better health outcomes for our employees, our communities, and our environment is our mission. Every day, we strive to inspire and enable people to reach their full potential. Our company must champion the social, environmental and economic well-being of our team members and the communities we serve. We recognize that health outcomes are influenced by a number of factors, including the conditions in the communities in which people are born, live, learn and work — the social determinants of health. McKesson can play a key role in improving these outcomes, helping to achieve health equity and access by working closely with our customers, partners, government agencies and non-profit organizations. We are continually in pursuit of our purpose, Advancing Health Outcomes For All, which requires us to consider how we leverage natural resources and the environment across our business operations, our contributions to local communities where we operate, and the diversity of the communities we serve. We support a culture where team members operate with integrity and treat everyone with dignity and respect.

As Executive Vice President & Global Chief Impact Officer, Dr. Baggett has global responsibility for McKesson’s strategy and execution related to diversity, equity and inclusion (DEI), sustainability and ESG, social impact, community partnerships and philanthropy through the McKesson Foundation. Our Board receives regular updates on these matters.

Our Holistic Approach to Sustainability and ESG

Our mission is to improve care in every setting in pursuit of advancing health outcomes for all. It is this purpose that drives us in our commitment to tackle inequities within our enterprise and beyond by improving Access to Care, advancing Health Equity and delivering Climate Action for Health in service of our employees, patients and their families, communities and planet. These focus areas, along with our unyielding commitment to patient safety and product quality, make up our sustainability and ESG strategy, which we call Care 360°. This strategy serves as our lens for greater action, business considerations and disclosure. Our focus will cover issues ranging from access to healthcare and diversity, equity and inclusion, to energy efficiency and climate action.

Access to Care

We believe that access to affordable, inclusive care is imperative to an individual’s overall physical, social and mental health, and yet millions of people do not have access to quality healthcare. We also acknowledge that as a global healthcare company committed to improving care in every setting, and with recognized leadership in providing access to healthcare products, services, and partnerships, we bring unique capabilities to help address some of these barriers, which include economic, geographic, environmental and social factors.

We are committed to building on our strong foundation of capabilities and actions, as well as our impact-driven culture, to further address the barriers impacting access to care. We support expanding access to high-quality, affordable care for all patients, and we share a goal of addressing rising healthcare costs affecting millions of people across the globe. By leveraging our network of pharmacies and healthcare providers, our global distribution and logistical systems, our partnerships with hospitals, pharmacies and health systems, and our relationships with key stakeholders, public and private, we are amplifying our commitments and disclosure on social and environmental issues that are meaningful to our enterprise and our stakeholders.

Health Equity

We believe everyone deserves an equitable opportunity to live a healthy life, and we know that “health” is more than physical wellness — it is an outcome of social, economic and environmental circumstances. As a company committed to improving care in every setting – one product, one partner, one patient at a time – we are amplifying our actions to create a healthier, more inclusive environment for all our stakeholders.

We understand there are persistent social, economic and environmental conditions that prevent equitable access in every community. We believe the future of healthcare will be shaped by these increasingly complex issues. We acknowledge our role, as a global company and a leader in healthcare to take action toward ending those systemic disparities and health inequities impacting our workforce, our patients and their families, our communities, and our society.

4	- 2021 Proxy Statement

             PROXY SUMMARY

Climate Action for Health

We recognize that climate change is one of the biggest challenges society faces in the 21st century and that it has a direct and significant impact on human health. We also acknowledge that human action is related to the underlying environmental factors that contribute significantly to climate change and human health.

Therefore, we embrace our responsibility, as a global corporation, and as a leader in healthcare, to take action in support of protecting our planet, sustaining our business, and ultimately serving the health of patients and communities, some of whom are dealing with the impacts of climate-related issues and illnesses. Across our operations in the United States, Canada and Europe, we are sharpening our focus on environmental actions, including greater carbon accounting and disclosure, emissions reduction and energy efficiency programs, renewable electricity procurement and use, and transportation efficiency improvements.

McKesson recently committed to a long-term roadmap for our Sustainability & ESG strategy and actions. Please refer to page 7 for more information on our response to shareholder feedback regarding our commitment to establish science-based greenhouse gas (GHG) emissions reduction targets.

Diversity, Equity and Inclusion

We aim to continuously push one another’s thinking, challenge long-held beliefs and assumptions, and leverage our diversity to explore uncharted areas. As such, we continue to make DEI integral to everything we do because we believe building a healthier future is everyone’s responsibility. In support of this commitment, we have intensified our corporate culture initiatives and goals, which are not only core to our I2CARE and ILEAD values, but also vital to our business success:

–	Our company should reflect the diversity of the communities we serve.

Anticipating the evolving needs of our customers and their patients, demands diverse ideas, perspectives, expertise and continued innovation. We are hiring and promoting talented women and underrepresented minorities at all levels of our company. By 2025, we are striving to increase representation of women and people of color amongst our leadership ranks by 20 percent as compared to FY 2021.

–	Our culture must be inclusive so all employees can bring their best selves to work.

We are investing in a culture where everyone can feel a sense of belonging and passion to build a rewarding, dynamic career. We believe everyone deserves equal opportunities for growth and advancement. Central to this goal is developing strong leaders who embrace our differences to inspire our best solutions. Furthering our broader culture initiatives, we have launched “Leading Inclusively” for all our people leaders. Additionally, we are providing all employees with a one-hour online interactive experience, Ignite Inclusion.

–	Our company must champion the social, environmental and economic well-being of our employees and the communities we serve.

We aim to positively influence social, environmental and economic conditions for our employees, and by extension the communities where we live and work. We are helping our full-time and part-time employees and their families thrive by offering comprehensive benefit plans and wellness tools. We are striving for pay equity in our recruitment and talent review procedures and adjusting compensation decisions, where appropriate.

Achieving the best possible care for everyone requires a singular focus to win as one team. At the start of every day, we know it’s not just a package, it’s a patient. It’s not just a job, it’s a purpose. And it’s not just a company, it’s all of us.

Our employees understand that together, unified by our global I2CARE values, we fulfill our mission and uphold our reputation as a trusted partner to our customers and their patients. Our I2CARE principles unify the Company and guide individuals’

- 2021 Proxy Statement	5

             PROXY SUMMARY

behavior toward each other, customers, vendors and other stakeholders. ILEAD is our common definition, shared leadership framework and our commitment to how we drive better health for our company, our customers and the patients whose lives we touch. These principles serve as a guide to all our employees enterprise-wide.

Supporting our employees’ development and growth is a high priority. Brian Tyler, our CEO, continues to focus on corporate culture, emphasizing the importance of diverse and inclusive work settings and winning as one team. In FY 2021, Mr. Tyler led a series of ‘inclusion sprints’ comprised of five interactive webinars reinforced by weekly inclusion resources with our top 600 leaders. Mr. Tyler also held the annual Senior Leaders Meeting for our top 135 leaders where he rolled out an updated McKesson Playbook and highlighted several other leadership behaviors including the value of strengthening a talent and performance mindset. The Company engaged internal and external experts to help leaders build skills in these and other areas.

The chart below highlights the percentage of our employees who identify as women and people of color. The data for our metrics is derived from our voluntary, self-identification process as of March 31, 2021 and represents our best estimate as of that date.

Metric	McKesson Overall	McKesson Leadership

Women	63%	35%

People of Color	45%	21%

The ‘McKesson Leadership’ metric represents our leadership at the vice president level and above. ‘Women’ represents worldwide employees. ‘People of Color’ represents U.S. employees only, as the data for Canada and Europe is not available and includes the following races and ethnicities: Hispanic or Latino, Black or African American, Asian, Native Hawaiian or Other Pacific Islander, American Indian or Alaska Native, or Two or More Races.

McKesson was recognized for the eighth consecutive year as one of the “Best Places to Work for LGBTQ Equality” by the Human Rights Campaign Foundation; for the fifth year in a row as a “Military Friendly Employer” by GI Jobs; and as a “Best Place to Work” for Disability Inclusion on the Disability Equality Index for the fifth consecutive year. The Governance Committee of our Board of Directors oversees diversity, equity and inclusion issues through regular updates and discussions with senior leadership. We also facilitate Employee Resource Groups and Inclusion and Diversity Networks across the company, where employees share their individual and collective perspectives on business practices and cultural and social issues.

Supporting Our Local Communities

McKesson supports communities where we live and work and believes access to high-quality healthcare helps to foster thriving communities. We partner with key stakeholders to better understand our local communities’ needs and leverage our talent and other resources to make a difference.

The McKesson Foundation, a 501(c)(3) corporate foundation, disbursed nearly $7,000,000 in the U.S. and abroad to support charitable initiatives, including:

•	a total of $3,000,000 contributed to thirteen food banks across the U.S, in response to increased need relating to the COVID-19 pandemic;

•	approximately $1,700,000 paid in matching gift programs, including $838,000 as part of International GivingTuesday; and

•	a $1,000,000 contribution to support racial justice programs.

The McKesson Foundation also offered volunteering programs in FY 2021. During Community Days, one of its largest annual events, employees supported more than 160 nonprofit organizations through virtual platforms during the COVID-19 pandemic.

You may also visit www.forefdn.org for information about the Foundation for Opioid Response Efforts (FORE), a Section 501(c)(3) nonprofit organization started with a $100,000,000 gift from McKesson, whose vision is to inspire and accelerate actions to end the opioid epidemic.

We believe that giving back will help build healthier communities, advancing health outcomes for all.

6	- 2021 Proxy Statement

             PROXY SUMMARY

Listening to Our Shareholders Year Round

Our Board believes that solicitation and consideration of shareholder feedback is critical to driving long-term growth and creating shareholder value. Our shareholder engagement program is a robust, year-round process encompassing meetings held throughout the year with shareholders during which we encourage ongoing, meaningful dialogue about the issues they find most important. We report shareholder feedback regularly to our Board, which in turn evaluates shareholder feedback year-round.

Our Board reviews our annual meeting results, ongoing shareholder feedback and corporate governance and compensation trends to help drive and develop our shareholder engagement priorities. At least twice per year, we invite shareholders to engage with us. Our Board reviews shareholder feedback throughout the year and identifies key themes. Our Board also evaluates opportunities to respond to shareholders while considering relevant corporate governance best practices and trends. We respond to shareholder feedback by enhancing our policies, practices and disclosures informed by ongoing dialogue with our shareholders and communicate important updates and enhancements made during the fiscal year in our proxy statement.

Scope of Outreach and Common Themes

Since our 2020 annual meeting, we have proactively reached out to shareholders representing approximately 61% of our outstanding common stock and engaged with shareholders representing nearly 38% of our outstanding common stock. Our Independent Chair also led engagements with certain shareholders to discuss a diverse range of topics, including:

•	Board Oversight, Refreshment & Diversity

•	COVID-19 Response Efforts

•	Sustainability and ESG

•	Pay for Performance Alignment

•	Human Capital Management

•	Controlled Substances Monitoring Program Developments

•	Lobbying Expenditures and Activities

Our Enhanced Political Engagement and Lobbying Policy

In response to the support received for the shareholder proposal on lobbying activities and expenditures, Item 5 on the ballot presented at our 2020 Annual Meeting, we have further enhanced our political engagement and lobbying policy. In addition to oversight by the Governance Committee, on an annual basis we have enhanced our disclosures to now include:

•	tax-exempt organizations to which we make payments >$25,000, lowered from $50,000

•	U.S. firms paid to lobby on our behalf at the federal and state level with firms’ names, payment ranges and jurisdiction

•	tax-exempt organizations where we are members that draft and support model legislation for purposes of advancing healthcare issues consistent with McKesson’s public policy priorities

•	aggregate lobbying spend on direct and indirect lobbying activities at the federal and state level

•	aggregate lobbying spend by tax exempt organizations where we are members, as reported by them, and

•	aggregate dollars spent on grassroots lobbying communications by our corporate Public Affairs Team

Our approach to political engagement, including access to a report on our 2020 lobbying activities, can be found on our website at www.mckesson.com/About-McKesson/Public-Affairs/Political-Engagement.

Greenhouse Gas Emissions Reduction Targets

McKesson recently committed to a long-term roadmap for our Sustainability & ESG strategy and actions. In response to shareholder feedback, we also committed to establishing science-based greenhouse gas (GHG) emissions reduction targets for scope 1, 2 and 3 emissions that are intended to meet the standards of the Science Based Targets initiative (SBTi). We will provide those targets to SBTi for validation by the end of 2021. We will publish a report within 90 days of received validation by SBTi or no later than June 2022 that describes the validated SBTi and discloses the objectives and strategies for how we plan to reduce our total contribution to climate change, including with respect to GHG reduction, renewable energy, and energy efficiency.

- 2021 Proxy Statement	7

             PROXY SUMMARY

Executive Compensation Highlights

As discussed in detail under “Compensation Discussion and Analysis,” with the goal of building long-term value for our shareholders, we have developed an executive compensation program designed to strike the right balance of pay for performance; attracting and retaining an exceptionally talented executive team; and steering McKesson’s leadership to meet ambitious goals without taking undue risk.

FY 2021 Pay Elements and Performance Metrics

Our executive compensation program is predominantly performance-based, consisting of three direct pay elements — base salary, annual cash incentive and long-term incentives — each of which serves a unique purpose. The metrics below incentivize our executives to focus on operational objectives that are expected to drive shareholder value.

Pay Element	Performance Metric	Rationale	Target Pay

Base Salary	—	Attracts and retains high-performing executives by providing market-competitive fixed pay	—

Management Incentive Plan (annual cash incentive)	Adjusted EPS (50%)	Rewards operational performance and profitability; important driver of share price valuation and shareholder expectations	100% — 150% of Base Salary
	Adjusted Operating Profit (25%)	Rewards focus on operational performance and profitability
	Free Cash Flow (25%)	Rewards generating cash to invest in growth and return capital to shareholders; important valuation metric

Performance Stock Units (long-term equity incentive)	3-Year Cumulative Adjusted EPS (50%)	Measures long-term earnings power, drives returns for the Company and directly correlates to share price performance	60% of Target LTI Value
	3-Year Average ROIC (25%)	Encourages leaders to make sound investments that generate returns for shareholders
	MCK TSR vs. Comparator Group (25%)	Rewards share price performance relative to comparator group over time

Restricted Stock Units (long-term equity)	—	Directly aligns with value delivered to shareholders	40% of Target LTI Value

Temporary Board and Executive Pay Reductions

In light of the disruption and uncertainty created by the evolving COVID-19 pandemic, our Board voluntarily agreed to a temporary 10% reduction in their cash retainers for the last six months of calendar year 2020. In addition, our Compensation Committee implemented a temporary base salary reduction of 10% for all executive officers and business unit presidents, which remained in effect from June 1, 2020 through September 30, 2020 for executives other than our CEO, and from June 1, 2020 through December 31, 2020 for our CEO. These temporary reductions on compensation are reflected in the 2021 Director Compensation Table and the 2021 Summary Compensation Table on pages 27 and 61 of this proxy statement, respectively.

Compensation Committee Discretionary Action on FY 2021 Payouts

Over the past fiscal year, the Compensation Committee’s consideration of the implications of the opioid litigation settlement charge on FY 2021 compensation outcomes was among its most complex and critical processes. As described more fully beginning on page 35 of this proxy statement, in its deliberations, the Compensation Committee carefully considered both the settlement charge’s impact on the underlying metrics within the incentive plans, and the impact on the Company and its stakeholders all in the context of outstanding operating performance in FY 2021. While the settlement charge did not impact our operating performance in FY 2021, the committee concluded, and management agreed, that the magnitude of the potential settlement merited adjustments to pay decisions for FY 2021.

8	- 2021 Proxy Statement

             PROXY SUMMARY

The Compensation Committee considered a range of options. The committee also considered that certain settlement-related expenses like the settlement charge are excluded from the metrics used in incentive programs for important reasons. This exclusion is a long-standing practice at McKesson and is common in our industry.

In evaluating the different options, the Compensation Committee considered multiple factors, including:

Magnitude of accrual	Durability of compensation program design	Roles of the executives during the time period covered by the litigation

Litigation findings	Company performance	Need to provide certainty in order to retain employees

Impact of the accrual on the Company’s share price	Actions taken previously	Investor feedback

In light of the above analysis, the Compensation Committee determined that it was appropriate to maintain the practice of excluding the settlement charge from FY 2021 incentive compensation calculations. However, in light of the scale of the accrual and the potential future cost associated with the settlement charge, the committee concluded that it would be appropriate to reduce payouts under the FY 2021 MIP and FY 2019 — FY 2021 Cash LTIP for our NEOs as follows:

•	FY 2021 MIP

CEO: Payout reduced by $2.6 million or 75%, to $882,813

Other NEOs: Aggregate payout reduced by $2.7 million or 50%

•	FY 2019 — FY 2021 Cash LTIP

CEO: Payout reduced by $312,000 or 30%, to $720,000

Other NEOs: Aggregate payout reduced by $503,490 or 30%

- 2021 Proxy Statement	9

             PROXY SUMMARY

Director Nominees and Our Approach to Governance

Our director nominees exhibit a mix of skills, experience, diversity and perspectives. Additional information about each director’s experience, qualifications and skills can be found beginning on page 13 of this proxy statement.

Name	Age	Director Since	Independent	Committee Memberships	Other Public Company Boards

Dominic J. Caruso Retired EVP & CFO, Johnson & Johnson	63	2018	✓	• Audit (Chair) • Compliance	None

Donald R. Knauss Retired Chairman & CEO, The Clorox Company	70	2014	✓	• Audit • Finance (Chair)	• Kellogg Company • Target Corporation

Bradley E. Lerman SVP, General Counsel & Corporate Secretary, Medtronic plc	64	2018	✓	• Compensation • Compliance (Chair)	None

Linda P. Mantia Retired SVP & COO, Manulife Financial Corporation	52	2020	✓	• Audit • Governance	• Ceridian HCM Holding Inc. • MindBeacon Holdings Inc.

Maria Martinez EVP & COO, Cisco Systems, Inc.	63	2019	✓	• Compliance • Governance	None

Edward A. Mueller Retired Chairman & CEO, Qwest Communications International, Inc.	74	2008	✓	• Compensation • Governance	None

Susan R. Salka CEO & President, AMN Healthcare Services, Inc.	56	2014	✓	• Compensation • Governance (Chair)	• AMN Healthcare Services, Inc.

Brian S. Tyler CEO, McKesson Corporation	54	2019			• Republic Services, Inc.

Kenneth E. Washington CTO, Ford Motor Company	60	2019	✓	• Compliance • Finance	None

Diversity 4 out of 9 director nominees are women or persons of color	Independent Directors 8 out of 9 director nominees are independent	Board Refreshment At least 1 new director joined our Board each year since 2018

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             PROXY SUMMARY

Diverse Skills, Experiences and Qualifications

The skills matrix below identifies our director nominees’ prominent experiences and qualifications by name. Each director nominee brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. By its nature, the information contained in this summary is not intended to be exhaustive, but aims to convey the general breadth of experience and qualifications that our director nominees bring to their work on the McKesson Board of Directors to oversee strategy, performance, culture and risk at the Company.

Board Skills										6 Directors with Risk Management & Compliance Experience 8 Directors with Global / International Experience 4 Directors with Healthcare Industry Experience

Senior Executive Leadership	●	●	●	●	●	●	●	●	●
Other Public Company Board Service		●		●	●	●	●	●
Business Transformation / M&A	●	●	●	●	●	●	●	●	●
Financial / Accounting	●	●		●		●	●	●
Healthcare Industry Experience	●		●				●	●
Distribution / Supply Chain Experience	●	●	●			●		●
Risk Management and Compliance	●	●	●	●				●	●
Sustainability and ESG		●					●
Cybersecurity / Technology			●	●	●	●		●	●
Global / International Experience	●	●	●	●	●	●		●	●
Marketing / Public Relations / Communications	●	●		●	●		●

Additional Diversity Highlights

Persons of Color	Women	Geographic Location
2	3	1
- one African-American and one Hispanic -	- one of whom chairs the Governance Committee -	- one director based in Canada -

- 2021 Proxy Statement	11

             PROXY SUMMARY

Governance Highlights

Board refreshment. One independent director, Linda Mantia, joined our Board in FY 2021. Tony Coles, Chris Jacobs and Marie Knowles will not stand for reelection at the 2021 Annual Meeting. We plan to implement a modified tenure policy in 2022, which will require continual board refreshment and succession planning.

Leading corporate governance practices. Below we highlight some of the key features of our corporate governance practices:

Shareholder Rights	Board of Directors	Corporate Governance

• Proxy access • Right to call special meeting of shareholders (15%) • No supermajority vote provisions	• Separate CEO/Chair roles • Independent Board Chair • 8 of 9 director nominees are independent	• Pay for performance alignment • No poison pill • Robust senior management succession planning process

Please see the section entitled “Corporate Governance” beginning on page 21 for more information.

12	- 2021 Proxy Statement

PROPOSALS TO BE VOTED ON

ITEM 1.	Election of Directors

There are 9 nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2022 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier resignation, removal or death.

All nominees are current directors. Dominic Caruso, Don Knauss, Brad Lerman, Maria Martinez, Ed Mueller, Susan Salka, Brian Tyler and Ken Washington were elected to the Board at the 2020 Annual Meeting of Shareholders. Linda Mantia was appointed to the Board effective October 19, 2020.

The Governance Committee has recommended the reelection of each nominee as a director at the Annual Meeting. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, or the Board may reduce its size.

The following section provides a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each nominee’s biographical information includes a description of the nominee’s experience, qualifications, attributes or skills that qualify the nominee to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Age: 63 Director since: 2018 Committees: Audit (Chair) Compliance Director Qualification Highlights: Financial Expertise Risk Management and Controls

Dominic J. Caruso

Retired Executive Vice President and Chief Financial Officer, Johnson & Johnson

Mr. Caruso retired as executive vice president and chief financial officer from Johnson & Johnson, a manufacturer of medical devices, pharmaceutical and consumer packaged goods, in August 2018, having served in the role since 2007. He led the company’s financial and investor relations activities, as well as the procurement organization. Mr. Caruso joined Johnson & Johnson in October 1999 as chief financial officer for Centocor, Inc., upon the completion of the merger of Centocor and Johnson & Johnson. Prior to joining Centocor he had varied industry experiences with KPMG. Mr. Caruso is actively involved in government relations activities globally, including having served as co-chair of the U.S. Chamber of Commerce Global Initiative on Health and the Economy. He currently serves on the Board of Trustees of The Children’s Hospital of Philadelphia and the Cystic Fibrosis Foundation.

Skills & Qualifications: Having previously served as an executive officer of a publicly traded healthcare company, Mr. Caruso adds financial expertise and leadership to the Board, as well as a deep familiarity with investors’ perspectives in the healthcare industry. Mr. Caruso’s healthcare compliance focus throughout his career at Johnson & Johnson, Centocor, Inc. and KPMG deepen the Board’s experience in financial and compliance risk oversight.

- 2021 Proxy Statement	13

             ITEM 1. ELECTION OF DIRECTORS

Age: 70 Director since: 2014 Committees: Finance (Chair) Audit Director Qualification Highlights: Human Capital Management Distribution/Supply Chain Experience

Donald R. Knauss

Retired Chairman & Chief Executive Officer, The Clorox Company

Mr. Knauss retired from the Clorox Company, a consumer goods company, in 2015, having served as executive chairman of the board from November 2014 until July 2015 and chairman and chief executive officer from October 2006 until November 2014. He was executive vice president of the Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until September 2006. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He currently serves as a director of the Kellogg Company and Target Corporation. Mr. Knauss also serves as the chairman of the board of trustees for the University of San Diego. He was formerly a director of URS Corporation.

Skills & Qualifications: Mr. Knauss has gained substantial board leadership skills through his chairmanship role at The Clorox Company. He also brings substantial executive experience through which he has developed valuable operational insights and strategic and long-term planning capabilities. As CEO of The Clorox Company, he oversaw the integration of corporate responsibility into company operations and launched the company’s award-winning corporate responsibility strategy. In addition, Mr. Knauss possesses extensive international business management experience, which provides him with valuable insights into global business strategy. He also possesses extensive retail expertise, which includes experience in the retail pharmacy area. Mr. Knauss also has significant other public company board experience. Having worked outside of the healthcare industry, Mr. Knauss enhances the diverse perspectives on the Board.

Age: 64 Director since: 2018 Committees: Compliance (Chair) Compensation Director Qualification Highlights: Risk Management and Compliance Healthcare Industry Experience

Bradley E. Lerman

Senior Vice President, General Counsel and Corporate Secretary of Medtronic plc

Mr. Lerman was named senior vice president, general counsel and corporate secretary of Medtronic plc, a provider of medical technology, services and solutions, in May of 2014 and serves as a member of the executive committee. In this role, he leads Medtronic’s global legal, government affairs and ethics and compliance functions. Prior to Medtronic, Mr. Lerman served as executive vice president, general counsel and corporate secretary for the Federal National Mortgage Association (Fannie Mae). Previous to Fannie Mae, he served as senior vice president, associate general counsel and chief litigation counsel for Pfizer. Mr. Lerman also served as a litigation partner at Winston & Strawn LLP in Chicago and as an assistant U.S. attorney in the Northern District of Illinois.

Skills & Qualifications: Mr. Lerman brings to our Board significant legal and regulatory expertise gained from years of large law firm practice and government positions with law enforcement responsibilities. His legal experience and seasoned judgment are instrumental in helping the Board navigate legal and compliance challenges. Mr. Lerman’s multilayered understanding of the healthcare industry and experience linking compliance and legal consideration with corporate strategy also bring valuable insights to our Board.

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             ITEM 1. ELECTION OF DIRECTORS

Age: 52 Director since: 2020 Committees: Audit Governance Director Qualification Highlights: Technology Financial Expertise

Linda P. Mantia

Retired SEVP & COO, Manulife Financial Corporation

Ms. Mantia retired as senior executive vice president and chief operating officer of Manulife Financial Corporation, an international insurance and financial services company in 2019, having served in the role since 2016. She played a critical role in defining Manulife’s corporate strategy and oversaw its innovation portfolio and other corporate functions. Ms. Mantia has also served in a series of leadership roles at Royal Bank of Canada, a multinational financial services company, including executive vice president of Digital Banking, Payments and Cards. Earlier in her career, she worked at McKinsey & Co., and practiced law at Davies Ward Phillips & Vineberg LLP. Ms. Mantia serves on the board of directors at Ceridian HCM Holding Inc. and at MindBeacon Holdings Inc. She also serves on the advisory board of Verily Life Sciences (an Alphabet Company). Additionally, Ms. Mantia is active in the Canadian community as Chair of the Ministers’ Digital and Data Task Force for the Ontario government and on the boards of Sunnybrook Health Sciences Centre and Canada’s Walk of Fame.

Skills & Qualifications: Ms. Mantia brings significant financial services, global payments, digital technology and corporate strategy experience, and multinational perspective to our Board. Ms. Mantia earned a law degree from Queen’s University Faculty of Law and has been twice recognized as one of Canada’s Top 100 Most Powerful Women.

Age: 63 Director since: 2019 Committees: Compliance Governance Director Qualification Highlights: Technology International Experience

Maria Martinez

Executive Vice President & Chief Operating Officer, Cisco Systems

Ms. Martinez has served as executive vice president and chief operating officer of Cisco Systems, Inc. since March 2021. Prior to that, she served as Cisco’s executive vice president and chief customer experience officer from April 2018 to March 2021. Before joining Cisco, Ms. Martinez served in a variety of senior executive roles at salesforce.com, inc. including president, Global Customer Success and Latin America from March 2016 to April 2018; president, Sales and Customer Success from February 2013 to March 2016; executive vice president and chief growth officer from February 2012 to February 2013; and executive vice president, Customers for Life from February 2010 to February 2012. Prior to joining salesforce.com, inc., she managed the global services business for Microsoft Corporation, including professional services and customer support for all products. Ms. Martinez has also held several other leadership positions at Motorola, Inc. and AT&T Inc., and served as chief executive officer of Embrace Networks, Inc. She served on the board of directors of Plantronics, Inc. from 2016 to 2018. She currently serves on the board of directors of Silicon Valley Education Foundation and Genesys Works — Bay Area.

Skills & Qualifications: Ms. Martinez’s leadership experience at leading technology companies enhances the Board’s depth of experience in business and digital transformation, and her global leadership broadens the Board’s perspective. Her focus on customer success and customer experience contributes to the Board’s oversight of the Company’s long-term strategy as McKesson works to enhance its patient-centered approach as part of its mission of improving care. Ms. Martinez has also received several distinctions for her leadership, most recently being ranked No. 2 on the ALPFA (Association of Latino Professionals for America) list of the 50 Most Powerful Latinas.

- 2021 Proxy Statement	15

             ITEM 1. ELECTION OF DIRECTORS

Age: 74 Director since: 2008 Committees: Compensation Governance Director Qualification Highlights: Distribution/Supply Chain Experience International Experience

Edward A. Mueller

Retired Chairman & Chief Executive Officer, Qwest Communications International, Inc.

Mr. Mueller retired as chairman and chief executive officer of Qwest Communications International Inc., a provider of voice, data and video services, in April 2011. He held the position of chairman and chief executive officer of Qwest Communications from August 2007 to April 2011. From January 2003 until July 2006, he served as chief executive officer of Williams-Sonoma, Inc., a provider of specialty products for cooking. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as president and chief executive officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He was formerly a director of The Clorox Company, CenturyLink, Inc., Williams-Sonoma, Inc. and VeriSign, Inc. Mr. Mueller has been a director of the Company since April 2008 and was elected as independent board chair effective April 1, 2019. Prior to this, he served as the Company’s lead independent director from 2013 to 2019.

Skills & Qualifications: Mr. Mueller brings to the Board executive leadership and business management experience, as well as a strong business acumen and strategic planning expertise. Having worked outside the healthcare industry, he also adds to the mix of experiences and perspectives on our Board that promote a robust and deliberative decision-making process. While Chairman of the Board of Qwest Communications, Mr. Mueller had a leadership role in corporate governance, which enables him to provide valuable contributions as a member of the Governance Committee of our Board. He also has public company board experience with audit committee service.

Age: 56 Director since: 2014 Committees: Governance (Chair) Compensation Director Qualification Highlights: Human Capital Management Financial Expertise

Susan R. Salka

Chief Executive Officer & President, AMN Healthcare Services, Inc.

Ms. Salka has served as chief executive officer and president of AMN Healthcare Services, Inc., a provider of healthcare workforce solutions and staffing services to healthcare facilities across the nation, since 2005, and a director of the company since 2003. Since joining AMN Healthcare Services Inc. in 1990, she was chief operating officer, chief financial officer, and senior vice president of business development. Ms. Salka is passionately and actively involved in the areas of corporate social responsibility, diversity and inclusion, and gender equality. A member of Women Business Leaders and Women Corporate Directors Foundation, Ms. Salka is a proponent of promoting women in leadership. She was formerly a director of Beckman Coulter Inc. and Playtex Products. Ms. Salka currently serves on the editorial advisory board of Directors & Boards Magazine, a quarterly journal dedicated to the topics of leadership and corporate governance.

Skills & Qualifications: With over 30 years of experience in the healthcare services industry, Ms. Salka brings to the Board a deep understanding of emerging trends in healthcare services. This industry experience gives her insight into important aspects of the Company’s businesses, including opportunities potentially available to those businesses. She has also served in several executive leadership positions which have provided her with business management, operation, financial and long-range planning experience. Ms. Salka also brings valuable experience acquired through significant public company board service.

16	- 2021 Proxy Statement

             ITEM 1. ELECTION OF DIRECTORS

Age: 54 Director since: 2019 Director Qualification Highlights: Business Transformation International Experience

Brian S. Tyler

Chief Executive Officer, McKesson Corporation

Mr. Tyler has served as chief executive officer of McKesson Corporation since April 1, 2019 and previously served as the Company’s president and chief operating officer from August 2018 to March 2019. Mr. Tyler served as chairman of the Management Board of McKesson Europe AG from 2017 to 2018, president and chief operating officer McKesson Europe from 2016 to 2017, the Company’s president of North American Pharmaceutical Distribution and Services from 2015 to 2016, and as the Company’s executive vice president, corporate strategy and business development from 2012 to 2015. Mr. Tyler previously served in various other leadership roles in the Company, including as president of U.S. Pharmaceutical, president of McKesson Medical-Surgical, and president of McKesson Specialty Health. Mr. Tyler is a member of the board of directors of the International Federation of Pharmaceutical Wholesalers (IFPW) and a member of the IFPW Foundation board of directors. He is a member of the American Cancer Society’s CEOs Against Cancer group in the North Texas chapter. He has been a director of the Company since April 2019. Mr. Tyler currently serves as a director of Republic Services, Inc. and for International Federation of Pharmaceutical Wholesalers (IFPW) and IFPW Foundation.

Skills & Qualifications: Mr. Tyler brings more than 21 years of business and healthcare experience to the Board, and prior to that, earned his Ph.D. from the University of Chicago, Department of Economics specializing in industrial organization, labor economics and public finance/project evaluation. As McKesson’s CEO and a long-time leader of McKesson’s businesses, Mr. Tyler has extensive knowledge of the Company’s culture and workforce, and its challenges and opportunities.

Age: 60 Director since: 2019 Committees: Compliance Finance Director Qualification Highlights: Cybersecurity and Technology Risk Management and Compliance

Kenneth E. Washington, Ph.D.

Chief Technology Officer, Ford Motor Company

Dr. Washington has served as chief technology officer of Ford Motor Company, an automotive manufacturer, since June 2017. In this role, he leads Ford’s worldwide research organization, oversees the development and implementation of Ford’s technology strategy and plans, and plays a key role in Ford’s expansion into emerging mobility opportunities. Before his role as chief technology officer, Dr. Washington was appointed as Ford’s vice president of Research and Advanced Engineering in August 2014. Prior to joining Ford, Dr. Washington was vice president of the Advanced Technology Center at Lockheed Martin Corporation’s first Space Systems Company. Prior to this, he served as Lockheed Martin Corporation’s first chief privacy officer. Dr. Washington also previously served as the vice president and chief technology officer for the Lockheed Martin internal IT organization. Prior to joining Lockheed Martin in February 2007, Dr. Washington served as chief information officer for Sandia National Laboratories, where he also previously served in a variety of technical, management and program leadership positions.

Skills & Qualifications: Dr. Washington’s leadership in technology, research, and privacy at complex, global organizations will contribute to the Board’s oversight of risk and strategy, particularly in the areas of cybersecurity and other compliance matters as the Company continues to pursue growth opportunities globally. Dr. Washington earned his bachelor’s, master’s and doctorate degree in Nuclear Engineering from Texas A&M University and is a fellow of the MIT Seminar XXI program on International Relations.

- 2021 Proxy Statement	17

             ITEM 1. ELECTION OF DIRECTORS

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its shareholders. The Board’s goals are to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer. The Board consists of twelve directors. After the 2021 Annual Meeting, if all nominees are elected, the Board will consist of nine directors. Ed Mueller serves as the Board’s Independent Chair. All of the directors during the time they served on the Board were, and the director nominees are, independent with the exception of Brian Tyler, the Company’s CEO.

The Board has five standing committees: the Audit Committee, Compensation Committee, Compliance Committee, Finance Committee, and Governance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the requirements of the SEC and the New York Stock Exchange, where applicable. The charter of each committee is reviewed annually by that committee and the Board. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee and Compensation Committee meets the additional, heightened independence criteria applicable to such committee members under the applicable rules. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected and qualified or their earlier resignation.

Board and Meeting Attendance

The Board met seven times during FY 2021. Each director attended at least 75% of the aggregate number of meetings of the Board and of its committees on which he or she served. The independent directors also met in executive session during FY 2021, as necessary. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with senior management, independent accountants, advisors and consultants and others on matters affecting the Company. Directors are also expected to attend the upcoming virtual Annual Meeting. All directors then serving attended the 2020 Annual Meeting of Shareholders. The membership of each standing committee in FY 2021 and the number of meetings held during FY 2021 are identified in the section immediately below.

Committee Membership, Responsibilities and Other Information

The following are the standing committees of the Board of Directors:

Audit Committee	Responsibilities include:

Members in FY 2021:

Dominic J. Caruso*, Chair

M. Christine Jacobs

Donald R. Knauss

Marie L. Knowles*

Linda P. Mantia

Meetings in FY 2021: 10 (includes 1 joint meeting with the Compliance Committee)

All members are independent and financially literate

*  designated as “audit committee financial expert”

•   Reviewing with management the interim and annual audited financial statements filed in the Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively, including any major issues regarding accounting principles and practices, critical audit matters, and the adequacy and effectiveness of internal controls over financial reporting that could significantly affect the Company’s financial statements

•   Reviewing with management and the independent registered public accounting firm the interim and annual financial statements

•   Appointing the independent accountants, monitoring their independence, evaluating their performance and approving their fees

•   Reviewing and overseeing the annual audit plan, including the scope of the audit activities of the independent accountants and performance of the Company’s internal audit function

•   Assisting the Board with respect to its oversight of the Company’s policies and procedures regarding compliance with applicable laws and regulations

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             ITEM 1. ELECTION OF DIRECTORS

Compensation Committee	Responsibilities include:
Members in FY 2021: N. Anthony Coles, M.D., Chair Bradley E. Lerman Edward A. Mueller Susan R. Salka Meetings in FY 2021: 9

•   Reviewing and overseeing the Company’s overall compensation philosophy and the development and implementation of compensation programs aligned with the Company’s business strategy

•   Determining the structure and amount of all elements of executive officer compensation and benefits, including material perquisites, after consideration of management’s recommendation and in consultation with the committee’s independent compensation consultant

•   Reviewing and making determinations regarding the adoption, administration, and amendments to all equity incentive plans for employees, and cash incentive plans for executive officers

•   Evaluating the relationship between the incentives associated with Company plans and the level of risk-taking by executive officers in response to such incentives

•   Participating with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement

•   Evaluating the qualifications, performance and independence of its advisors

Compliance Committee	Responsibilities include:
Members in FY 2021: Bradley E. Lerman, Chair Dominic J. Caruso Maria Martinez Kenneth E. Washington Meetings in FY 2021: 9 (includes 1 joint meeting with the Audit Committee)

•   Overseeing the Company’s compliance programs and policies

•   Reviewing the Company’s approach to, and results of, risk identification, assessment and mitigation plans for the principal legal and regulatory compliance risks facing the Company

•   Overseeing any significant complaints and other matters raised through the Company’s compliance reporting mechanisms

•   Reviewing any significant government inquiries or investigations and other significant legal actions

•   Receiving information about current and emerging legal and regulatory compliance risks and enforcement trends that may affect the Company’s business operations, performance or strategy

•   Commissioning studies, surveys, reviews as appropriate to evaluate the Company’s compliance and quality of personnel/committees providing compliance

•   Reviewing appointment, performance, compensation and replacement of the Company’s Chief Compliance Officer

Finance Committee	Responsibilities include:
Members in FY 2021: Donald R. Knauss, Chair N. Anthony Coles, M.D. Marie L. Knowles Kenneth E. Washington Meetings in FY 2021: 5

•   Reviewing with management the long-range financial policies of the Company

•   Providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions of a financial nature

•   Making recommendations concerning significant changes in the capital structure of the Company

•   Reviewing tax policy utilized by management and the funding status and investment policies of the Company’s tax-qualified retirement plans

- 2021 Proxy Statement	19

             ITEM 1. ELECTION OF DIRECTORS

Governance Committee	Responsibilities include:
Members in FY 2021: Susan R. Salka, Chair M. Christine Jacobs Linda P. Mantia Maria Martinez Edward A. Mueller Meetings in FY 2021: 6

•   Reviewing the size and composition of the Board and recommending measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity

•   Recommending the slate of nominees to be proposed for election at the annual meeting of shareholders, recommending qualified candidates to fill Board vacancies

•   Evaluating the Board’s overall performance, reviewing the level and form of non-employee director compensation, and administering the Company’s related party transactions policy

•   Monitoring emerging corporate governance trends, and overseeing and evaluating the Company’s corporate governance policies and programs

The charter of each of the Board’s standing committees are available at www.mckesson.com/investors/corporate-governance.

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any of the following sources: current or former Board members, a professional search firm, Company employees, shareholders or other parties.

You may make a recommendation for a director candidate by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Corporate Secretary’s Office at 6555 State Highway 161, Irving, Texas 75039. All recommendations received by the Corporate Secretary will be presented to the Governance Committee for its consideration. The Governance Committee will consider director candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees who best suit the Board’s needs. In order for a shareholder to make a nomination of a director candidate for election at an upcoming annual meeting of shareholders, such shareholder’s nomination must comply with the requirements set forth in the Company’s By-Laws.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s independence, skills, experience and expertise against the criteria adopted by the Board. Members of the Board should have the highest professional and personal ethics, integrity and values, and represent diverse backgrounds and experience consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved prominence in a relevant field. The Governance Committee will consider whether the candidate’s background and experience demonstrate the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominee’s skills are complementary to the existing Board members’ skills. In addition, Board members must be able to devote sufficient time and energy to the performance of his or her duties as a director and must be open to hearing different perspectives.

Ms. Mantia has been nominated to stand for election by the shareholders for the first time. She was initially identified as a potential director candidate by a professional search firm. The search firm initially gathered information on Ms. Mantia and vetted her qualifications, experience and skills, as well as those of other potential director candidates, after which Ms. Mantia was brought to the attention of the Governance Committee Chair and the independent Board Chair. Several members of the Board interviewed Ms. Mantia. In October 2020, the Board elected Ms. Mantia to serve on the Board. The Board does not maintain a formal policy regarding diversity; however, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. Our Governance Committee and the Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberation and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company. Women and people of color comprise 33% and 22%, respectively, of our slate of director nominees.

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             ITEM 1. ELECTION OF DIRECTORS

Corporate Governance

We are committed to continually assessing our governance policies and structures to incorporate best practices. We highlight some of our corporate governance practices below.

Key Governance Attributes

Independent Chair	In 2019, we adopted an independent chair structure with the election of Ed Mueller as Independent Chair.

CEO and Senior Management Succession Planning

Recognizing that succession planning is a key component of the Company’s continued success, the Board is committed to CEO and senior management succession planning. Brian Tyler’s appointment as CEO in 2019 is a product of that work and commitment. The Board continues its focus on senior management succession planning.

Reduced Ownership Threshold to Call a Special Meeting to 15%	In 2019, the Company reduced the ownership threshold required to call a special meeting of shareholders from 25% to 15%.

Committed to Board Refreshment

Six of our nine nominees have served on our Board for less than five years. In 2020, we added a new director. In 2022, we plan to implement a policy that would require directors with 12+ years tenure to offer to resign from Board service annually, which the Board can, after careful consideration, choose to accept or reject. The Board will disclose its rationale for rejecting any such resignation.

Significant Risk Oversight

The Board and its committees devote significant time and effort to understanding and reviewing enterprise risks. This includes oversight of our Company’s strategy and reputation as well as a review of risks related to financial reporting, compensation practices, cybersecurity and distribution of controlled substances, among other risks. In 2019, the Board established a standing Compliance Committee. The purpose of the Compliance Committee is to assist the Board in oversight of McKesson’s compliance programs and management’s identification and evaluation of our primary legal and regulatory compliance risks. The FY 2021 report of the Compliance Committee is included on page 24.

Global Code of Conduct

McKesson’s Code of Conduct, which describes fundamental principles, policies and procedures that shape our work and help our employees, officers and directors make ethical decisions, has been adapted and translated to apply throughout our global presence.

Other Governance Best Practices

•  Regular executive sessions of the independent directors

•  Proxy access right since 2015

•  Eliminated supermajority voting requirements in 2011

•  Majority voting standard for uncontested director elections

•  Annual director elections

•  No poison pill

The following governance materials appear on our website at www.mckesson.com/investors/corporate-governance:

• Certification of Incorporation	• Committee Charters
• By-Laws	• Director Independence Standards
• Corporate Governance Guidelines	• Code of Conduct

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             ITEM 1. ELECTION OF DIRECTORS

Evaluating Board Composition, Performance and Effectiveness

Board evaluations play a critical role in assessing the effectiveness of our Board, which conducts an annual evaluation to consider where they believe our Board functions most effectively. The evaluation process may also identify areas in which our Board believes its members can make a better contribution to the Company. The following graphic illustrates core elements of our Board’s evaluation process:

Our Governance Committee leads the evaluation of the Board and the performance of the Independent Chair. Our Independent Chair also speaks to directors individually, and that feedback is later reported to the entire Board. Each committee is responsible for evaluating its own performance and determining their objectives for the following year. The Governance Committee establishes objectives for the Board, and reviews periodically the Board’s evaluation process and makes enhancements based on the Company’s evolving business strategies and risks.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. Each year, the Board must determine, based on all relevant facts and circumstances, whether in its business judgment the non-executive directors satisfy the criteria for independence, including the absence of a material relationship with the Company. The Board will deem a director independent if no relationship or transaction exists that would disqualify such a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in NYSE standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of Brian Tyler, all of the Company’s director nominees, namely Dominic Caruso, Don Knauss, Brad Lerman, Linda Mantia, Maria Martinez, Ed Mueller, Susan Salka and Ken Washington, are independent. Tony Coles, Christine Jacobs and Marie Knowles were independent during the time they served.

Board Leadership Structure

The Board has an independent chair leadership structure with Ed Mueller serving as independent Board Chair and Brian Tyler serving as CEO. The Board believes that this is the most effective Board leadership structure for the Company at this time. Mr. Mueller’s experience serving on McKesson’s Board, as well as other public company boards, positions him to effectively lead the Board. The Chair regularly solicits input from the CEO and independent directors as to the additional matters to place on the Board agenda and the information that would be useful for their review and consideration. All of the Board’s standing committees are composed solely of, and chaired by, independent directors.

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             ITEM 1. ELECTION OF DIRECTORS

Mr. Tyler is a 24-year McKesson veteran who brings expert perspective on the future of the industry, both in the U.S. and globally. Having spent his entire career in healthcare, he has a clear vision on how McKesson will continue to play an integral role in improving care while driving value for McKesson’s shareholders. He also brings with him a deep understanding of the Company, its culture and what’s important to its employees. We believe the combined leadership of Mr. Mueller as independent Board Chair and Mr. Tyler as CEO best serves the Company and its shareholders at this time.

The Governance Committee and Board annually evaluates the Board’s leadership structure to determine the structure that would best serve the Company and its shareholders.

Board of Directors’ Role in Risk Oversight

Our Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically discusses the Company’s enterprise risk management process, including its identification, ranking and assessment of operations, strategic, financial and compliance risks. This discussion includes the output of that process, as well as the Company’s compliance programs and management of legal and regulatory risks. Below, as an example, we highlight three risk areas and the Board’s role in risk oversight:

COVID-19 Risk Oversight

Our Board has been actively overseeing the Company’s critical work in the ongoing COVID-19 pandemic, including regular updates from and discussions with the Company’s management team. The Board’s review and discussion around this ongoing crisis spans a broad range of matters, including protecting the health and safety of our employees, expanding benefits for and supporting our employees, evaluating the impact of the pandemic on strategy, operations, liquidity and financial matters, the Company’s role in delivering crucial supplies and minimizing supply chain disruption, partnering with governments, monitoring continued compliance with applicable laws, and supporting the communities in which we operate. In addition, the Board provided strategic oversight with respect to the Company’s activities as the centralized distributor of certain COVID-19 vaccines and ancillary supplies. Moreover, the Compliance Committee held multiple sessions to provide oversight of the legal and compliance risks and risk mitigation measures relating to COVID-19 vaccine and ancillary supply distribution. For more information on the Company’s efforts in response to the COVID-19 pandemic, please see page 3.

Controlled Substance Distribution Risk Oversight

Our Board actively oversees the Company’s work to address the opioid epidemic. It regularly receives reports on the Company’s Controlled Substances Monitoring Program (CSMP) and discusses the Company’s compliance with federal and state controlled substances regulatory requirements and the effectiveness of the Company’s CSMP. The Board additionally receives updates on pending litigation and investigations. Further, the Compliance Committee regularly receives updates on the CSMP.

Information about the Company’s CSMP appears at www.mckesson.com/About-McKesson/Fighting-Opioid-Abuse/Controlled-Substance-Monitoring-Program.

Cybersecurity Risk Oversight

At least quarterly, the Board addresses cybersecurity trends, risk reduction strategy or related topics. Management’s quarterly reports to the Board focus on:

•	Cybersecurity trends and regulatory updates

•	Information protection program strategy, framework and program scorecard

•	Implications for the Company’s business strategy

•	Operational technology strategy and risk reduction

•	Audit and compliance

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             ITEM 1. ELECTION OF DIRECTORS

Role of Board Committees in Risk Oversight

Although the Board has ultimate responsibility for overseeing risk management, it has delegated certain oversight responsibilities to committees with specific areas of responsibility and expertise. Each of the standing committees regularly meets in executive session. The chairs of the committees report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Committee Roles in Risk Oversight

Audit Committee	Governance Committee

• Assists the Board in monitoring integrity of financial statements, the independent auditor’s qualifications, independence and performance, critical audit matters and the performance of the Company’s internal audit function

• Coordinates with the Compliance Committee in monitoring compliance with legal and regulatory requirements

• Oversees evaluation of the Board’s performance, Board composition, refreshment and committee leadership • Evaluates the Company’s governance practices and monitors shareholder feedback

Compliance Committee	Finance Committee

• Assists the Board in oversight of compliance programs and management’s identification and evaluation of the Company’s principal legal and regulatory compliance risks

• Coordinates with the Audit Committee in monitoring compliance with legal and regulatory requirements

• Coordinates with the Compensation Committee in incorporating compliance with laws into compensation decisions

• Oversees risk assessment and management processes related to, among other things, credit, capital structure, liquidity and insurance programs

• Assists the Board in oversight of the financial aspects of significant acquisitions and divestitures and other significant transactions of a financial nature

Compensation Committee

• Oversees risk assessment and management with respect to the Company’s compensation policies and practices

McKesson senior leadership is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, cybersecurity, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company. As part of its ongoing compliance program, the Company monitors potential uses of conflict minerals in its businesses, particularly in the context of acquisitions, and it reports when required these diligence efforts and determinations.

Report of the Compliance Committee

Since its formation in 2019, our Compliance Committee (Committee) has assisted the Board in overseeing the Company’s compliance programs and management’s identification and evaluation of the Company’s principal legal and regulatory compliance risks. The Compliance Committee has four members and is chaired by Brad Lerman, who brings significant legal and regulatory expertise and a deep understanding of the healthcare industry to our Board. The other members of the Compliance Committee include Dominic Caruso (Audit Committee Chair), Maria Martinez and Dr. Ken Washington. All members of our Compliance Committee joined the Board since January 2018. During FY 2021, the Compliance Committee formally met nine times and received updates from management during and outside of the formal meetings.

The Compliance Committee’s key FY 2021 accomplishments include, but are not limited to:

•	Reviewed and discussed management’s approach to risk assessment and mitigation, key principal risk areas, and emerging risk areas

•	Met regularly with the Chief Legal Officer and Chief Compliance Officer, including in separate executive sessions. The Committee also met with other members of senior management throughout the year

•

Provided oversight on compliance programs, such as the Controlled Substances Monitoring Program (CSMP), and participated in focused risk reviews of several of the Company’s enterprise risks, including additional deep dive sessions related to the Company’s COVID-19 vaccine and kitting operations

•	Met with outside counsel on matters related to the CSMP and the results of the Company’s annual risk assessment

•	Reviewed staffing and activities of the Compliance and CSMP organizations

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             ITEM 1. ELECTION OF DIRECTORS

•	Discussed significant government inquiries and investigations, and significant matters raised through the Integrity Line, including review and discussion of metrics and trends

•

Conducted a joint meeting with the Audit Committee to discuss, among other things, the Company’s annual assessment of its regulatory and compliance programs, an overview of progress made in FY 2021, and significant complaints and other matters raised through the Integrity Line

Risk Assessment of Compensation Policies and Practices

We annually conduct a review of all incentive compensation plans utilized throughout the Company, using a framework for risk assessment provided to us by a nationally recognized outside compensation advisor. In conducting our review, a detailed assessment of each incentive compensation plan, without regard to materiality, is first prepared by representatives from the Company’s business units and then reviewed by senior executives of our Human Resources Department. The review framework requires representatives of our business units to examine and report on the presence of certain design elements under both cash and equity incentive compensation plans that could encourage our employees to incur excessive risk, such as the selection and documentation of incentive metrics, the ratio of incentive to fixed compensation, the year-over-year variability in payouts, the amount of management discretion, and the percentage of compensation expense as compared to the business units’ revenues. Consistent with our findings in past years, management concluded that for FY 2021 our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. A summary of management’s findings was reviewed with the Compensation Committee at its April 2021 meeting.

The Compensation Committee discussed management’s findings and considered that the Company utilizes many design features that mitigate the likelihood of encouraging excessive risk-taking behavior. Among these design features are:

•	Multiple metrics across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves, performance thresholds and caps;

•	Reasonable goals and objectives, which are well-defined and communicated;

•	Strong compensation recoupment policy; and

•	Training on our Code of Conduct and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

In addition, incentives for senior management feature the following:

•	Balance of short- and long-term variable compensation tied to a mix of financial and operational objectives and the long-term value of our stock;

•	The Compensation Committee’s ability to exercise downward discretion in determining payouts, including after consideration of regulatory, compliance and legal issues; and

•	Rigorous stock ownership and retention guidelines.

Based on the foregoing, the Compensation Committee concurred with management that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We believe that our incentive compensation plans do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation program.

Related Party Transactions Policy and Transactions with Related Persons

The Company has no related party transactions subject to disclosure in this proxy statement. The Company has a Related Party Transactions Policy requiring reasonable prior review and oversight of all related party transactions for potential conflicts of interest and the prohibition of related party transactions that are inconsistent with the interests of the Company and its shareholders. The policy applies to the Company’s directors, nominees for director, executive officers, beneficial owners of more than 5% of the Company’s common stock, and immediate family members of any such persons. The policy encompasses transactions, arrangements and relationships in which the Company or an affiliated entity is a participant and any such related person has an interest or is involved, or is reasonably likely to obtain an interest or to become involved, which

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             ITEM 1. ELECTION OF DIRECTORS

the Company initially reviews to determine as to whether any related person had or will have a direct or indirect material interest. If so, then the policy requires that related party transaction to be reviewed by the Governance Committee and provides for ongoing oversight of the related party transaction. In its review of related party transactions, the Governance Committee considers factors such as: the business purpose of the transaction; whether the transaction is made in the ordinary course of business and is entered into on an arm’s-length basis; whether the transaction would impair the independence of a director; whether it would violate the provisions of the Company’s Code of Conduct; and whether the transaction is otherwise consistent with the interests of the Company and its shareholders. The Company’s directors, nominees for director and executive officers are periodically asked to identify immediate family members and any transactions, arrangements and relationships that are subject to the policy.

Communications with Directors

Shareholders and other interested parties may communicate with any of the directors, including the Board Chair and any other, or all of the directors as a group, by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Office, McKesson Corporation, 6555 State Highway 161, Irving, Texas 75039, or via e-mail to boardchair@mckesson.com or to nonmanagementdirectors@mckesson.com. The Corporate Secretary’s office maintains a log of such correspondence received by the Company that is addressed to members of the Board, other than advertisements, solicitations or correspondence deemed by the Corporate Secretary to be irrelevant to Board responsibilities. Directors may review the log at any time, and request copies of any correspondence received.

Director Compensation

Director compensation at McKesson includes a combination of cash and equity-based compensation. The Governance Committee annually reviews the level and form of compensation paid to our non-employee directors and, if it deems appropriate, recommends changes to the Board. In reviewing our non-employee director compensation program, the committee is guided by these principles:

•

Our non-employee directors should be compensated at competitive levels for the work required in a company of our size and scope, differentiating among directors where appropriate to reflect different levels of responsibilities;

•	A significant portion of compensation should be in the form of stock, to align the directors’ interests with our shareholders; and

•	The structure of the program should be simple and transparent.

Each non-employee director of the Company is paid an annual cash retainer and an annual restricted stock unit (RSU) award. Our non-executive Board Chair is provided additional compensation that the Board believes is commensurate with that role. Our non-employee director compensation structure is as follows:

•	Annual cash retainer of $110,000

•	Annual RSU award with a grant date value of $180,000

•	Independent Board Chair annual premium of $240,000 (50% cash, 50% RSUs)

•	Annual cash retainer of $10,000 for chairing a standing committee ($20,000 for chairs of Audit and Compensation Committees)

Detail on the value of the annual cash retainers and RSU awards paid to each non-employee director for FY 2021 is provided below. The Governance Committee retains the right to determine on a case-by-case basis whether meeting fees are appropriate for non-employee directors. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

FY 2021 Temporary Reduction in Cash Retainers

On June 3, 2020, in light of the disruption and uncertainty created by the evolving COVID-19 pandemic, the Board voluntarily agreed to a temporary 10% reduction in their cash retainers (including the annual cash retainer, Board Chair cash retainer and committee chair retainer) for the last six months of calendar year 2020.

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             ITEM 1. ELECTION OF DIRECTORS

2021 Director Compensation Table

The following table sets forth information concerning the compensation paid to or earned by each non-employee director for the fiscal year ended March 31, 2021. Mr. Tyler is not included in this table as he was an employee of the Company during FY 2021 and received no compensation for his service as a director. The compensation paid to or earned by Mr. Tyler as an officer of the Company is shown in the 2021 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Dominic J. Caruso	123,500	180,145	-0-	303,645

N. Anthony Coles, M.D.	123,500	180,145	-0-	303,645

M. Christine Jacobs	104,500	180,145	-0-	284,645

Donald R. Knauss	114,000	180,145	-0-	294,145

Marie L. Knowles	104,500	180,145	2,500	287,145

Bradley E. Lerman	114,000	180,145	-0-	294,145

Linda P. Mantia	47,408	139,642	-0-	187,050

Maria Martinez	104,500	180,145	-0-	284,645

Edward A. Mueller	218,500	300,190	-0-	518,690

Susan R. Salka	114,000	180,145	-0-	294,145

Kenneth E. Washington	104,500	180,145	-0-	284,645

(1)

Consists of the director annual cash retainer and the annual standing committee chair and Board Chair retainers, whether paid or deferred. These figures reflect the 10% reduction in cash retainers voluntarily taken by the Board for the last six months of calendar year 2020, as described above.

(2)

Represents the aggregate grant date fair value of RSUs, computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (ASC Topic 718) disregarding any estimates of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 6 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as filed with the SEC on May 12, 2021.

(3)	Represents the amount of matching charitable contributions provided by the McKesson Foundation.

Cash Compensation

Each non-employee director receives an annual retainer, and the independent Board Chair and chairs of the standing committees receive an additional annual retainer. Information on retainers and meeting fees, in each case as paid in FY 2021, are set forth in the table above. Directors may elect in advance of a calendar year to defer up to 100% of their annual retainer (including any standing committee chair or Board Chair retainer) under the Company’s Deferred Compensation Administration Plan III (DCAP III). The minimum deferral period for any amounts deferred is five years; however, notwithstanding the deferral election, if a director ceases to be a director of the Company for any reason other than disability, retirement or death, the account balance will be paid in a lump sum in the first January or July which is at least six months following and in the year after the director’s separation from service. In the event of disability, retirement or death, the account balance will be paid in accordance with the director’s deferral election. To be eligible for retirement, a director must have served on the Board for at least six consecutive years prior to the director’s separation. A director may elect to have all or part of his or her DCAP III account credited with earnings (or losses) based on the director’s choice of a hypothetical investment in certain funds available under the Company’s 401(k) plan. To the extent no such hypothetical investment selection is made by the director, interest is credited at a default interest rate equal to 120% of the long-term applicable federal rate published by the Internal Revenue Service (IRS) for December of the immediately preceding calendar year.

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             ITEM 1. ELECTION OF DIRECTORS

Equity Compensation

Non-employee directors receive an automatic annual grant of RSUs with an approximate grant date value of $180,000. The actual number of RSUs granted is determined by dividing $180,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000, in accordance with our 2013 Stock Plan. As shown in the above table, the Board Chair receives an additional automatic annual grant of RSUs with an approximate grant date value of $120,000.

The RSUs granted to non-employee directors are vested upon grant. If a director meets the director stock ownership guidelines (currently $660,000, six times the annual cash retainer), then the director will, on the grant date, receive the shares underlying the RSUs, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then issuance of the shares underlying the RSUs will automatically be deferred until the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common shareholders, which is determined by our Board and currently is $0.42 per share each quarter. Dividend equivalents are not distributed until the shares underlying the RSUs are issued to the director. Dividend equivalents on RSUs granted prior to April 28, 2020 are credited to an account that accrues interest at the default interest rate set forth in DCAP III, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year. Interest accrual on dividend equivalents was eliminated for RSU awards granted after April 28, 2020.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Executive Request Program and Matching Gifts Program. Under the Executive Request Program, our non-employee directors may request that the foundation make donations to qualifying public charitable organizations. Under the Matching Gifts Program, our non-employee directors’ own gifts to schools, educational associations or funds and other public charitable organizations are eligible for a match by the foundation of up to $5,000 per director for each fiscal year.

28	- 2021 Proxy Statement

ITEM 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022

Your Board recommends a vote “FOR” this ratification proposal.

The Audit Committee has approved Deloitte & Touche LLP (D&T) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2022. The committee believes that D&T is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our shareholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2021 and 2020, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees for those years were as follows:

	FY 2021	FY 2020

Audit Fees	$20,925,000	$19,098,000

Audit-Related Fees	8,200,000	5,141,000

TOTAL AUDIT AND AUDIT-RELATED FEES	29,125,000	24,239,000

Tax Fees	40,000	271,000

All Other Fees	1,000,000	2,000,000

TOTAL	$30,165,000	$26,510,000

Audit Fees. This category consists of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and foreign statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. This category consists of fees for assurance and related services such as employee benefit plan audits, registration statements and comfort letters, accounting and financial reporting audit-related fees, due diligence in connection with mergers, divestitures and acquisitions, and attest services related to financial reporting that are not required by statute or regulation.

Tax Fees. This category consists of fees for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns and professional services. For the fiscal years ended March 31, 2021 and 2020, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees. This category consists of fees for permissible advisory work performed by Deloitte that does not meet the above category descriptions.

- 2021 Proxy Statement	29

ITEM 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to applicable rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. D&T is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2021; (ii) discussed with D&T the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the PCAOB regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their audits, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting and financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2021 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the Board of Directors

Dominic J. Caruso, Chair

M. Christine Jacobs

Donald R. Knauss

Marie L. Knowles

Linda P. Mantia

30	- 2021 Proxy Statement

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, that is the beneficial owner of more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	16,251,909	(1)	10.51%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	13,969,975	(2)	9.03%

*	Based on 154,666,708 shares of common stock outstanding as of May 28, 2021.

(1)

This information is based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, which reports shared voting power with respect to 273,854 shares, sole dispositive power with respect to 15,538,665 shares, and shared dispositive power with respect to 713,244 shares.

(2)

This information is based on a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc., which reports sole voting power with respect to 12,347,495 shares and sole dispositive power with respect to 13,969,975 shares as a result of being a parent company or control person of certain subsidiaries.

- 2021 Proxy Statement	31

             PRINCIPAL SHAREHOLDERS

Security Ownership of Directors and Executive Officers

The following table sets forth, as of May 28, 2021, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) all directors and director nominees; (ii) each executive officer named in the 2021 Summary Compensation Table below (collectively, our named executive officers or the NEOs); and (iii) all directors, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSUs and options to purchase common stock of the Company that either vest or become exercisable within 60 days after May 28, 2021.

Name of Individual	Shares of Common Stock Beneficially Owned(1)		Percent of Class

Dominic J. Caruso	3,646	(2)	*

N. Anthony Coles, M.D.	3,789	(2)	*

Tracy L. Faber	20,366	(3)	*

M. Christine Jacobs	25,261	(2)	*

Donald R. Knauss	7,167	(2)(4)	*

Marie L. Knowles	9,342	(2)	*

Bradley E. Lerman	4,115	(2)	*

Linda P. Mantia	821	(2)	*

Maria Martinez	2,179	(2)	*

Edward A. Mueller	23,764	(2)	*

Thomas L. Rodgers	1,205	(3)	*

Susan R. Salka	9,172	(2)(4)	*

Lori A. Schechter	116,761	(3)(4)	*

Brian S. Tyler	156,888	(3)(5)	*

Britt J. Vitalone	44,343	(3)(5)	*

Kenneth E. Washington	2,556	(2)	*

All directors, NEOs and executive officers as a group (17 persons)	436,180	(2)(3)(4)(5)	*

*

Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 154,666,708 shares of the Company’s common stock outstanding as of May 28, 2021, adjusted as required by the rules promulgated by the SEC. Shares of common stock that may be acquired by exercise of stock options or vesting of RSUs within 60 days after May 28, 2021 and vested RSUs that are not yet settled are deemed outstanding and beneficially owned by the person holding such stock options or RSUs for purposes of computing the number of shares and percentage beneficially owned, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(1)

Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

Includes vested RSUs or common stock units accrued under the 2013 Stock Plan, 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (the receipt of the underlying shares having been deferred) as follows: Mr. Caruso, 3,646 units; Dr. Coles, 3,789 units; Ms. Jacobs, 25,261 units; Mr. Knauss, 5,871 units; Ms. Knowles, 9,342 units; Mr. Lerman, 4,115 units; Ms. Mantia, 821 units; Ms. Martinez, 2,179 units; Mr. Mueller, 23,764 units; Ms. Salka, 7,167 units; Dr. Washington, 2,556 units; and all directors, NEOs and executive officers as a group, 88,511 units. Directors, NEOs and executive officers have neither voting nor investment power with respect to such units.

(3)

Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days after May 28, 2021, as follows: Ms. Faber, 13,976 shares; Mr. Rodgers, 1,072 shares; Ms. Schechter, 84,673 shares; Mr. Tyler, 118,873 shares; Mr. Vitalone, 22,749 shares; and all directors, NEOs and executive officers as a group, 241,343 shares.

(4)

Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership as follows: Mr. Knauss, 1,296 shares; Ms. Salka, 2,005 shares; Ms. Schechter, 19,178 shares; and all directors, NEOs and executive officers as a group, 22,479 shares.

(5)

Includes shares held under the Company’s 401(k) Retirement Savings Plan as of May 28, 2021 as follows: Mr. Tyler, 212 shares; Mr. Vitalone, 543 shares; and all NEOs and executive officers as a group, 755 shares.

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EXECUTIVE COMPENSATION

A Letter From Our Compensation Committee

Dear Fellow Shareholders,

The Compensation Committee has benefited from shareholder insights over the last several years, and feedback gathered in direct conversations with investors over the last 12 months has informed our approach to compensation at McKesson. We greatly appreciate our shareholders’ willingness to engage with us and share a range of perspectives during these discussions, which have informed our thinking. This year has presented a special set of challenges for all companies on many fronts, including compensation, and in this letter and proxy statement, we seek to provide insight regarding the work of the Compensation Committee.

Evaluating Performance in a Complex Year. At the beginning of our FY 2021, the COVID-19 pandemic had significantly disrupted global markets and created uncertainty for our employees, communities and customers. In that environment, the Committee set goals and target payouts based on the Company’s one-year operating plan and rolling three-year strategic plan, recognizing McKesson’s critical role in supporting our customers and partners through the pandemic and the risks facing supply chains.

In our review of the year, McKesson delivered strong performance in an unprecedented environment and played a critical role in the COVID-19 vaccine distribution and kitting programs with the U.S. government. Working with the U.S. government and evolving demand patterns from customers resulted in positive contributions in FY 2021, which offset the impacts of lower prescription volumes and limited patient mobility as a result of the COVID-19 pandemic. The Compensation Committee reviewed performance both including and excluding these pandemic-related items to ensure a clear understanding of performance against plan.

As detailed elsewhere in these materials, the business demonstrated strong execution and the executive team delivered outstanding performance in a dynamic macro environment. Our accomplishments in FY 2021 are the foundation for the future, and we remain confident in our ability to create long-term value for our shareholders.

In FY 2021, after several years of litigation, McKesson also concluded that a broad settlement of opioid claims by governmental entities was probable, and that a reasonable estimate of the associated loss could be recorded for GAAP accounting purposes. This charge of $8.1 billion was incurred in FY 2021, although no final settlement has been reached, and as currently contemplated, any payments would be spread out over an 18-year period. We generally adjust settlement charges out of the calculation of compensation metrics for several reasons, including: the desire to provide appropriate incentives for management to engage in settlements when appropriate for the Company; our view that settlement-related expenses such as this settlement charge do not accurately reflect our executive team’s ability to execute our strategy and create value for our shareholders and our customers; and the potential that a final settlement would not be achieved or would be achieved on different terms. Although that is our standard practice, this settlement charge was unusual in its size and we concluded that it was important to consider this settlement charge when making final compensation decisions.

Discretionary Reductions to Compensation. Each year the Compensation Committee considers the formulaic evaluations built into the core compensation program in the broader context of performance, and other events and issues (such as regulatory and legal issues) that have an impact on our company. For example, we reduced payouts under the FY 2020 MIP for our executive officers and implemented temporary base salary reductions for all of our executive officers and business unit presidents, in light of the challenges of the COVID-19 pandemic. While discretionary adjustments are not expected to be an annual occurrence, for FY 2021, we again concluded that a reduction in pay outcomes was appropriate in light of the scale of the settlement charge recognized in the third quarter. Although the Company continues to be involved in settlement discussions, the Compensation Committee concluded that it was appropriate to take action this year in a manner that acknowledged both the significant outperformance delivered by the executive team on behalf of shareholders during the performance periods covered by the program and the probable future costs associated with the settlement under discussion. In reaching this conclusion, we considered, among other factors:

•	the intent and metrics for each element of the pay program;

•	the long-term impacts of the anticipated settlement cost;

•	the benefits of resolving the overhang of uncertainty attributable to outstanding litigation;

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             EXECUTIVE COMPENSATION

•	the roles and responsibilities of the current named executive officers during the period covered by the allegations in the litigation; and

•	the importance of aligning pay with performance, considering operating and financial performance from both GAAP and our standard non-GAAP perspectives.

Specific actions taken are detailed in the CD&A, beginning on page 35.

There is no better opportunity to evaluate the effectiveness and true measure of a strategy, or a pay program, than when it is under pressure. The challenges of the last year gave us further visibility into the robustness and flexibility of our compensation program, as it provided our executive team with incentives to exceed expectations on multiple metrics to the benefit of shareholders, while also leaving the Compensation Committee with appropriate discretion to ensure that pay outcomes were aligned with shareholder interests.

We welcome our ongoing dialogue with shareholders both in discussions and through your vote. We ask for your support and thank you for your investment in McKesson.

The Compensation Committee,

N. Anthony Coles, M.D., Chair

Bradley E. Lerman

Edward A. Mueller

Susan R. Salka

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes McKesson’s executive compensation program and reviews compensation decisions for our CEO and CFO, and our three other most highly compensated executive officers, all of whom were serving as of March 31, 2021 (collectively, our Named Executive Officers or “NEOs”). For FY 2021, our NEOs and their respective titles were as follows:

Name	Title

Brian S. Tyler	Chief Executive Officer

Britt J. Vitalone	Executive Vice President and Chief Financial Officer

Lori A. Schechter	Executive Vice President, Chief Legal Officer and General Counsel

Thomas L. Rodgers	Executive Vice President and Chief Strategy and Business Development Officer

Tracy L. Faber	Executive Vice President and Chief Human Resources Officer

Overview

Business Strategy and Key Initiatives

At McKesson, we are focused on executing against clear priorities to drive value. Part of that growth will come through our ability to work together, to execute and to use the capabilities and assets across McKesson to innovate in new and different ways. We will continue to be disciplined in our capital deployment as we execute this strategy.

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             EXECUTIVE COMPENSATION

While the COVID-19 pandemic presented many unknowns in FY 2021, our businesses had strong execution, underpinned by stable fundamentals. Our top priority in FY 2021 has been our work with the U.S. Government to support the COVID-19 vaccination effort, and this effort underpins McKesson’s ability to meet the needs of our partners and customers during challenging times. Additionally, despite a rapidly evolving macro environment, we continued to invest in growth in the areas of oncology and biopharma services, where we have key differentiation. Within the U.S. Pharmaceutical segment, our provider solutions and U.S. Oncology businesses performed well in FY 2021 and are well-positioned as innovative specialty products come to market. We brought our Prescription Technology Solutions business together under one leadership team to help improve pharmacy’s efficiency and increase customer’s profits, and we are investing in innovation and automation for our biopharma partners. Medical-Surgical Solutions benefited from the broad reach and capabilities of the business across the non-acute market, as new opportunities emerged and as customer demand evolved. Within the International segment, we continued to recognize benefits from our actions to rationalize our retail footprint and also invested in digital capabilities to meet the evolving needs of patients. In FY 2021, we also completed the creation of a joint venture with Walgreens Boots Alliance, combining our German wholesale operations.

FY 2021 Performance Highlights

In FY 2021, we delivered adjusted operating results that exceeded the original expectations we set in May 2020, early in the COVID-19 pandemic. While our first quarter results were down materially compared to FY 2020, driven by shelter-in-place guidelines restricting patient mobility, we began to see volumes recover across the business late in the first quarter as patient mobility improved. The shape and pace of the recovery from the effects of the COVID-19 pandemic proved to be different from our original expectations, showing signs of non-linearity throughout FY 2021. Against a dynamic and challenging macroeconomic backdrop, we continued to respond to the evolving demand brought on by the pandemic, leveraging the breadth and scale of our distribution and services capabilities. While we benefited from transitory demand for certain products and our role supporting the U.S. Government as the centralized distributor of COVID-19 vaccines and ancillary kits, the underlying core business showed improved execution and stable fundamentals. We continued to invest internally in the areas of oncology and biopharma services and maintained our balanced approach to capital deployment, returning $1.0 billion to shareholders through share repurchases and dividends. McKesson is well-positioned with a broad array of differentiated assets and capabilities to be a leader in the next significant wave of healthcare innovation.

In Appendix A to this proxy statement, we provide reconciliations from earnings (loss) per diluted share, operating profit and operating cash flow calculated in accordance with generally accepted accounting principles (GAAP) to the non-GAAP metrics presented above, including Adjusted Operating Profit, Adjusted Earnings per Diluted Share, and Free Cash Flow, as well as to the measures used in calculating performance under our incentive plans. In our discussion of executive compensation throughout this proxy statement, we refer to Adjusted Earnings per Share for incentive compensation (Adjusted EPS), Adjusted Operating Profit for incentive compensation (AOP), Adjusted Operating Cash Flow for incentive compensation (Adjusted OCF), Free Cash Flow (FCF), Return on Invested Capital (ROIC) and Relative Total Shareholder Return (rTSR) as performance metrics specifically used in our incentive programs. A description of ROIC, a non-GAAP metric, can be found on page 50 of this proxy statement.

Considering Settlement Charge Implications for Compensation Outcomes

For several years, McKesson has been subject to multiple claims in litigation relating to the distribution of opioids. The Board and management are deeply concerned by the seriousness of the public health crisis associated with opioid abuse and addiction. The Company is committed to being part of the solution through protecting the integrity of the pharmaceutical supply chain to ensure availability of appropriate treatments to patients with serious illnesses and injuries.

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             EXECUTIVE COMPENSATION

In FY 2021, consistent with our efforts to come to a resolution, the Company concluded that discussions under a proposed settlement framework had reached a stage at which a broad settlement of opioid claims is probable, and the loss related thereto could be reasonably estimated as of December 31, 2020. During FY 2021, McKesson recorded a GAAP-only pre-tax charge of $8.1 billion, $6.8 billion post-tax, related to the estimated liability for opioid-related claims of governmental entities, which we refer to as the settlement charge. As of June 1, 2021, no settlement has been reached and no payments have been made.

In its deliberations, the Compensation Committee carefully considered both the settlement charge’s impact on the underlying metrics within the incentive plans, and the impact on the Company and its stakeholders. While the settlement charge did not impact our operating performance in FY 2021, the committee concluded, and management agreed, that the magnitude of the potential settlement merited adjustments to pay decisions for FY 2021.

Accrual Impacts Calculation of Compensation Performance Metrics. Although no actual payments have been made, the accrual affects the GAAP calculation of several performance metrics under the compensation program, including earnings per diluted common share, operating profit, and ROIC.

Background on Setting and Calculating Compensation Performance Targets and Results. The Compensation Committee designed the incentive programs at McKesson to align with the strategy and business objectives we have laid out for our stakeholders. Settlement-related expenses like the settlement charge are excluded from the metrics used in those programs, but the costs associated with ongoing litigation defense are not. This has been a long-standing practice at McKesson and is common in our industry. Our belief in this practice stems from the fact that the expenses associated with settlements vary significantly, are difficult to predict when planning forward-looking performance targets, and settlements are often entered into for different reasons such as to conclude proceedings in a manner that satisfies all of the parties involved, and to eliminate ongoing costs related to litigation without any admission or finding of wrongdoing by the company. As in the case of this settlement charge, the GAAP impact may occur before a settlement is final and prior to any actual expenditure of capital, and any eventual payments might occur over a multi-year period. Moreover, settlement-related expenses do not accurately reflect our executive team’s ability to execute our strategy and create value for our shareholders and our customers. The Compensation Committee has concluded that inclusion of these types of settlement-related expenses would diminish our shareholders’ visibility into the correlation between our operating performance outcomes and executive pay outcomes. The committee’s current approach:

•	Ensures that executives have incentives to efficiently resolve litigation when it is in the best interest of the Company;

•	Is consistent with the approach taken by most large public companies;

•

Avoids the need to incorporate the impact of such uncertain or unpredictable gains or losses into the compensation target setting process for metrics that are driven off operating and strategic priorities; and

•	Allows thorough and tailored review and revision of adjustments or pay program outcomes if deemed appropriate by the Compensation Committee.

Had the committee diverged from McKesson’s standard practice and included the impact of the settlement charge when calculating performance metrics used in compensation programs, FY 2021 incentive payouts would have been as follows, in relation to the respective target awards: 50% for FY 2021 MIP; 8% for FY 2019 — FY 2021 PSUs; 104% for FY 2019 — FY 2021 Cash LTIP; and 179% for the strategic growth initiative PSU (Strategic PSU) awards. See Appendix A to this proxy statement for additional detail on the impact of the settlement charge on performance metrics used in our incentive plans.

Range of Actions Considered By the Compensation Committee. Although it has been standard practice for McKesson and for many companies to adjust settlement-related expenses such as the settlement charge out of the calculation of performance metrics used in compensation programs, the Compensation Committee noted that because of its scale, this was not a standard settlement charge. The committee determined that all options should be considered in determining the calculation of performance metrics and ultimate incentive plan payouts. The committee evaluated a range of potential actions including:

•	Not excluding the settlement charge from the calculation of performance metrics;

•

Maintaining standard practice, but then applying downward discretion to one or more incentive compensation vehicles, including those vehicles that contained metrics that would not otherwise have been impacted by including the settlement charge in the calculation; and

•	Selectively excluding the settlement charge and taking further discretionary action to reduce incentive plan payouts.

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             EXECUTIVE COMPENSATION

Key Factors Considered. In evaluating the different options, the Compensation Committee considered the following factors, and how those factors informed its analysis:

Factor	Compensation Committee Perspective

Magnitude of accrual	The committee considered the magnitude of the settlement charge, and concluded that it warranted consideration of potential action outside of normal practice.

Litigation findings

The committee considered that there was no finding of fault or admission of wrongdoing associated with the settlement being negotiated, and that the Company believes it has valid defenses to the claims and intends to defend against all of the claims if a settlement is not achieved.

Impact of the accrual on the Company’s share price

The committee considered that the risks of costs associated with the litigation appear to have been already incorporated into the share price, as the announcement of the accrual did not have a noticeable effect on share price.

Durability of compensation program design

Given the significant allocation to equity within the compensation program historically, the committee noted that the value of long-term equity awards previously granted to executives had already incurred a decrease in value attributable to the associated risk of litigation and settlement-related expense. That prior decrease in the value of equity awards is consistent with the compensation plan’s intended pay for performance alignment and alignment of executive compensation outcomes and the shareholder experience.

Company performance

The committee considered the Company’s strong FY 2021 performance under the current leadership team, on a financial, operational, and shareholder return basis. Additional consideration was given for the Company’s role in the nation’s COVID-19 response efforts as the centralized distributor of COVID-19 vaccines and ancillary supplies in the U.S.

Actions taken previously

The committee reviewed actions the Company had previously taken regarding policies and practices associated with controlled substances, including further strengthening our Controlled Substance Monitoring Program (CSMP).

Roles of the executives during the time period covered by the litigation

The committee considered the roles and responsibilities of the current named executive officers during the period covered by the allegations in the litigation, and noted that some individuals were not employees of the Company or were in significantly different roles during that period.

Need to provide certainty in order to retain employees

The committee noted that delaying discretionary adjustments to compensation until a future date, such as a final settlement or outcome of the litigation, would create significant uncertainty and could undermine the ability of the Company to attract and retain talented and high-performing employees.

Investor feedback

The committee reviewed feedback from our shareholders regarding compensation adjustments for settlement charges, including feedback gathered in direct conversations with investors and public statements from McKesson investors regarding other companies that may participate in the settlement being negotiated and that had implemented similar accruals.

The Compensation Committee Used Discretion to Reduce Pay Outcomes. In light of the above analysis, the Compensation Committee determined that it was appropriate to maintain the practice of excluding settlement-related charges from FY 2021 incentive compensation calculations. However, in light of the scale of the settlement charge and the potential future actual cost associated with it, the committee concluded that it would be appropriate to exercise downward discretion to reduce payouts for our NEOs under the FY 2021 MIP and FY 2019 — FY 2021 Cash LTIP:

•

FY 2021 MIP payouts that were 200% of target per the plan metrics were reduced by half, to target-level payouts, for all NEOs other than our CEO. The committee concluded that despite the executive team’s remarkable outperformance under the FY 2021 MIP program, above-target payouts would be inappropriate in light of the scale of the settlement charge.

•

The committee concluded that it would be appropriate to reduce our CEO’s FY 2021 MIP payout from 200% of target to 50% of target. This additional reduction reflects the committee’s view that the CEO’s role as head of the business brings with it heightened expectations for pay adjustments beyond those incurred by his direct reports in order to demonstrate the leadership culture at the Company.

•

The committee reduced FY 2019 — FY 2021 Cash LTIP payouts that were earned at 129% of target to 90% of target. In light of the strong outperformance under the program the committee concluded that it was important to acknowledge those contributions to building shareholder value. The committee also concluded that above-target payouts on this cash component of the pay program would not be appropriate in light of the scale of the settlement charge and the other considerations noted above, and that it would instead be appropriate to reduce the Cash LTIP to below-target payouts. In addition to current NEOs, this reduction also impacts the payouts of two former executives: John H. Hammergren and Jorge L. Figueredo. Mr. Hammergren was CEO and Chairman of the Company at the time of the events underlying the claims in the litigation.

•

The committee determined not to use downward discretion to reduce the payouts of FY 2019 — FY 2021 PSUs or Strategic PSUs. The committee noted that equity awards provide an inextricable link to share price. The committee also noted that the FY 2019 — FY 2021 PSUs are paying out below target. The committee evaluated a potential adjustment

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             EXECUTIVE COMPENSATION

to the Strategic PSUs and concluded that a reduction would be inappropriate because the Strategic PSUs were granted in connection with a specific multi-year strategic growth initiative, the management team delivered significant outperformance under the program to the benefit of shareholders, and the Strategic PSUs were designed to be self-funding. More details on the Strategic PSUs can be found on page 51 of this proxy statement.

The following chart shows for our NEOs, the FY 2021 MIP and FY 2019 — FY 2021 Cash LTIP payouts per the plan metrics and the actual payouts under these plans following the committee’s exercise of downward discretion:

As noted above, two former NEOs, John H. Hammergren and Jorge L. Figueredo, were also participants in the Cash LTIP prior to their respective retirements, and their payouts were also reduced. Mr. Hammergren’s Cash LTIP payout was reduced by $780,000, or 30%, to $1,800,000 and Mr. Figueredo’s Cash LTIP payout was reduced by $204,750, or 30%, to $472,500.

The Compensation Committee sought to take decisive action on executive compensation to avoid retention issues and eliminate uncertainty for employees. The committee does not intend to take additional action in future years with respect to executives’ incentive compensation associated with this broad resolution of opioid-related claims, unless there is a material change in the facts underlying the committee’s decision. The committee will continue its established practice of considering regulatory, compliance and legal issues in evaluating executive compensation.

Compensation Actions in Response to COVID-19

During this unprecedented time, McKesson’s top priorities have been, and continue to be, to protect the health and safety of our employees and leverage our expertise in managing complex logistics to deliver critical medicines and medical supplies to healthcare providers on the front lines of treating this pandemic. In a continued effort to support and protect our team members, senior management and the Compensation Committee took actions with respect to our cost structure, including certain compensation actions, to help ensure the Company is well positioned in the long term to continue focusing on strategic execution as a leading healthcare company.

During FY 2021, as the COVID-19 pandemic continued to impact the economy and our industry, the Company provided additional support to frontline and remote workers, paying an additional $5.4 million in special one-time bonuses and approximately $776,000 in work-from-home stipends. These payments were in addition to the approximately $45 million investment we made during FY 2020 to support our remote workforce, frontline employees and communities, as well as our contribution to the McKesson Foundation to supplement and expand employee support programs.

On May 15, 2020, the Compensation Committee implemented a temporary base salary reduction of 10% for all executive officers and business unit presidents, which remained in effect from June 1, 2020 through September 30, 2020 for executives other than our CEO, and from June 1, 2020 through December 31, 2020 for our CEO. These temporary salary reductions are reflected in the 2021 Summary Compensation Table.

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             EXECUTIVE COMPENSATION

In light of the persisting challenges in the overall environment due to the sustained impact of the COVID-19 pandemic, the Compensation Committee will continue to consider the business and financial impact to our Company, shareholders and employees, when reviewing our FY 2022 executive compensation program.

2020 Say-on-Pay Vote and Continued Shareholder Engagement

We were pleased that our executive compensation program was approved by shareholders at the 2020 Annual Meeting of Shareholders with approximately 89% of votes cast in favor of our 2020 say-on-pay proposal. We appreciate our shareholders’ support of our executive compensation program, and we are committed to seeking feedback and soliciting input to ensure we meet ongoing shareholder expectations regarding our compensation, governance and corporate responsibility practices.

As we do every year, our Board undertook a significant engagement effort to receive feedback from shareholders regarding our executive compensation program and other matters of importance to the Company and our shareholders. Since our 2020 annual meeting, we have proactively reached out to shareholders representing approximately 61% of our outstanding common stock and engaged with shareholders representing nearly 38% of our outstanding common stock. We were pleased to receive positive comments on the simplification of our executive incentive program and continued emphasis on performance-based incentives. Our shareholders’ views on executive compensation and corporate governance are important to us, and we value and utilize their feedback and insights each year. The Board and its committees regularly discuss and consider the feedback we receive from investors through this engagement process, as well as the outcome of the annual advisory vote on executive compensation. As we continue to execute on our transformation, we look forward to ongoing shareholder engagement, including dialogue focused on our executive compensation program and corporate governance practices. Additional information on our shareholder engagement can be found on page 7 of this proxy statement.

Focus on Corporate Culture

At McKesson, the way we do business is just as important as the business itself, so each executive is evaluated on his or her commitment to the Company’s “I2CARE” and “ILEAD” principles. I2CARE is the cultural foundation of the Company. Our I2CARE principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders. ILEAD is our common definition, shared leadership framework and our commitment to how we drive better health for our company, our customers and the patients whose lives we touch. These principles serve as a guide to all our employees enterprise-wide.

We build the best teams by recruiting, developing and retaining diverse talent. McKesson was recognized for the eighth consecutive year as one of the “Best Places to Work for LGBTQ Equality” by the Human Rights Campaign Foundation; for the fifth year in a row as a “Military Friendly Employer” by GI Jobs; and as a “Best Place to Work” for Disability Inclusion on the Disability Equality Index for the fifth consecutive year. Brian Tyler, our CEO, continues to focus on corporate culture, emphasizing the importance of diverse and inclusive work settings and winning as one team. The Company engaged internal and external experts to help leaders build skills in these and other areas.

Our Board of Directors is focused on human capital management, providing guidance to our CEO on culture initiatives, discussing inclusion, diversity and equality efforts and participating in employee town halls and panel discussions hosted by the Company’s employee resource groups. Our Compensation Committee considers executive officers’ efforts on human capital management and culture matters when determining compensation for our executive officers, including our NEOs.

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             EXECUTIVE COMPENSATION

FY 2021 Pay Elements and Performance Metrics

McKesson’s executive compensation program consists of three direct pay elements — base salary, annual cash incentive and long-term incentives — each of which serves a unique purpose. The metrics below incentivize our executives to focus on operational objectives that are expected to drive shareholder value. All incentives are performance-based, and all LTI awards have total performance or vesting periods of three years. In light of the Compensation Committee having made substantial structural changes to our executive compensation program for FY 2020, and given the positive feedback we received from our shareholders regarding those changes, our Compensation Committee did not make any additional adjustments to the plans for FY 2021.

Pay Element	Performance Metric	Rationale	Target Pay

Base Salary	—	Attracts and retains high-performing executives by providing market-competitive fixed pay	—

Management Incentive Plan (annual cash incentive)	Adjusted EPS (50%)	Rewards operational performance and profitability; important driver of share price valuation and shareholder expectations	100% — 150% of Base Salary
	Adjusted Operating Profit (25%)	Rewards focus on operational performance and profitability
	Free Cash Flow (25%)	Rewards generating cash to invest in growth and return capital to shareholders; important valuation metric

Performance Stock Units (long-term equity incentive)	3-Year Cumulative Adjusted EPS (50%)	Measures long-term earnings power, drives returns for the Company and directly correlates to share price performance	60% of Target LTI Value
	3-Year Average ROIC (25%)	Encourages leaders to make sound investments that generate returns for shareholders
	MCK TSR vs. Comparator Group (25%)	Rewards share price performance relative to comparator group over time

Restricted Stock Units (long-term equity)	—	Directly aligns with value delivered to shareholders	40% of Target LTI Value

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             EXECUTIVE COMPENSATION

Target Direct Compensation Mix

Our executive compensation program is predominantly variable and performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of at-risk variable compensation. Target LTI grows proportionately as job responsibilities increase, which encourages our executive officers to focus on McKesson’s long-term success and aligns with the long-term interests of our shareholders. The graphics below illustrate the mix of fixed and variable compensation, and the annual MIP and LTI compensation opportunities that we provided to our CEO and other NEOs for FY 2021. These graphics also illustrate the proportion of target direct compensation that is based on Company and share price performance.

FY 2021 CEO Compensation Mix	FY 2021 Other NEOs Compensation Mix

FY 2021 Target Direct Compensation. The Compensation Committee established FY 2021 target direct compensation for our NEOs as follows:

Name	Base Salary ($)(1)	MIP Target (Annual Incentive) (% of Salary)	MIP Target (Annual Incentive) ($)	Target Long-Term Incentives		Total Target Direct Compensation ($)
				PSUs ($)	RSUs ($)

Brian S. Tyler	1,250,000	150%	1,875,000	6,900,165	4,600,124	14,625,289

Britt J. Vitalone	820,000	115%	943,000	1,950,271	1,300,042	5,013,313

Lori A. Schechter	800,000	100%	800,000	1,563,152	1,042,092	4,205,244

Thomas L. Rodgers(2)	550,000	100%	550,000	780,235	520,093	2,400,328

Tracy L. Faber	625,000	100%	625,000	1,050,212	700,149	3,000,361

(1)

FY 2021 base salary figures shown above are as of the end of FY 2021, and do not reflect the 10% temporary base salary reduction that was in effect from June 1, 2020 through September 30, 2020 for Mr. Vitalone, Ms. Schechter, Mr. Rodgers and Ms. Faber, and from June 1, 2020 through December 31, 2020 for Mr. Tyler.

(2)

Mr. Rodgers was promoted to the position of Executive Vice President and Chief Strategy and Business Development Officer effective June 5, 2020. The FY 2021 base salary and MIP target shown above represent his target compensation at the end of FY 2021.

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             EXECUTIVE COMPENSATION

Integration of Regulatory, Compliance and Legal Considerations

In 2018, the Compensation Committee codified its long-standing practice of considering regulatory, compliance and legal issues when making compensation decisions. The Compensation Committee carefully considered the work that was done to address regulatory and legal aspects of McKesson’s business during FY 2021. The committee has integrated those considerations into its compensation decisions. The Board’s Compliance Committee is actively engaged in monitoring legal and compliance risks, and is working closely with the Company help to ensure a culture of integrity. Prior to making its decisions regarding FY 2021 incentive payouts, the Compensation Committee reviewed the Compliance Committee’s report regarding senior management’s compliance efforts during FY 2021, including the performance of our NEOs.

Best Practices in Compensation Governance

What We Do
✓	Pay for performance	✓	Engage with shareholders throughout the year
✓	Emphasize long-term performance	✓	Align plan design with business strategy
✓	Design with mix of operational and market-based metrics	✓	Balance mix of annual and long-term metrics
✓	Develop sound financial goals	✓	Engage independent advisors
✓	Maintain robust compensation recoupment policy with trigger for reputational harm	✓	Review Compliance Committee’s assessment of senior management performance
✓	Manage use of equity incentive plan conservatively	✓	Drive progress on culture initiatives
✓	Use double-trigger change in control vesting provisions	✓	Review tally sheets
✓	Maintain rigorous stock ownership guidelines	✓	Mitigate undue risk-taking through sound plan design

What We Don’t Do
	Allow directors and executive officers to hedge or pledge Company securities		Provide excise tax gross-ups
	Re-price or exchange stock options without shareholder approval		Accrue or pay dividend equivalents during performance periods
	Provide tax gross-ups on perquisites for executives, except in the case of certain business-related relocation expenses		Pay above-market interest on deferred compensation

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             EXECUTIVE COMPENSATION

Performance-Based Program with Rigorous Targets

Performance Targets Designed to Reward Stretch Performance

Each year the Compensation Committee establishes performance goals to drive operational performance results and shareholder returns. The committee establishes these performance goals for all our corporate incentive plans, after thorough review and discussion over multiple meetings, to motivate our leaders to deliver a high degree of business performance, while encouraging prudent risk-taking. We structure performance-based compensation to reward an appropriate balance of short-term and long-term financial and strategic business results, with an emphasis on managing the business for long-term results. Target-setting involves a rigorous planning process that considers McKesson’s business objectives, the competitive environment, alignment to shareholders’ interests and other external factors. The committee also considers growth expectations for our competitors, as well as the market outlook for our industry.

Key Considerations in Development of Annual and Long-Term Goals

External Factors	Competitive Environment	McKesson’s Objectives
• Analyst & Shareholder Expectations • Market Outlook • International Trends • Tax Policy • Public Policy	• Competitor Performance • Competitor Plans • Competitive Landscape • Market Growth • Industry Trends	• Historical Performance and Trends • Long Range Planning • Capital Deployment Opportunities • Recent Capital Deployment Decisions • Long Range Corporate Strategy

Target Setting for Annual Plans

We set rigorous annual goals based on Company and industry outlook for the year, historical and projected growth rates for McKesson and its peers, and performance expectations from equity research analysts. The annual incentive plan is aligned with the Company’s annual operating plan and is designed so that target payout requires achievement of a high degree of business performance while encouraging prudent risk-taking. Financial goals for our annual plans take into account capital deployment considerations. The Company’s annual operating plan serves as the basis of the annual forward earnings guidance we communicate to investors. The annual operating plan contemplates the prior year’s results and the anticipated business environment. Our projected earnings growth reflects market conditions, which also affect our peer group and analyst forecasts. Cash flow goals are set by focusing on working capital efficiency and in the context of operating plans by business unit.

Given the current operating environment, in establishing FY 2021 performance targets, we considered the negative impacts of the COVID-19 pandemic across the enterprise, including fewer patient visits to clinics and doctor’s offices, lower prescription volumes and fewer pharmacy interactions. We anticipated the most severe impacts from the COVID-19 pandemic in the first quarter and that the shape of the recovery would gradually improve each quarter with a return to more normal volumes in our fiscal fourth quarter. Balancing the unknown duration and effect of COVID-19 with other macroeconomic factors, we established performance targets for FY 2021 that reflect the following:

•	Adjusted EPS target was set to achieve growth over FY 2020 results, which excluded the contributions from our equity investment in Change Healthcare;

•

Adjusted Operating Profit target was set below our actual FY 2020 AOP due to the anticipated negative impacts of COVID-19 within the first half of FY 2021, partially offset by an anticipated return to growth in the second half of the year; and

•

Free Cash Flow projections were lower versus FY 2020, primarily due to favorable timing realized in the fourth quarter of FY 2020 driven by demand acceleration precipitated by the onset of the COVID-19 pandemic.

Consistent with prior years, our FY 2021 targets also assumed capital deployment in the form of share repurchases and considered analyst expectations for growth and competitors’ publicly disclosed projected performance as well as public policy.

Target Setting for Long-Term Plans

The Company’s three-year plan considers business strategies that will take longer than 12 months to accomplish and reflects capital deployment, including projected acquisitions, along with other external, public policy and competitive risks, opportunities and challenges. Our FY 2019 — FY 2021 Cash Long-Term Incentive Plan was aligned with our rolling three-year

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strategic plan and was designed so that a target payout required achievement of stretch operational and financial goals. Our FY 2019 — FY 2021 PSU awards were based on three-year cumulative Adjusted EPS, and TSR performance relative to the S&P 500 Health Care Index. The Compensation Committee chose cumulative Adjusted EPS as a metric because it serves as an operational metric — including operating profit growth, tax strategy and capital deployment — that directly correlates to share price performance. Cumulative Adjusted EPS is also the primary metric underpinning our guidance to investors. For that portion of the award tied to rTSR performance, payout at target level continues to require above-median performance at the 55th percentile of the rTSR comparator group. In addition, the number of shares earned for the rTSR portion of the award is capped at the target amount if absolute TSR is negative during the three-year performance period. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile of the rTSR comparator group.

Our Strategic PSU awards were based on rigorous incremental AOP goals that were above profit targets already established in our FY 2019 — FY 2021 long-range plan, and were designed to drive long-term shareholder value, enhance our competitive position, and strengthen retention of key executives with skills critical to our growth initiatives. Our Strategic PSU awards required achievement of positive absolute TSR over the performance period for the payout to exceed target level, regardless of incremental AOP performance.

Each Compensation Element Serves a Unique Purpose

Our executive compensation program seeks to motivate and reward our executive officers to meet and exceed challenging business goals and deliver sustained performance growth. McKesson’s executive compensation program consists of four compensation elements, each of which serves a unique purpose. We provide three direct compensation elements: base salary, annual cash incentive and long-term incentives. The fourth element consists of other compensation and benefits (for example, limited perquisites, severance and change in control benefits). Our incentive plans incorporate metrics that we believe are the key measures of our success and will drive long-term shareholder returns.

We focus on Adjusted EPS in our incentive plans because earnings per share is one of the principal measures used by investors to assess financial performance results and establish a price for the Company’s equity, and it is a central component of our guidance to investors. Adjusted EPS aligns our executives’ interests with the broader set of strategic objectives they are tasked to manage, keeping enterprise value and shareholder interests at the forefront of management decisions on both a short- and long-term basis. Accordingly, Adjusted EPS is included as a key component of both our annual and long-term incentives.

Cash flow is important to our value creation because it provides the fuel to invest in the growth of our business and return capital to shareholders. We grow our earnings by putting the cash we generate to work. Thoughtful, efficient use of cash supports our portfolio approach to capital deployment. Accordingly, we use return on invested capital as a metric in our long-term incentives to encourage our leaders to make sound investments that will generate strong future returns for our shareholders.

Annual Compensation

Annual compensation is delivered in cash with a substantial portion at risk and contingent on the successful accomplishment of pre-established performance targets.

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and is intended to provide market-competitive pay to attract and retain executives. After its annual consideration of potential changes to compensation, the Compensation Committee determined to leave our NEOs’ base salaries unchanged for FY 2021.

In light of uncertainties relating to the COVID-19 pandemic, on May 15, 2020 the Compensation Committee implemented a temporary base salary reduction of 10% for our executive officers and business unit presidents, which remained in effect from June 1, 2020 through September 30, 2020 for executives other than our CEO and from June 1, 2020 through December 31, 2020 for our CEO. These reductions are not reflected in the table below, but are reflected in the 2021 Summary Compensation Table. Please see page 38 for additional information regarding this and other actions.

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The table below summarizes FY 2020 and FY 2021 base salaries for our NEOs.

Name	FY 2020 Annual Base Salary ($)	FY 2021 Annual Base Salary ($)(1)

Brian S. Tyler	1,250,000	1,250,000

Britt J. Vitalone	820,000	820,000

Lori A. Schechter	800,000	800,000

Thomas L. Rodgers(2)	—	550,000

Tracy L. Faber	625,000	625,000

(1)

FY 2021 base salaries shown above are as of the end of FY 2021, and do not reflect the 10% temporary base salary reduction that was in effect from June 1, 2020 through September 30, 2020 for Mr. Vitalone, Ms. Schechter, Mr. Rodgers, and Ms. Faber, and from June 1, 2020 through December 31, 2020 for Mr. Tyler.

(2)

Mr. Rodgers was promoted to the position of Executive Vice President and Chief Strategy and Business Development Officer effective June 5, 2020. His FY 2021 annual base salary shown above is as of the end of FY 2021.

Management Incentive Plan

Overview. The Management Incentive Plan (MIP) is our enterprise annual cash incentive plan. MIP awards are conditioned on the achievement of Company financial and operational performance goals. Based on a competitive market assessment, the Compensation Committee determined to adjust Mr. Vitalone’s MIP opportunity to 115% of his base salary, beginning with FY 2021. The maximum MIP payout for executive officers is 200% of target.

FY 2021 MIP Performance Metrics. Performance metrics for the FY 2021 MIP were determined by the Compensation Committee in July 2020 in the face of significant market uncertainty due to the unforeseeable impacts of COVID-19. When the metrics were established for FY 2021, the committee identified the performance level required to earn a target payout for each metric, but, given the aforementioned uncertainties, the committee did not define a scale for determining payouts based on performance above or below target. The following summarizes the FY 2021 MIP performance metrics:

•

Adjusted EPS (50% of award). Adjusted EPS is an important driver of share price valuation and shareholder expectations. Consistent with prior years, our FY 2021 targets assumed, among other things, capital deployment in the form of share repurchases. The Compensation Committee applied an Adjusted EPS result of $17.04 for purposes of calculating FY 2021 MIP payouts. A related metric, three-year Cumulative Adjusted EPS, is used as a metric for Performance Stock Units. Adjusted EPS is highly relevant in both short- and long-term contexts, and the Compensation Committee believed it was useful to measure Adjusted EPS across both periods with greater economic opportunity in the long-term portion of the program to ensure that short-term gains are not sought at the expense of long-term performance. See Appendix A to this proxy statement for a reconciliation of earnings (loss) per diluted share from continuing operations as reported under U.S. generally accepted accounting principles (GAAP) to the Adjusted EPS result used for incentive payout purposes.

•

Adjusted Operating Profit (25% of award). Adjusted Operating Profit (AOP) rewards focus on operational performance and profitability. The Compensation Committee applied an AOP result of $3,857 million for purposes of calculating the FY 2021 MIP payouts. Our FY 2021 Adjusted Operating Profit target was set below our actual FY 2020 AOP due to the anticipated negative impacts of COVID-19 within the first half of FY 2021, partially offset by an anticipated return to growth in the second half of the year. See Appendix A to this proxy statement for a reconciliation of operating profit as reported under U.S. GAAP to the AOP result used for incentive payout purposes.

•

Free Cash Flow (25% of award). Free Cash Flow (FCF) fuels our portfolio approach to capital deployment. The Compensation Committee applied a FCF result of $3,901 million for purposes of calculating FY 2021 MIP payouts. A related metric, three-year Cumulative Adjusted Operating Cash Flow (Adjusted OCF), was used as a metric for our Cash Long-Term Incentive Plan. Cash flow is highly relevant in both short- and long-term contexts, as it measures effective generation and management of cash. The Compensation Committee believed it was useful to have a cash flow measurement across both periods. Our FY 2021 FCF projections were lower versus the prior year, primarily due to favorable timing realized in the fourth quarter of FY 2020 driven by demand acceleration precipitated by the onset of the COVID-19 pandemic. See Appendix A to this proxy statement for a reconciliation of operating cash flow as reported under U.S. GAAP to the FCF result used for incentive payout purposes.

The Company’s executive leadership team delivered outstanding performance against the non-GAAP performance goals established by the Compensation Committee for FY 2021, delivering Adjusted EPS 19% above target, AOP 15% above target, and FCF 55% above target. Additionally, the Company’s leadership grew these key metrics year-over-year, as they are measured for incentive plan purposes, growing Adjusted EPS 23%, AOP 7% and FCF 1% above FY 2020 MIP results. See Appendix A to this proxy statement for reconciliations of U.S. GAAP to non-GAAP metrics used for calculating performance under our FY 2020 and FY 2021 MIP awards.

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In consideration of the Company’s year-over-year growth, the FY 2021 MIP payout per the plan metrics was 200% of target, which aligns with the payout that would have resulted if the Company had adopted the same payout scale for FY 2021 as it applied for the FY 2020 MIP. The following summarizes the FY 2021 MIP payout formula.

The committee used downward discretion to reduce the MIP payout, as detailed below.

Considering the opioid settlement charge accrued in FY 2021, the Compensation Committee concluded that it would be appropriate to cap the FY 2021 MIP payout at target for all NEOs and to further reduce Mr. Tyler’s award to 50% of target. The table below summarizes FY 2021 payouts for our NEOs and the downward discretion applied by the committee, as described in more detail on pages 35-38 of this proxy statement, which resulted in an aggregate reduction of $5.4 million for all NEOs.

Name	Eligible Earnings ($)(1)	X	MIP Target (%)	=	MIP Target Award ($)	X	Payout Level (%)	=	Payout ($)	-	Reduction Through Committee Discretion (%)	=	Adjusted FY 2021 MIP Payout ($)

Brian S. Tyler	1,177,083		150%		1,765,625		200%		3,531,250		75%		882,813

Britt J. Vitalone	792,667		115%		911,567		200%		1,823,134		50%		911,567

Lori A. Schechter	773,333		100%		773,333		200%		1,546,666		50%		773,333

Thomas L. Rodgers(2)	500,303		91.1%		455,755		200%		911,510		50%		455,755

Tracy L. Faber	604,167		100%		604,167		200%		1,208,334		50%		604,167

(1)

Eligible earnings reflect the 10% temporary base salary reduction that was in effect from June 1, 2020 through September 30, 2020 for Mr. Vitalone, Ms. Schechter, Mr. Rodgers, and Ms. Faber, and from June 1, 2020 through December 31, 2020 for Mr. Tyler.

(2)	Mr. Rodgers’ MIP target was prorated to reflect the roles he held over the entire fiscal year.

Long-Term Incentive Compensation

Long-term incentive (LTI) compensation is a critical component of our executive compensation program. It is in our shareholders’ interests that our executives foster a long-term view of the Company’s financial results. Long-term incentives are also an important retention tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors with sustained shareholder value creation.

For FY 2021, the Company’s LTI compensation program for NEOs included two award opportunities:

•	Performance Stock Units (60% of target LTI value)

•	Restricted Stock Units (40% of target LTI value)

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Performance Stock Unit Program

Overview. The Performance Stock Unit (PSU) program is a long-term equity incentive program with payouts conditioned on achievement against pre-established performance goals. A new three-year performance period begins each fiscal year, and PSU performance goals and the target awards for our executive officers are established shortly after the beginning of the performance period.

FY 2019 — FY 2021 PSU Performance Metrics. In May 2018, the Compensation Committee established Cumulative Adjusted EPS and TSR relative to the S&P 500 Health Care Index as the performance metrics for FY 2019 — FY 2021 PSU payouts.

•

Cumulative Adjusted EPS (75% of payout). Cumulative Adjusted EPS was selected as a metric because of the importance of earnings as a driver of share price valuation and shareholder expectations. Consistent with prior performance periods, our Cumulative Adjusted EPS target assumed, among other things, capital deployment in the form of share repurchases. For FY 2019 — FY 2021, the Compensation Committee applied a Cumulative Adjusted EPS result of $38.53 for purposes of calculating PSU payouts. A related metric, one-year Adjusted EPS, is used as a metric for the Management Incentive Plan. Adjusted EPS is highly relevant in both short- and long-term contexts, and the Compensation Committee believed it was useful to measure Adjusted EPS across both periods, with greater economic opportunity in the long-term portion of the program to ensure that short-term gains are not sought at the expense of long-term performance. See Appendix A to this proxy statement for a reconciliation of earnings (loss) per diluted share from continuing operations as reported under U.S. GAAP to the Adjusted EPS result used for incentive payout purposes.

•

Total Shareholder Return (25% of payout). TSR is calculated as share price appreciation (or reduction) over the performance period, including reinvestment of dividends when paid, divided by the share price at the beginning of the period; provided, that the stock price we use at the beginning and at the end of the period is the average closing price of Company common stock over the 30-day period preceding the applicable date. At the end of the performance period, performance is determined by ranking the Company’s TSR against the TSR of the companies in the comparator group. Upon certification of the result, participants receive shares of Company common stock if the performance threshold is met. For FY 2019 — FY 2021, our TSR was at the 37th percentile relative to the S&P 500 Health Care Index over the three-year period ending March 31, 2021, exceeding the threshold performance level, and the Compensation Committee applied this result for purposes of calculating PSU payouts.

Based on these results, our NEO participants received 86% of their target FY 2019 — FY 2021 PSUs. When a metric’s result falls between reference points, we use linear interpolation to determine the result. Mr. Rodgers and Ms. Faber were not granted PSUs in FY 2019 because they were not executive officers when awards were granted in May 2018.

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The table below summarizes PSU payouts for our NEOs for the FY 2019 — FY 2021 performance period:

Name(1)	FY 2019 — FY 2021 Target PSUs (#)	X	(	Cumulative Adjusted EPS Result (%) 75% Weight	+	Relative TSR Result (%) 25% Weight	)	=	FY 2019 — FY 2021 Earned PSUs (#)

Brian S. Tyler	4,339			103%		33%			3,732

Britt J. Vitalone	10,135			103%		33%			8,716

Lori A. Schechter	8,804			103%		33%			7,571

(1)	Mr. Rodgers and Ms. Faber were not granted PSUs in FY 2019 because they were not executive officers at the time of grant.

FY 2021 — FY 2023 PSU Performance Metrics. PSUs comprise 60% of the target LTI award granted in FY 2021, and will be earned based on Cumulative Adjusted EPS (50%), three-year average Return on Invested Capital (ROIC) (25%) and TSR relative to a comparator group (25%). The Compensation Committee believes that the combination of Cumulative Adjusted EPS, three-year average ROIC and relative TSR will drive value creation and ensure alignment with shareholders. Consistent with the FY 2020 — FY 2022 PSU awards, the comparator group for this performance period includes 14 of our most direct competitors and healthcare supply chain indicator companies. The Company must achieve above-median performance (55th percentile) relative to the comparator group to earn a target payout for the rTSR portion of the award. If the Company’s TSR is negative for the performance period, then the rTSR result is capped at target regardless of ranking relative to the comparator group. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile. The payout formula illustrated below applies to all NEOs:

We generally do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods, and it is competitively sensitive information. Consistent with our past and current practice, we will disclose multi-year performance goals in our regular programs in full after the close of the performance period.

FY 2021 — FY 2023 Performance Stock Unit Awards. At its October 2020 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee approved FY 2021 — FY 2023 PSU target awards for our NEOs as follows:

Name	FY 2021 — FY 2023 PSUs (#)	FY 2021 — FY 2023 PSU Grant Value ($)(1)

Brian S. Tyler	37,773	6,900,165

Britt J. Vitalone	10,676	1,950,271

Lori A. Schechter	8,557	1,563,152

Thomas L. Rodgers	4,271	780,235

Tracy L. Faber	5,749	1,050,212

(1)

A portion of the grant date fair value of PSU awards was determined by an independent third party using a Monte Carlo simulation model because the performance goals applicable to the PSU awards include a combination of operational and market-based (rTSR) criteria.

FY 2021 — FY 2023 Relative TSR Comparator Group. For the FY 2021 — FY 2023 PSU awards, the Compensation Committee maintained the same relative TSR comparator group of 14 public companies that serves as a representative index of our most direct competitors and healthcare supply chain indicator companies. As in the prior fiscal year, the committee reaffirmed that this comparator group of companies more closely aligns with our core business operations than the Compensation Peer Group listed on page 55 that more closely aligns with the market for our executive talent.

The relative TSR comparator group includes seven companies in the Compensation Peer Group that are considered McKesson’s most direct competitors based on their talent pool, size and business focus, as well as seven companies that are

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not viewed as competitors for talent, but are in at least two of the following categories: (i) companies with extensive business overlap; (ii) companies with similar market exposure; (iii) the largest pure play manufacturers representative of the pharmaceutical industry; and/or (iv) manufacturers with large generic pharmaceutical market presence.

These criteria ensure that our relative TSR comparator group serves as a diversified representation of companies in McKesson’s supply chain and broader healthcare ecosystem and acts as an appropriate gauge of overall Company performance.

FY 2021 — FY 2023 Relative TSR Comparator Group(1)

AmerisourceBergen Cardinal Health CVS Health Henry Schein Johnson & Johnson	Kroger Owens & Minor Pfizer Rite Aid Sanofi	Teva Pharmaceutical UDG Healthcare Viatris (formerly Mylan)(2) Walgreens Boots Alliance

(1)	The comparator group includes seven companies that are also included in the Compensation Peer Group.

(2)	In November 2020, Mylan merged with Upjohn, a division of Pfizer, to form Viatris.

Restricted Stock Units

Overview. Restricted Stock Unit (RSU) awards are time-vested equity grants that generally vest one-third on each of the first three anniversaries of the grant date. RSU awards directly align the interests of executives with those of shareholders by tying long-term incentive compensation value to Company share price performance. The Compensation Committee determines the proportion of total target long-term incentives that will be awarded as RSUs by considering the balance of cash and equity in our annual and long-term incentive plans, our strategic and operational objectives, the responsibilities of our NEOs, a review of similar grants made at companies in our Compensation Peer Group and other factors the committee deems relevant.

FY 2021 Restricted Stock Unit Awards. At its May 2020 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee granted FY 2021 RSU awards to our NEOs as follows:

Name	FY 2021 RSUs (#)	FY 2021 RSU Grant Value ($)(1)

Brian S. Tyler	30,834	4,600,124

Britt J. Vitalone	8,714	1,300,042

Lori A. Schechter	6,985	1,042,092

Thomas L. Rodgers(2)	3,218	520,093

Tracy L. Faber	4,693	700,149

(1)	The RSUs awarded in May 2020 were granted at a fair market value of $149.19 per unit.

(2)

In June 2020 Mr. Rodgers was awarded 3,218 RSUs in connection with his promotion to the position of Executive Vice President and Chief Strategy and Business Development Officer, which were granted at a fair market value of $161.62 per unit.

Cash Long-Term Incentive Plan

Overview. The Cash Long-Term Incentive Plan (Cash LTIP) was a cash-based long-term incentive plan that was discontinued in FY 2020. Payouts described below are the final payouts under this program. Awards are conditioned on the achievement of Company financial performance goals and are earned over a three-year performance period. Cash LTIP payouts to executive officers may not exceed 200% of target awards.

FY 2019 — FY 2021 Cash LTIP Performance Metrics. In May 2018, the Compensation Committee established Cumulative Adjusted OCF and average ROIC as the financial metrics for FY 2019 — FY 2021 Cash LTIP awards, and approved target award levels for participants.

•

Cumulative Adjusted OCF (75% of payout). Cumulative Adjusted Operating Cash Flow (Adjusted OCF) fuels our portfolio approach to capital deployment. Adjusted OCF is measured over a three-year performance period. For FY 2019 — FY 2021, the Compensation Committee applied an Adjusted OCF result of $12,952 million for purposes of calculating Cash LTIP payouts. A related metric, Free Cash Flow (FCF), is used as a metric for our annual bonus plan,

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the Management Incentive Plan. Adjusted OCF and FCF are highly relevant in both short- and long-term contexts, as they measure effective generation and management of cash. The Compensation Committee believed it was useful to have a cash flow measurement across both periods. No adjustments were made to three-year cumulative Operating Cash Flow as reported under U.S. GAAP to arrive at the Cumulative Adjusted OCF result used for incentive payout purposes.

•

Average ROIC (25% of payout). Return on Invested Capital (ROIC) measures the Company’s ability to create value by generating a return that is above our weighted average cost of capital. Adjusted three-year average ROIC measures, as a percentage, the average of our annual after-tax adjusted operating income divided by invested capital over the three-year performance period. For FY 2019 — FY 2021, the Compensation Committee applied an average ROIC result of 10.88% for purposes of calculating Cash LTIP payouts. Consistent with prior practice, we excluded the Change Healthcare joint venture in determining this result for Cash LTIP payouts for all plan participants.

Based on these results, our NEOs earned 129% of their FY 2019 — FY 2021 Cash LTIP target awards. When a metric’s result falls between reference points, we use linear interpolation to determine the result.

*Although each metric allows for the possibility of a 300% result, Cash LTIP payouts for executive officers are capped at 200% of target.

The committee used downward discretion to reduce the Cash LTIP payout below the earned amount, as detailed below.

The table below summarizes Cash LTIP earned payouts for our NEOs for the FY 2019 — FY 2021 performance period and the downward discretion applied by the Compensation Committee to reduce payouts to 90% of target, as described in detail on pages 35-38 of this proxy statement. The committee’s action resulted in an aggregate payout reduction of $1.8 million for all current and eligible former NEOs, including payout reductions of $780,000 and $204,750 for former NEOs Mr. Hammergren and Mr. Figueredo, respectively.

Name	FY 2019 — FY 2021 Cash LTIP Target ($)	X	(	Cumulative Adjusted OCF Result (%) 75% Weight	+	Average ROIC Result (%) 25% Weight	)	=	Earned Payout ($)	-	Reduction Through Committee Discretion (%)	=	Adjusted FY 2019 — FY 2021 Cash LTIP Payout ($)

Brian S. Tyler	800,000			139%		100%			1,032,000		30%		720,000

Britt J. Vitalone	600,000			139%		100%			774,000		30%		540,000

Lori A. Schechter	521,000			139%		100%			672,090		30%		468,900

Thomas L. Rodgers	85,000			139%		100%			109,650		30%		76,500

Tracy L. Faber	85,000			139%		100%			109,650		30%		76,500

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Strategic Growth Initiative Performance Stock Unit Program

Overview. In FY 2019, we announced a multi-year strategic growth initiative focused on creating innovative new solutions to improve patient care delivery, with the intention of driving incremental profit growth. The initiative comprised multiple growth pillars, and included a comprehensive review of the Company’s operations and cost structure that was designed to increase efficiency, accelerate execution and improve long-term performance. In conjunction with this growth initiative, the Compensation Committee approved one-time, special strategic growth initiative PSU (Strategic PSU) awards to provide a compensation opportunity that would encourage our executive team to successfully execute on our growth initiative to drive long-term shareholder value, while also ensuring continuity of senior leadership through our former CEO’s retirement. In May 2021, following the end of the Strategic PSU performance period, the Compensation Committee evaluated performance against the performance goal and determined payouts, as described below.

Strategic PSUs were earned based on performance against incremental cumulative AOP goals, more fully described below, that were over and above profit targets already established in our FY 2019 — FY 2021 long-range plan. Therefore, Strategic PSUs would not pay out unless significant stretch performance was achieved. In addition, Strategic PSUs were designed to be self-funding, earning threshold-level awards only if the incremental cumulative AOP contribution for the period exceeded $425 million, calculated net of costs associated with the Strategic PSUs. One-half of earned PSUs vested and paid out after the end of the performance period, in May 2021, and the remaining one-half were converted to RSUs that will vest in May 2022.

Strategic PSU Performance Metrics. In May 2018, the Compensation Committee established incremental cumulative AOP as the sole performance metric for the Strategic PSU awards. Maximum payout under these awards was 200% of target, and payouts were to be capped at target unless the Company had positive absolute TSR at the end of the three-year FY 2019 — FY 2021 performance period.

•

Incremental Cumulative AOP. Incremental Cumulative AOP was selected as a metric to focus the executive team on driving operational performance and efficiency over a three-year performance period from FY 2019 — FY 2021. Incremental Cumulative AOP is discretely measured from the FY 2019 — FY 2021 long-range plan and directly attributable to the contributions generated from the FY 2019 — FY 2021 growth initiatives focused on optimizing the Company’s operating and cost structures. For purposes of calculating the Strategic PSU payouts, the Compensation Committee applied an incremental cumulative AOP result of $889 million, net of costs associated with the incentive awards. See Appendix A to this proxy statement for a reconciliation of three-year operating profit as reported under U.S. GAAP to the three-year incremental cumulative AOP result used for incentive payout purposes.

•

Absolute TSR. The Strategic PSUs were designed to be capped at the target payout level if positive absolute TSR was not achieved at the end of the performance period. When the goals were established, absolute TSR was defined as share price appreciation (or reduction) over the performance period, including reinvestment of dividends when paid, divided by the share price at the beginning of the period; provided that the stock price used at the beginning and at the end of the period is the average closing price of Company common stock over the 30-day period preceding the applicable date. As our absolute TSR over the performance period was 30%, this cap was not applied to the Strategic PSU payouts.

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Based on these results, our NEO participants received 179% of their target Strategic PSUs (Mr. Rodgers was not granted Strategic PSUs). When a metric’s result falls between reference points, we use linear interpolation to determine the result.

The table below summarizes the Strategic PSU payouts for our NEOs:

Name(1)	Target Strategic PSUs (#)	X	Incremental Cumulative AOP Result (%)	=	Earned Strategic PSUs (#)(2)
					Vested 2021	RSU Grant

Brian S. Tyler	20,772		179%		18,591	18,591

Britt J. Vitalone	19,112		179%		17,105	17,105

Lori A. Schechter	19,112		179%		17,105	17,105

Tracy L. Faber	3,462		179%		3,098	3,099

(1)	Mr. Rodgers was the only NEO who was not granted Strategic PSU awards in FY 2019.

(2)	One-half of earned units vested and were paid on May 25, 2021. The remaining one-half of earned units were converted to RSUs that will vest on May 25, 2022.

Chief Strategy and Business Development Officer Transition

Thomas Rodgers, formerly SVP & Managing Director, McKesson Ventures, was promoted to Executive Vice President and Chief Strategy and Business Development Officer, effective June 5, 2020. In connection with his promotion, Mr. Rodgers’ annual base salary was increased to $550,000, and he became eligible for a target MIP award equal to 100% of his eligible earnings for the remainder of FY 2021. He was also awarded an annual FY 2021 LTI award of $1,300,000, comprised of 40% RSUs granted in June 2020 and 60% PSUs granted in November 2020. Additionally, Mr. Rodgers received a one-time cash award of $500,000 to offset the pay opportunity in his former role with McKesson Ventures for which he is no longer eligible in his new role. Mr. Rodgers is also eligible to participate in the executive benefit programs normally provided to other executive officers of the Company, excluding the CEO.

Other Compensation and Benefits

The Company provides an array of benefits to all employees. These benefits are comparable to those offered by employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In providing these benefits, both management and the Compensation Committee determined that they are appropriate for the attraction and retention of talent.

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Notwithstanding the global pandemic, the benefits provided in the plans discussed below, including the matching contributions provided by McKesson to non-qualified deferred compensation plans, and the matching contributions and other donations made by the McKesson Foundation, continued uninterrupted during FY 2021. In addition to the discussion of benefits below, the compensation associated with these benefits is described in footnote 4 to the 2021 Summary Compensation Table.

The Company offers two voluntary nonqualified, unfunded deferred compensation plans: (i) the Supplemental Retirement Savings Plan (SRSP) and (ii) the Deferred Compensation Administration Plan III (DCAP III). The SRSP is offered to all employees, including executive officers, who may be impacted by compensation limits that restrict participation in the McKesson Corporation 401(k) Retirement Savings Plan (401(k) Plan). Participation in DCAP III is offered to all senior-level management and executive-level employees, including our executive officers, and certain additional categories of senior-level professionals who are highly compensated employees.

Our employees, including our executive officers, are eligible to participate in the McKesson Foundation’s Matching Gifts Program. Under this program, employee gifts to schools, educational associations or funds and other public charitable organizations are eligible for a foundation match. Our executive officers may also request that the McKesson Foundation make one-time grants to qualifying institutions. In addition, under the Board Service Grant Program, our employees, including our executive officers, may apply to the foundation for an annual gift in recognition of their service on the board of such an organization. All of McKesson’s employees in the U.S. and Canada may also request a matching contribution under the McKesson Foundation’s Disaster Relief matching program, which matches contributions made to applicable public charitable organizations.

A limited number of other benefits are provided to executive officers, because it is customary to provide such benefits or in the best interest of the Company and its shareholders to do so. We provide access to executive health services, including annual physical examinations, to executive officers and their spouses. The Company provides security services for our CEO, which we believe is reasonable, necessary, and in the best interest of the Company and its shareholders. The Company periodically engages an independent security consultant to conduct a comprehensive study of our security program, which includes an evaluation of the risks to certain executive officers and the need for executive transportation and a residential security system. During FY 2021, we engaged an independent security consultant to evaluate security risks for Mr. Tyler. The independent consultant’s evaluation took into account the Company’s size and profile, and its business activities in the industry in which it operates. The Compensation Committee concluded that providing security benefits to Mr. Tyler is both necessary and for the Company’s benefit, to address safety concerns arising directly as a result of his role as the CEO of the Company. We believe Mr. Tyler’s security and safety is integral to the Company’s operations and continued value creation for our shareholders. Our Executive Officer Security Policy requires our CEO to use a corporate aircraft for both business and personal use. The security services provided to our CEO also include the installation of home security. We consider the security measures provided to our executive officers to be a reasonable and necessary expense for the Company’s benefit. In accordance with SEC disclosure rules, the aggregate cost of these services is reported in the 2021 Summary Compensation Table. Beginning with FY 2021, Mr. Tyler assumed the costs of ongoing home security monitoring.

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             EXECUTIVE COMPENSATION

Compensation Peer Group

Peer Selection Process

Each year, the Compensation Committee determines which companies best reflect McKesson’s competitors for customers, shareholders and talent. A key objective of our executive compensation program is to ensure that the total compensation package we provide to our executive officers is competitive with the companies against which we compete for executive talent. The Compensation Committee consults with its independent compensation consultant to develop a compensation peer group of companies to serve as the basis for comparing McKesson’s executive compensation program to the market. The Compensation Committee uses the guiding principles and questions below as a foundational tool to determine McKesson’s Compensation Peer Group.

Guiding Principles for McKesson Peer Selection

Consider Industry to identify companies with similar business model or philosophy

•    Start with direct distribution peers in the healthcare industry

•    Expand to other healthcare peers that might interact with McKesson in its value supply chain

•    Extend search to non-healthcare peers with operationally similar business models (i.e., companies that have a manufacturing, distribution, wholesale and/or retail component)

Consider Size to ensure companies are similar in scope
Consider other Business Characteristics to identify publicly traded companies headquartered in the U.S.

Questions Addressed in Developing an Effective Peer Group
Who are key performance comparators?	• Who is McKesson competing against for customers? • Which companies have similar market demands and influences?
Who are closest competitors for talent?	• Which companies might try to recruit from McKesson? • If McKesson had to replace the executive team, from which companies might it recruit to attract executives with similar capabilities?
Who are the peers from an external perspective?	• Who is McKesson competing against for shareholders? • Who do key analysts name as peers? • Who do current peers name as peers?

FY 2021 Compensation Peer Group and How We Used the Data

Our Company has few direct business competitors, which makes it difficult to create a peer group based on industry codes, revenues or market capitalization alone. The Compensation Committee strives to develop a peer group that best reflects all aspects of McKesson’s complex business. For FY 2021, the committee and its independent compensation consultant used a value supply chain framework to identify companies that may compete with McKesson for executive talent. McKesson’s peers include the following: (i) healthcare companies that may compete or interact with McKesson’s supply chain; (ii) non-healthcare companies that are operationally similar to McKesson or other companies in its supply chain; and (iii) managed care companies.

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             EXECUTIVE COMPENSATION

The committee then considered factors such as revenue and market capitalization to derive an appropriate number of peers within our value supply chain framework. The committee believes our diverse selection of peer group companies provides a better understanding of the evolving and competitive marketplace for executive talent.

The Compensation Committee used data derived from our Compensation Peer Group to inform its decisions about overall compensation, compensation elements, optimum pay mix and the relative competitive landscape of our executive compensation program. The committee used multiple reference points when establishing target compensation levels. The committee did not strive to benchmark any individual compensation component or compensation in the aggregate to be at any specific percentile level relative to the market. Our 21 peer companies below are sorted by revenue and market capitalization. They reflect the Compensation Peer Group utilized by the Compensation Committee at its May 2020 meeting, when it established FY 2021 target direct compensation for our executive officers.

FY 2021 Compensation Peer Group

(1)	Revenues are stated in billions for the most recently completed fiscal year as publicly reported by each company as of May 28, 2021.

(2)	Market capitalizations are stated in billions as of March 31, 2021, the last day of our fiscal year.

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             EXECUTIVE COMPENSATION

Independent Review Process

The Compensation Committee sets performance goals, payout scales and target award levels for executive officers. The committee also determines incentive payouts for the prior fiscal year based on actual results against performance goals. While performance goals and payout scales are initially developed by senior management and driven by the one-year operating plan and the rolling three-year strategic plan reviewed with the Board, the Compensation Committee has the authority to approve, modify or amend management’s performance goals and payout scale recommendations. Performance goals are selected to be consistent with the operating and strategic plans reviewed, challenged and approved by the Board and information routinely communicated to employees or shareholders by management.

Setting Targets for the Fiscal Year	Mid-Year Review	Assessing Year-End Results

•   Committee’s independent consultant uses data on the Compensation Peer Group derived from independent surveys and disclosures by public companies to inform the committee of competitive pay levels for executive officers.

•   Our CEO, in consultation with the committee’s independent compensation consultant and our EVP & CHRO, develops compensation recommendations for the other executive officers, for approval by the committee.

•   Committee sets target pay for all executive officers, including our CEO.

•   Committee examines the design and purpose of all executive compensation pay elements.

•   Committee reviews and considers feedback from shareholders and proxy advisory firms regarding executive compensation program and policies.

•   Committee reviews compliance with Stock Ownership Policy.

•   Management updates the committee on performance against incentive plan pre-established targets.

•   Committee reflects on market trends and emerging practices in executive compensation and application to McKesson.

•   Committee reviews tally sheets, which display current compensation and estimated separation and change in control benefits.

•   CEO presents an assessment of his individual performance results to the Board and discusses his goals for the new fiscal year.

•   Committee considers, among other things, regulatory, compliance and legal issues in making executive compensation determinations.

•   Board conducts our CEO’s performance review, discusses his performance in executive session and approves his goals for the new fiscal year.

•   Committee determines our CEO’s incentive compensation payouts in executive session with input from its independent compensation consultant.

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             EXECUTIVE COMPENSATION

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee may retain and terminate any consultant or other advisor, as well as approve the advisor’s fees and other engagement terms. Each year, the committee evaluates the qualifications, performance and independence of its independent compensation consultant. To ensure it receives independent and unbiased advice and analysis, the committee adopted a formal independence policy certified annually by its compensation consultant.

The Compensation Committee retained its current compensation consultant, Korn Ferry, in November 2020. The Compensation Committee previously engaged Semler Brossy Consulting Group, LLC (Semler Brossy) as its independent compensation consultant. As discussed throughout this proxy statement, the Compensation Committee’s independent compensation consultant advises on compensation matters concerning our executive officers. Representatives from the respective firms attended all Compensation Committee meetings during FY 2021 other than the committee’s regularly scheduled meeting in October 2020, participated in executive sessions and communicated directly with committee members. Semler Brossy also provided independent consulting services to the Governance Committee in FY 2021 regarding director compensation. Semler Brossy did not perform any services for management or any other services to the Company other than the services provided to Board committees.

The fees incurred for FY 2021 services provided by Korn Ferry to the Compensation Committee totaled $62,500. During FY 2021, Korn Ferry provided other services to the Company requested by Company management consisting of senior executive searches and management training programs and tools, for fees totaling approximately $273,000. The services requested by Company management were contracted for prior to Korn Ferry’s engagement with the Compensation Committee and were therefore not approved by the Board or the Compensation Committee. The Compensation Committee believes Korn Ferry’s other work for the Company did not raise a conflict of interest and did not impair Korn Ferry’s ability to provide independent advice to the committee concerning executive compensation matters. In reaching its conclusion, Compensation Committee members took into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards.

Role of Management

Our CEO provides the Compensation Committee with pay recommendations for executive officers other than himself. The Compensation Committee, with input from the committee’s independent compensation consultant, determines our CEO’s compensation in executive session. Our Executive Vice President and Chief Human Resources Officer attends committee meetings to provide perspective and expertise relevant to the agenda. Management supports the committee’s activities by providing analyses and recommendations as requested. Management also reports to the committee on a regular basis regarding feedback received in the course of year-round shareholder engagement.

Information on Other Compensation-Related Topics

Severance and Change in Control Benefits

Our Severance Policy for Executive Employees (Executive Severance Policy) affords benefits to selected management employees, including our executive officers. We provide severance benefits to give executives a measure of financial security following the loss of employment, and to protect the Company from competitive activities after the departure of certain executives. We believe these benefits are important to attract and retain executives in a highly competitive industry. This policy applies if an executive officer is terminated by the Company for reasons other than for cause and the termination is not covered by the Company’s Change in Control Policy for Selected Executive Employees (CIC Policy).

Our 2013 Stock Plan and award agreements include change in control provisions which provide for “double-trigger” vesting upon an involuntary or constructive termination of employment following a change in control. Our CIC Policy provides for severance benefits to selected management employees in the event of an involuntary or constructive termination of employment occurring in connection with a change in control. We believe our CIC Policy is in our shareholders’ best interest, so that senior management can remain focused on important business decisions and not on how a potential transaction may affect them personally. The CIC Policy is administered by the Compensation Committee and benefits are consistent with current market practice. More detailed descriptions of the Executive Severance Policy and the CIC Policy are provided below at “Executive Severance Policies.”

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             EXECUTIVE COMPENSATION

Stock Ownership Policy

The Company has robust guidelines for stock ownership by executive officers. Our CEO’s ownership requirement is six times base salary, and the ownership requirement for each of the Company’s other executive officers is three times base salary. Stock options and PSU target awards do not count toward ownership under the policy. The Company reserves the right to restrict sales of the underlying shares of vesting equity awards if executives fail to meet the ownership requirements specified in our Stock Ownership Policy. Additionally, executives are required to hold 75% of the net after-tax shares issued upon the vesting or exercise of an award until the policy’s requirements are met. Once the requirement is met, executives must maintain that level of ownership or again be subject to the 75% holding requirement. Members of our Board are also subject to stock ownership guidelines, which are summarized above at “Director Compensation — Equity Compensation.”

The Compensation Committee reviews executive officer compliance with our Stock Ownership Policy each year. As of March 31, 2021, all currently employed NEOs satisfied their stock ownership requirement other than Mr. Rodgers, who became an executive officer during FY 2021.

Name	Stock Ownership Policy
	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executives in Dollars(2)

Brian S. Tyler	6	7,500,000	17.3	21,610,746

Britt J. Vitalone	3	2,460,000	9.1	7,446,824

Lori A. Schechter	3	2,400,000	12.4	9,886,421

Thomas L. Rodgers	3	1,650,000	2.0	1,072,720

Tracy L. Faber	3	1,875,000	4.4	2,723,826

(1)	NEO ownership is stated as of March 31, 2021, using FY 2021 salary levels. The ownership requirement may be met through any combination of the following:

•

Direct stock holdings of the Company’s common stock, including shares held in a living trust, a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;

•	Shares of the Company’s common stock held in the 401(k) Plan;

•	Shares of the Company’s common stock underlying outstanding restricted stock and restricted stock unit awards; and/or

•	Shares of the Company’s common stock underlying restricted stock units that are vested and deferred under a Company-sponsored deferral program.

(2)	Based on the $195.04 closing price of the Company’s common stock as reported by the NYSE on March 31, 2021.

Insider Trading Policy

The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not: buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information; buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage in hedging transactions through the use of certain derivatives, such as put and call options involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which follow our quarterly earnings releases.

Anti-Hedging and Pledging Policy

The Company’s anti-hedging and pledging policy applies to all directors and executive officers. The policy prohibits these individuals from engaging in any hedging transaction with respect to Company securities. These individuals are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are also prohibited under our insider trading policy, as described above.

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             EXECUTIVE COMPENSATION

Equity Grant Practices

The Company has a written equity grant policy which generally prohibits the grant of equity awards when the Company’s directors or employees may be in possession of material non-public information. When the Compensation Committee meeting occurs shortly following our public announcement of earnings, the grant date is the same day as the committee meeting. Otherwise, in most situations, the grant date is postponed until the third trading day following the release of our earnings results. The Company’s annual grants generally occur at the end of May each year, close in time to our public announcement of financial results for the prior completed fiscal year and publication of our forward estimate of earnings for the current fiscal year.

The annual PSU program has a three-year performance period and the shares that are earned are not subject to any further vesting conditions. RSU awards generally vest over three years. The Company has discontinued for the time being the grant of stock options in our compensation programs, but stock options having a contractual term of seven years are still outstanding. The Company’s equity grant policy states that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock on the date of grant. Under the terms of our 2013 Stock Plan, stock option re-pricing is not permitted without shareholder approval.

Tax Deductibility and Considerations for Compensation Design

Prior to its amendment in 2017, IRC Section 162(m) generally provided that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1 million paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer, unless the compensation qualified as performance-based compensation meeting specified criteria, including shareholder approval of the material terms of applicable plans. Tax legislation enacted in 2017 expanded the scope of IRC Section 162(m) to include the chief financial officer in the group of covered executive officers, and repealed the exemption for performance-based compensation, in each case for tax years beginning after December 31, 2017. Accordingly, compensation in excess of $1 million per year paid to our covered executive officers beginning with FY 2019 (which was our first tax year beginning after December 31, 2017) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place prior to November 2, 2017.

Due to the continued importance and benefit to the Company and our shareholders of awarding compensation that is structured to properly incentivize our executive team, the Compensation Committee believes that it is in our best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses.

Compensation Recoupment Policy

The Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability which discourages conduct detrimental to the Company’s sustainable growth. Our Compensation Recoupment Policy (Recoupment Policy) was amended by the Compensation Committee on January 28, 2020, to provide for potential recoupment of incentive compensation granted after that date, in the event that the committee determines that an employee has engaged in conduct not in good faith that causes reputational harm to McKesson or any of its subsidiaries or affiliates. Our Recoupment Policy is incorporated by reference into all of our incentive plans, including those plans in which our NEOs participate.

Under the Recoupment Policy, the Company may recover, or “claw back,” incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that in turn would require the Company to file a restatement of its audited financial statements with the SEC to correct an error; (ii) receives incentive compensation based on an inaccurate financial or operating measure that when corrected causes significant harm to the Company; or (iii) engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the detriment of the Company’s financial results as filed with the SEC. In addition, if the Compensation Committee determines that an employee has engaged in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of McKesson or any of its subsidiaries or affiliates, then the committee may recover incentive compensation, after consideration of factors it deems appropriate, such as, for example, the passage of time since the occurrence of the act and any pending or threatened legal proceeding relating to the employee’s conduct.

If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any compensation received from the vesting or exercise of equity-based awards occurring within the last 12 months. The Company will publicly disclose the results of any deliberations about whether to recoup compensation from an executive officer under the Recoupment Policy unless, in individual cases and consistent with any legally mandated disclosure requirements, the Board or the Compensation Committee concludes that legal or privacy concerns would prevent such disclosure.

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             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

Compensation Committee of the Board of Directors

N. Anthony Coles, M.D., Chair

Bradley E. Lerman

Edward A. Mueller

Susan R. Salka

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the four independent directors listed above. No member of the Compensation Committee is, or was during FY 2021, a current or former officer or employee of the Company or any of its subsidiaries. Additionally, during FY 2021, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

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             EXECUTIVE COMPENSATION

2021 Summary Compensation Table

The table below provides information regarding compensation and benefits earned by: (i) our Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; (iii) the three other most highly compensated executive officers, in each case, serving as of March 31, 2021 (collectively, our Named Executive Officers or “NEOs”):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Brian S. Tyler Chief Executive Officer	2021	1,177,083	-0-	11,500,289	-0-	1,602,813	559,888	14,840,073
	2020	1,250,000	-0-	9,875,191	-0-	3,654,000	656,279	15,435,470
	2019	929,375	-0-	8,000,334	1,200,032	1,817,131	643,194	12,590,066

Britt J. Vitalone Executive Vice President and Chief Financial Officer	2021	792,667	-0-	3,250,313	-0-	1,451,567	43,751	5,538,298
	2020	813,333	-0-	3,000,058	-0-	1,426,683	57,208	5,297,282
	2019	775,000	-0-	6,500,251	900,032	954,350	81,290	9,210,923

Lori A. Schechter Executive Vice President, Chief Legal Officer & General Counsel	2021	773,333	-0-	2,605,244	-0-	1,242,233	286,626	4,907,436
	2020	800,000	-0-	2,605,167	-0-	1,813,010	94,734	5,312,911
	2019	795,833	-0-	6,303,238	781,017	1,406,877	128,094	9,415,059

Thomas L. Rodgers Executive Vice President and Chief Strategy and Business Development Officer	2021	500,303	500,000	1,300,328	-0-	532,255	693,686	3,526,572

Tracy L. Faber Executive Vice President and Chief Human Resources Officer	2021	604,167	-0-	1,750,361	-0-	680,667	60,453	3,095,648
	2020	533,708	-0-	1,300,266	-0-	676,927	51,340	2,562,241

(1)

Mr. Rodgers received a one-time cash award of $500,000 in connection with his promotion to Executive Vice President and Chief Strategy and Business Development Officer. For a complete description of Mr. Rodgers’ compensation, please refer to the section entitled “Chief Strategy and Business Development Officer Transition” on page 52.

(2)

Amounts shown represent the aggregate grant date fair value of stock-based awards calculated in accordance with ASC Topic 718. These values do not include estimated forfeitures and may not reflect compensation actually received by our executive officers. The assumptions used to calculate the value of these awards can be found in Financial Note 6 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as filed with the SEC on May 12, 2021. For awards that are not subject to performance conditions, such as stock options, the maximum award levels would not result in awards greater than disclosed in the table above. For awards that are subject to performance conditions, such as PSUs, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures.

The following represents the aggregate value based on the maximum number of shares that may be earned for PSU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Tyler, $13,800,330, $11,850,129 and $7,000,367; Mr. Vitalone, $3,900,543, $3,600,088 and $8,000,419; Ms. Schechter, $3,126,304, $3,126,254 and $7,606,392; Mr. Rodgers, $1,560,470; and Ms. Faber, $2,100,424 and $1,560,206.

(3)	Amounts shown represent payouts under the MIP and the Cash LTIP:

•	MIP for FY 2021: Mr. Tyler, $882,813; Mr. Vitalone, $911,567; Ms. Schechter, $773,333; Mr. Rodgers, $455,755; and Ms. Faber, $604,167.

•	Cash LTIP for FY 2019 — FY 2021: Mr. Tyler, $720,000; Mr. Vitalone, $540,000; Ms. Schechter, $468,900; Mr. Rodgers, $76,500; and Ms. Faber, $76,500.

(4)	Amounts shown represent the following with respect to FY 2021:

Matching Contributions to 401(k) Plan and Nonqualified Plans

The amount contributed by the Company to each NEO’s 401(k) Plan account was as follows: Mr. Tyler, $9,975; Mr. Vitalone, $11,400; Ms. Schechter, $11,400; Mr. Rodgers, $11,400; and Ms. Faber, $11,400.

As described below in the narrative following the 2021 Nonqualified Deferred Compensation Table, the SRSP and the DCAP III provide for matching contributions. The amount contributed by the Company to each NEO’s SRSP account was as follows: Mr. Tyler, $140,683; Mr. Vitalone, $8,200; Ms. Schechter, $49,191; Mr. Rodgers, $16,886; and Ms. Faber, $28,638. The amount contributed by the Company to each NEO’s DCAP III account was as follows: Mr. Tyler, $0; Mr. Vitalone, $0; Ms. Schechter, $16,896; Mr. Rodgers, $0; and Ms. Faber, $0.

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             EXECUTIVE COMPENSATION

Perquisites and Other Benefits

The value provided to each NEO under the Company’s Executive Officer Security Policy was as follows: Mr. Tyler, $327,287; Mr. Vitalone, $0; Ms. Schechter, $0; Mr. Rodgers, $0; and Ms. Faber, $0. The amount for Mr. Tyler represents the incremental cost of personal use of Company-provided aircraft and the reimbursement of reasonable expenses related to the installation of home security equipment. The Company does not reimburse our NEOs for taxes due on imputed income for items or services provided under the Executive Officer Security Policy.

•

Company Aircraft: Mr. Tyler is required under our security policy to use the Company’s aircraft for security, productivity and privacy reasons. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Tyler in FY 2021 was $165,170. To calculate this cost, the Company determines the total variable annual operating cost for each aircraft, such as fuel, trip-related maintenance, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost is then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. During FY 2021, due to restrictions on business travel necessitated by the COVID-19 pandemic, there were fewer flights in total, and fewer persons on those flights, which resulted in a higher cost per flight hour. Fixed annual costs that do not change based on usage, such as pilots’ salaries, home hangar expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, and the empty flight is not related to any other business-related travel, this “deadhead” segment is included in the incremental cost calculation for determining personal use.

•

Home Security: The Company paid $162,117 for the installation of home security devices for Mr. Tyler, based on an evaluation performed by an independent security consultant. For a complete description of Mr. Tyler’s security benefit, please refer to the section entitled “Other Compensation and Benefits” which begins on page 52.

The value of financial counseling services provided to each NEO was as follows: Mr. Tyler, $27,311; Mr. Vitalone, $24,151; Ms. Schechter, $21,559; Mr. Rodgers, $17,240; and Ms. Faber, $18,344.

For Mr. Tyler, includes a $10,000 McKesson Foundation grant requested by Mr. Tyler for the benefit of a charitable organization. For Ms. Schechter, Mr. Rodgers and Ms. Faber, includes $10,000, $2,455 and $2,071, respectively, in matching contributions made by the McKesson Foundation to charitable organizations.

For Ms. Schechter and Mr. Rodgers, includes $44,550 and $529,993, respectively, for the value of relocation expenses paid by the Company to them or on their behalf, and $9,182 and $39,079, respectively, for income tax gross-ups pursuant to the Company’s relocation policy. Ms. Schechter and Mr. Rodgers were also paid $123,848 and $76,633, respectively, in paid time off that was accrued but unused through the relocation date. These relocation benefits are consistent with the benefits provided to all employees who relocated from California to Texas in connection with the relocation of Company headquarters from San Francisco, California to Irving, Texas.

Mr. Tyler’s International Assignment and Relocation

Mr. Tyler served on international assignment as Chairman of the Management Board of McKesson Europe for approximately two years, ending with his appointment to the position of President and Chief Operating Officer, when Mr. Tyler and his family repatriated to the United States. Our policies on temporary international assignments and tax equalization are designed to mitigate the inconvenience of such an assignment by covering expenses in excess of what the employee would have incurred had the employee remained in their home country. Accordingly, certain benefits are provided on an income tax-free basis to the employee, and the Company provides for tax equalization to ensure that the employee bears a tax burden comparable to their U.S. tax burden on income that is not related to the international assignment. These benefits are provided to all Company employees covered by the policies. During FY 2020 Mr. Tyler relocated to the Dallas, Texas area in connection with his promotion to the position of CEO. For Mr. Tyler, All Other Compensation includes $16,110 for the value of relocation expenses paid by the Company to Mr. Tyler or on his behalf during FY 2021 and $28,522 for income tax gross-ups paid during FY 2021 pursuant to the Company’s relocation policy.

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             EXECUTIVE COMPENSATION

2021 Grants of Plan-Based Awards Table

The table below provides information on plan-based awards, stock awards and stock options granted to our NEOs during the fiscal year ended March 31, 2021:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Type of Award	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)

Brian S. Tyler	RSU	5/26/2020							30,834	4,600,124
	PSU	11/6/2020				18,887	37,773	75,546		6,900,165
	MIP		882,813	1,765,625	3,531,250

Britt J. Vitalone	RSU	5/26/2020							8,714	1,300,042
	PSU	11/6/2020				5,338	10,676	21,352		1,950,271
	MIP		455,784	911,567	1,823,134

Lori A. Schechter	RSU	5/26/2020							6,985	1,042,092
	PSU	11/6/2020				4,279	8,557	17,114		1,563,152
	MIP		386,667	773,333	1,546,666

Thomas L. Rodgers	RSU	6/5/2020							3,218	520,093
	PSU	11/6/2020				2,136	4,271	8,542		780,235
	MIP		227,878	455,755	911,510

Tracy L. Faber	RSU	5/26/2020							4,693	700,149
	PSU	11/6/2020				2,875	5,749	11,498		1,050,212
	MIP		302,084	604,167	1,208,334
(1)

Amounts shown represent the range of possible cash payouts under the MIP for the FY 2021 performance period. Amounts actually paid out under the FY 2021 MIP are included in the 2021 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the MIP is provided above in the section titled “Each Compensation Element Serves a Unique Purpose.”

(2)

Amounts shown for PSUs represent the range of possible awards for the FY 2021 — FY 2023 performance period that the Compensation Committee determined at its October 2020 meeting with respect to annual PSU awards. Payout decisions for these PSU awards will be determined in May 2023.

(3)	Amounts shown for MIP represent 50% of the target payout for FY 2021, which is the threshold award payout.

(4)	Amounts shown for the annual PSUs represent 50% of the target payout for the FY 2021 — FY 2023 performance period, which is the threshold award payout.

(5)

Amounts shown reflect the aggregate grant date fair values of RSU and PSU awards computed in accordance with ASC Topic 718, and do not reflect actual realized values. A portion of the grant date fair value of PSU awards was determined by an independent third party using a Monte Carlo simulation model because the performance goals applicable to the PSU awards include a combination of operational and market-based (rTSR) criteria.

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             EXECUTIVE COMPENSATION

2021 Outstanding Equity Awards Table

The table below provides information on option awards and stock awards held by our NEOs as of March 31, 2021:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian S. Tyler	5,511	—	183.37	5/27/2021	91,600	17,865,664	202,536	39,502,621
	1,467	—	191.81	8/5/2021
	21,752	—	237.86	5/26/2022
	37,083	—	182.77	5/24/2023
	26,034	8,679	159.00	5/23/2024
	12,648	12,648	144.43	5/30/2025
	4,886	4,886	123.99	8/2/2025
Britt J. Vitalone	3,000	—	191.81	8/5/2021	36,588	7,136,124	90,428	17,637,077
	2,712	—	237.86	5/26/2022
	885	—	183.37	11/3/2022
	6,954	—	182.77	5/24/2023
	—	1,447	159.00	5/23/2024
	—	12,648	144.43	5/30/2025
Lori A. Schechter	3,000	—	183.37	5/27/2021	31,511	6,145,905	81,603	15,915,849
	14,419	—	191.81	8/5/2021
	15,842	—	237.86	5/26/2022
	27,720	—	182.77	5/24/2023
	15,903	5,301	159.00	5/23/2024
	—	10,976	144.43	5/30/2025
Thomas L. Rodgers	—	—	—	—	5,500	1,072,720	10,880	2,122,035
Tracy L. Faber	2,500	—	183.37	5/27/2021	11,864	2,313,955	28,651	5,588,091
	2,034	—	237.86	5/26/2022
	4,482	—	182.77	5/24/2023
	2,169	724	159.00	5/23/2024
	1,405	1,406	144.43	5/30/2025
(1)	Stock options have a seven-year term and generally vest 25% on the first four anniversaries of the grant date, subject to continued employment with the Company.

(2)	Stock awards vest as follows:

For Mr. Tyler, 10,260 shares on May 21, 2021; 10,278 shares on May 26, 2021; 8,152 shares on May 30, 2021; 20,772 shares on November 9, 2021; 21,582 shares on May 21, 2022; 10,278 shares on May 26, 2022; and 10,278 shares on May 26, 2023.

For Mr. Vitalone, 3,117 shares on May 21, 2021; 1,101 shares on May 23, 2021; 2,904 shares on May 26, 2021; 1,427 shares on May 30, 2021; 19,112 shares on November 9, 2021; 3,117 shares on May 21, 2022; 2,905 shares on May 26, 2022; and 2,905 shares on May 26, 2023.

For Ms. Schechter, 2,707 shares on May 21, 2021; 2,328 shares on May 26, 2021; 19,112 shares on November 9, 2021; 2,707 shares on May 21, 2022; 2,328 shares on May 26, 2022; and 2,329 shares on May 26, 2023.

For Mr. Rodgers, 260 shares on May 21, 2021; 856 shares on May 30, 2021; 1,072 shares on June 5, 2021; 1,166 shares on May 21, 2022; 1,073 shares on June 5, 2022; and 1,073 shares on June 5, 2023.

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For Ms. Faber, 385 shares on May 21, 2021; 629 shares on May 23, 2021; 1,564 shares on May 26, 2021; 2,459 shares on May 30, 2021; 901 shares on November 4, 2021; 1,895 shares on May 21, 2022; 1,564 shares on May 26, 2022; 902 shares on November 4, 2022; and 1,565 shares on May 26, 2023.

(3)	Based on the $195.04 closing price of the Company’s common stock as reported by the NYSE on March 31, 2021, the last day of our fiscal year.

(4)

SEC rules require us to disclose the threshold payout amounts for PSU awards outstanding as of the end of the fiscal year, except that if performance during the last completed fiscal year has exceeded threshold performance, the disclosure is based on the next higher performance measure. The value included in this column includes actual payout value with respect to FY 2019 — FY 2021 PSU awards, including the Strategic PSU awards, which exceeded threshold performance levels.

Outstanding PSUs actually earned, if any, will pay out in May 2021, May 2022 and May 2023. The following amounts reflect maximum payouts for FY 2020 — FY 2022 PSUs and FY 2021 — FY 2023 PSUs:

Completion of the three-year PSU performance period ending March 31, 2021 — Mr. Tyler, 3,732 shares; Mr. Vitalone, 8,716 shares; and Ms. Schechter, 7,571 shares.

Completion of the three-year Strategic PSU performance period ending March 31, 2021 — Mr. Tyler, 37,182 shares; Mr. Vitalone, 34,210 shares; Ms. Schechter, 34,210 shares; and Ms. Faber, 6,197 shares. One-half the shares earned under this program were converted into RSUs granted in May 2021, which will vest and pay out in May 2022.

Completion of the three-year PSU performance period ending March 31, 2022 — Mr. Tyler, 86,076 shares; Mr. Vitalone, 26,150 shares; Ms. Schechter, 22,708 shares; Mr. Rodgers, 2,338 shares; and Ms. Faber, 10,956 shares.

Completion of the three-year PSU performance period ending March 31, 2023 — Mr. Tyler, 75,546 shares; Mr. Vitalone, 21,352 shares; Ms. Schechter, 17,114 shares; Mr. Rodgers, 8,542 shares; and Ms. Faber, 11,498 shares.

2021 Option Exercises and Stock Vested Table

The table below provides information on stock options exercised and stock awards vested with respect to our NEOs during the fiscal year ended March 31, 2021:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian S. Tyler	20,594	90,858	10,260	1,496,113
Britt J. Vitalone	16,987	334,434	12,665	1,967,820
Lori A. Schechter	5,488	85,448	9,915	1,470,100
Thomas L. Rodgers	-0-	-0-	886	131,450
Tracy L. Faber	-0-	-0-	3,293	516,307
(1)	Amount shown represents values realized, calculated as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)

Amount shown represents the aggregate fair market values of the Company’s common stock realized upon the vesting of RSUs. The Company’s RSUs accrue dividend equivalents, the values of which are factored into the grant date fair value of the award. In addition to the amount realized upon vesting of RSUs, participants received a cash payment of dividend equivalents and accrued interest which for Mr. Tyler was $16,902, for Mr. Vitalone was $72,400, for Ms. Schechter was $4,458, for Mr. Rodgers was $3,340, and for Ms. Faber was $10,320.

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             EXECUTIVE COMPENSATION

2021 Nonqualified Deferred Compensation Table

The table below provides information on the contributions, earnings and account balances for our NEOs participating in a Company-sponsored nonqualified deferred compensation program. The nonqualified deferred compensation plans referenced in the table below are described in the narrative immediately following the table.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Brian S. Tyler
SRSP Plans	194,604	140,683	42,926	-0-		2,014,550
DCAP Plans	-0-	-0-	92,269	-0-		4,184,489
Dividend Equivalents	-0-	143,621	4,124	16,902	(4)	263,928
Britt J. Vitalone
SRSP Plans	10,250	8,200	95	-0-		18,545
DCAP Plans	-0-	-0-	16,066	-0-		108,713
Dividend Equivalents	-0-	69,146	2,781	72,400	(4)	114,332
Lori A. Schechter
SRSP Plans	73,489	49,191	13,411	-0-		664,619
DCAP Plans	598,293	16,896	389,296	-0-		4,527,510
Dividend Equivalents	-0-	50,554	1,585	4,458	(4)	96,658
Thomas L. Rodgers
SRSP Plans	33,189	16,886	62,265	-0-		226,965
DCAP Plans	-0-	-0-	-0-	-0-		-0-
Dividend Equivalents	-0-	7,917	217	3,340	(4)	12,114
Tracy L. Faber
SRSP Plans	45,172	28,638	5,054	-0-		263,787
DCAP Plans	-0-	-0-	19,429	-0-		881,129
Dividend Equivalents	-0-	20,341	510	10,320	(4)	31,336
(1)	Amounts shown reflect deferrals into SRSP and/or DCAP III accounts. These amounts are reported as compensation in the 2021 Summary Compensation Table above.

(2)	Amounts shown represent Company contributions to SRSP and/or DCAP III accounts, as well as amounts credited on undistributed dividend equivalents.

(3)	Amounts shown include earnings (or losses) on compensation deferred into the current SRSP and DCAP III plans and their respective predecessor plans.

(4)

Amount shown represents dividend equivalents and interest thereon. All recipients of RSUs, including our NEOs, receive dividend equivalents at the same dividend rate received by the Company’s common stock investors, which is currently $0.42 per share per quarter. Dividend equivalents granted in tandem with RSUs are distributed in cash upon vesting of the related RSUs. Dividend equivalents granted prior to April 28, 2020 are credited with interest at the default interest rate provided under DCAP III, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year. Dividend equivalents granted in tandem with RSUs granted after April 28, 2020 are not credited with interest.

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Supplemental Retirement Savings Plan

The SRSP was originally adopted by the Board on January 1, 2005 and is the successor plan to the Supplemental Profit-Sharing Investment Plan (SPSIP), which was frozen effective December 31, 2004. The SRSP includes deferral and distribution provisions intended to comply with IRC Section 409A. The SRSP was most recently amended effective July 30, 2019.

U.S. employees, including NEOs, may elect to participate in the SRSP. Participants may elect to defer, in whole percentages, from 1.0% to 5.0% of covered compensation in excess of the IRC Section 401(a)(17) limit (currently $290,000 per year). “Covered compensation” under this plan includes base salary and MIP payouts. An election to participate in the SRSP remains in effect until the participant informs the plan administrator that he or she wishes to cease participation. In that case, the election to cease participation becomes effective at the beginning of the next calendar year. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of our 401(k) Plan (Company Match). Participants are 100% vested in both the Company Match and their own contributions in the SRSP.

Participants in the SRSP and SPSIP make a distribution election at the time they elect to enroll in the plan. Upon separation from service, distributions may be made in either a lump sum or in installments. If the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under the SRSP and the SPSIP are subject to ordinary income taxes.

Accounts in the SRSP are credited with earnings (or losses) based on the employee’s choice of hypothetical investments in certain of the funds offered under our 401(k) Plan. In the event no such hypothetical investment choice is made, interest is credited to the participant’s account at a default interest rate, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year.

Unlike tax-qualified retirement accounts, assets for the payment of benefits under the SRSP and SPSIP are not held in trust. Distributions under these plans are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board on January 1, 2005 and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes deferral and distribution provisions intended to comply with IRC Section 409A. The DCAP III was most recently amended effective July 30, 2019.

Participation in DCAP III is offered to all senior-level management and executive-level employees, including our executive officers, and certain additional categories of senior-level professionals who are highly compensated employees. Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payout and, for those who also participate in the Cash LTIP, up to 90% of any Cash LTIP payment. Unlike the SRSP, an employee’s election to participate in the DCAP III is in effect for only one calendar year. Amounts deferred under the DCAP III are credited to a book account, and credited with earnings (or losses) based on the employee’s choice of hypothetical investments in certain of the funds offered under the 401(k) Plan. In the event no such hypothetical investment choice is made, interest is credited to the participant’s account at a default interest rate, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year.

Participants in the DCAP III make a distribution election at the time they elect to defer compensation. Distributions may be made at one or more specified dates in the future or upon separation from service in either a lump sum or in installments. If the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under the DCAP plans are subject to ordinary income taxes.

Earnings that are deferred into the DCAP III are not considered “covered compensation” for 401(k) Plan or SRSP purposes, as defined by those plans. No 401(k) Plan or SRSP employee deductions are taken from compensation deferred into the DCAP III. To keep the DCAP III participants whole with respect to their Company Match, an amount is credited to a participant’s DCAP III account equal to 4% of the amount deferred.

As with the SRSP and the SPSIP, assets for the payment of benefits under the DCAP plans are not held in trust. Distributions are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

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             EXECUTIVE COMPENSATION

Executive Severance Policies

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on April 23, 2013 (Executive Severance Policy), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause” (defined generally as negligent or willful misconduct which, in the sole determination of the CEO, is injurious to the Company), and the termination is not covered by the Company’s CIC Policy as described below.

The benefit payable to participants under the Executive Severance Policy is the sum of 12 months’ base salary plus one month’s base salary per year of service, up to the lesser of (i) 24 months and (ii) the number of months until the participant turns age 62. Benefits under this plan are paid as salary continuation and are reduced or eliminated by any income the executive receives from subsequent employers during the severance payment period. Participants must execute a general release of the Company and its affiliates in order to receive severance benefits. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy.

Commencement of payments under the Executive Severance Policy may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the default interest rate applicable to amounts deferred under DCAP III (DCAP Rate) until paid. Pursuant to the Executive Severance Policy, the Company will seek shareholder approval for any future arrangement with a participant in the plan that would provide for severance pay and benefits having a present value exceeding 2.99 times the sum of the executive’s base salary and target bonus.

Change in Control Policy

The Change in Control Policy for Selected Executive Employees, amended and restated effective January 28, 2020 (CIC Policy), provides for severance payments to eligible executive employees of the Company (including executive officers). Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control.” For purposes of the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” and either proximate to or instigated by the party involved in, or otherwise in connection with, the Change in Control, or one that is initiated by the participant for “Good Reason.” Cause and Good Reason have the definitions set forth in the CIC Policy, which was included as an exhibit to the Company’s Annual Report on Form 10-K, as filed with the SEC on May 22, 2020. A Change in Control is defined as the occurrence of any change in ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRC Section 409A.

The CIC Policy expands eligibility for benefits to a larger employee group than is eligible under the Executive Severance Policy. Tier one participants (which would include any NEO participating in the CIC Policy) are eligible for a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as the sum of (i) annual base salary plus (ii) the greater of (A) the participant’s target bonus under the MIP or (B) the average of the participant’s MIP award for the prior three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award). Tier one participants are eligible for Company-paid life insurance for three years, and a taxable cash payment which is sufficient to provide a net amount equal to the participant’s premium for COBRA continuation coverage for three years. CIC Policy severance payments may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid.

Effective January 28, 2020, the Compensation Committee approved amendments to the CIC Policy that include elimination of excise tax gross-ups. In the event that payments and benefits received in connection with a change in control would constitute parachute payments subject to excise tax under IRC Section 4999, payments and benefits will be reduced to the extent necessary to avoid payment of the excise tax, but only if the reduction results in a greater after-tax benefit to the participant.

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             EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The following narrative describes potential payments and benefits that may be received by our NEOs or their respective beneficiaries pursuant to existing plans or arrangements under various separation scenarios, including termination of employment or a change in control of McKesson. SEC rules require that we include a discussion of the effect of such events on Cash LTIP awards, although this plan has been discontinued and final payouts under the plan will be made in June 2021.

Benefits and Payments upon Death or Disability

In the event of (i) death or (ii) termination of employment due to permanent and total disability, which occurs on the first anniversary of the date the executive is unable to perform services, executives are entitled to accelerated vesting of their outstanding options and RSUs, prorated PSU awards, prorated MIP awards and prorated Cash LTIP awards for any Cash LTIP performance period that is at least 50% complete. Prorated PSU, MIP and Cash LTIP payments are made at the end of the performance period when payments are made to other plan participants. Vested stock options remain exercisable for three years, subject to earlier expiration of the option term.

Termination for Cause

Generally, under the Company’s plans and programs, “Cause” means the executive’s willful misconduct and in some cases the executive’s negligent misconduct, which, in any case, is injurious to the Company. The specific consequences of such behavior are reflected in plan documents. In the event of termination for Cause, all obligations or commitments under our incentive plans are canceled or voided, including outstanding equity grants, vested stock options, and MIP and Cash LTIP awards. However, payments such as accrued but unpaid salary and paid time off are made as required by federal and state laws.

Benefits and Payments upon Voluntary Termination

In the event of voluntary termination, all unvested incentive awards are canceled unless the employee is eligible for certain benefits based on age and service with the Company. Employees whose age plus service equals 65 (65 points) are eligible for prorated MIP awards upon voluntary termination on or after January 1 of the fiscal year. For Cash LTIP awards, employees who have attained age 60 with at least 10 years of service are eligible for continued participation in outstanding Cash LTIP awards, provided that they have worked at least one year of the performance period. Under the 2013 Stock Plan, all employee participants with at least 65 points have three years to exercise vested stock options following a voluntary termination, subject to expiration of the option term. Employees who have attained age 60 with at least 10 years of service are eligible for continued vesting of equity awards following a voluntary termination, and the full term to exercise stock options, provided that the award was granted at least one year before the date of termination.

Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

The Executive Severance Policy covers executives, including our NEOs, who are nominated by management and approved by the Compensation Committee. The Executive Severance Policy is described above under “Executive Severance Policies.”

Benefits and Payments upon Involuntary Termination in Connection with a Change in Control

The CIC Policy provides severance benefits to certain selected employees, including our NEOs. The CIC Policy is described above under “Executive Severance Policies.”

Upon a qualifying termination in connection with a Change in Control, the 2013 Stock Plan and applicable award agreements provide for accelerated vesting of outstanding unvested equity awards. Award agreements under the 2013 Stock Plan provide that upon a Change in Control, PSUs convert into time-based vesting awards based on the greater of target or actual performance under the terms of the awards through the date of the Change in Control. The MIP provides for payment, after the end of the fiscal year in which a Change in Control occurs, equal to the greatest of (i) the target award; (ii) the award payable based on actual performance; or (iii) the average actual award payable to the participant for the prior three years. This MIP award is also payable if the participant’s employment is involuntarily terminated within 12 months after a Change in Control. The Cash LTIP and applicable award agreements provide for payout of outstanding awards upon an involuntary termination in connection with a Change in Control. This Cash LTIP payout is calculated based on achievement against performance measures through the last completed fiscal year.

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             EXECUTIVE COMPENSATION

The table below sets forth the value of benefits to which NEOs or their beneficiaries may be entitled under the five termination scenarios described above. Unless otherwise noted, the amounts shown assume separation on March 31, 2021 and, where applicable, are calculated using the $195.04 closing price of the Company’s common stock on March 31, 2021, the last day of our fiscal year.

In the table below, a “-0-” indicates no monetary value is associated with the benefit, while a “–” indicates the NEO is not entitled to the benefit.

Name	Benefit	Benefits and Payments upon Death or Disability ($) (a)	Termination for Cause ($) (b)	Benefits and Payments upon Voluntary Termination ($) (c)	Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason ($) (d)	Benefits and Payments upon Involuntary Termination in Connection with a Change in Control ($) (e)
Brian S. Tyler	Salary Continuation / Severance(1)	—	—	—	2,503,125	9,087,049
	MIP(2)	882,813	—	882,813	882,813	1,765,625
	Cash LTIP(3)	720,000	—	—	—	720,000
	Value of Stock Vesting(4)	33,897,367	—	—	—	41,725,297
	Value of Options Vesting(4)	1,300,057	—	—	—	1,300,057
	Medical(5)	—	—	—	—	70,896
	Total	36,800,237	—	882,813	3,385,938	54,668,924
Britt J. Vitalone	Salary Continuation / Severance(1)	—	—	—	1,642,050	5,217,768
	MIP(2)	911,567	—	911,567	911,567	911,567
	Cash LTIP(3)	540,000	—	—	—	540,000
	Value of Stock Vesting(4)	17,902,722	—	—	—	20,417,567
	Value of Options Vesting(4)	692,265	—	—	—	692,265
	Medical(5)	—	—	—	—	42,536
	Total	20,046,554	—	911,567	2,553,617	27,821,703
Lori A. Schechter	Salary Continuation / Severance(1)	—	—	—	1,402,000	5,601,933
	MIP(2)	773,333	—	773,333	773,333	1,059,056
	Cash LTIP(3)	468,900	—	—	—	468,900
	Value of Stock Vesting(4)	16,327,384	—	—	—	18,418,797
	Value of Options Vesting(4)	746,543	—	—	—	746,543
	Medical(5)	—	—	—	—	63,449
	Total	18,316,160	—	773,333	2,175,333	26,358,678
Thomas L. Rodgers	Salary Continuation / Severance(1)	—	—	—	1,009,708	3,030,663
	MIP(2)	455,755	—	—	—	455,755
	Cash LTIP(3)	76,500	—	—	—	76,500
	Value of Stock Vesting(4)	1,502,393	—	—	—	2,133,738
	Value of Options Vesting(4)	—	—	—	—	—
	Medical(5)	—	—	—	—	62,548
	Total	2,034,648	—	—	1,009,708	5,759,204
Tracy L. Faber	Salary Continuation / Severance(1)	—	—	—	1,095,313	3,703,875
	MIP(2)	604,167	—	—	—	604,167
	Cash LTIP(3)	76,500	—	—	—	76,500
	Value of Stock Vesting(4)	4,608,600	—	—	—	5,712,331
	Value of Options Vesting(4)	97,251	—	—	—	97,251
	Medical(5)	—	—	—	—	19,429
	Total	5,386,518	—	—	1,095,313	10,213,553
(1)

Amounts shown in column (d) represent salary continuation calculated under the Executive Severance Policy plus six months’ interest accrued at the DCAP Rate, as though payments would be delayed six months to comply with IRC Section 409A. Amounts shown in column (e) represent the lump sum severance benefit calculated under the CIC Policy plus six months’ interest accrued at the DCAP Rate, as though payment would be delayed six months to comply with IRC Section 409A.

(2)

Amounts shown in columns (a), (c) and (d) represent actual MIP payouts for FY 2021 as reported in the 2021 Summary Compensation Table on page 61. Amounts shown in column (e) are equal to the greatest of (i) the target award; (ii) the award payable based on actual performance; or (iii) the average actual award payable to the participant for the prior three years.

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(3)	Amounts shown represent the actual Cash LTIP payouts for the FY 2019 — FY 2021 performance period as reported in the 2021 Summary Compensation Table on page 61.

(4)

Amounts shown represent the value of unvested stock options, RSUs and PSUs as of March 31, 2021, which would become vested in whole or in part upon certain termination events. Option values are calculated as the difference between the option exercise price and $195.04, the closing price of the Company’s common stock on March 31, 2021, the last day of our fiscal year. The amounts shown for the Value of Stock Vesting in the event of “Involuntary Termination in Connection with a Change in Control” (column (e)) include PSU awards converted to RSUs based on the greater of target and actual performance. PSU awards in this column are shown at (i) target performance with respect to FY 2019 — FY 2021 PSU awards; (ii) actual performance with respect to Strategic PSU awards; and (iii) target performance with respect to PSU awards with in-flight performance periods as of March 31, 2021. For more information on unvested equity awards held by our NEOs, refer to the 2021 Outstanding Equity Awards Table.

(5)	Amounts shown represent three years of premiums for COBRA continuation coverage.

CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. As permitted by SEC rules, we used the same median employee this year that we used for our pay ratio disclosure in our 2020 proxy statement, because there has been no change in our global employee population or employee compensation arrangements that we believe would result in a significant impact to the pay ratio. We identified our median employee using our global employee population identified as of January 1, 2020, which includes sizable retail pharmacy employee populations in the United Kingdom and Canada. We used annual base pay as our consistently applied compensation measure. For purposes of our CEO pay ratio, our CEO’s compensation is $14,840,073 and our median employee compensation is $44,374. Accordingly, our CEO to median employee pay ratio is 334:1.

Our CEO pay ratio disclosure is a reasonable estimate and may not be comparable to the CEO pay ratio reported by other companies because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions.

- 2021 Proxy Statement	71

ITEM 3.	Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

As required by Exchange Act Section 14A, shareholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of named executive officers (NEOs) as disclosed in this proxy statement. This item, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on compensation for NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs and the objectives, policies and practices described in this proxy statement. Accordingly, you are asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”

Our Board recommends a vote “FOR” this resolution. McKesson plays a critical role in healthcare in normal times, and our highest priorities during the COVID-19 pandemic continue to be delivering critical healthcare supplies and medications to address the crisis, while supporting our employees and protecting their health and safety.

Despite the uncertainty and adverse global business impacts of this unprecedented health crisis, our businesses had strong execution, underpinned by stable fundamentals and dedicated employees. As a result, we delivered adjusted operating results that exceeded the original expectations set in June 2020. Our commitment to executing our strategy, and transforming and simplifying the operating model contributed to these strong financial results. Most importantly, we successfully delivered for our customers and partners during this challenging time by focusing on our work with the U.S. Government to support the COVID-19 vaccination effort. Throughout the dynamic and challenging macroeconomic backdrop in FY 2021, we continued to respond to the demand brought on by the pandemic, leveraging the breadth and scale of our distribution and services capabilities, and investing in the areas of oncology and biopharma services, where we have key differentiation.

It remains critical that we have an executive compensation program that appropriately attracts, retains and incentivizes management while aligning pay with performance, driving long-term value creation and reflecting the views of shareholders. In light of the uncertainties relating to the COVID-19 pandemic, the Compensation Committee implemented a temporary base salary reduction of 10% for our executive officers.

Our Board also remains deeply concerned by the impact the opioid epidemic is having on families and communities across the U.S., and this public health crisis remains top of mind. We are committed to being part of the solution through protecting the integrity of the pharmaceutical supply chain to ensure availability of appropriate treatments to patients with serious illnesses and injuries. During FY 2021, McKesson recorded a GAAP-only pre-tax charge of $8.1 billion, $6.8 billion post-tax, related to the estimated liability for opioid-related claims of governmental entities, which we refer to as the settlement charge. While as of June 1, 2021 no settlement has been reached and no payments have been made, we determined that based on the ongoing advanced discussions and substantial progress we have made toward a settlement, it was appropriate to accrue for this liability. Consistent with our compensation philosophy, the Compensation Committee considered the settlement charge when evaluating pay outcomes for our NEOs. For that reason, despite significant outperformance of our incentive metrics as they are normally projected and calculated, the committee and management believed that negative discretionary adjustments were necessary to ensure that the pay outcome for our executives showed appropriate alignment with the non-operating outcome for our business.

We were pleased that our executive compensation program was approved by shareholders at the 2020 Annual Meeting of Shareholders with approximately 89% of votes cast in favor of the proposal. We appreciate our shareholders’ support of our executive compensation program, and we are committed to soliciting input to ensure we meet ongoing shareholder expectations regarding our compensation practices. In light of the substantial structural changes made to our executive compensation program for FY 2020, and given the positive feedback we received from our shareholders regarding those changes, our Compensation Committee did not make any additional adjustments to the plans for FY 2021.

While the say-on-pay vote is advisory and therefore not binding on the Company, our Board and our Compensation Committee value the diverse perspectives of our shareholders, which we receive through a number of channels, including the say-on-pay vote. We carefully consider our shareholders’ feedback throughout the year in evaluating our executive compensation program, and work diligently to implement changes that we believe are in the best interests of our shareholders. Since 2011, we have provided for an annual advisory vote on compensation of our NEOs. We believe that FY 2021 pay outcomes demonstrate our pay-for-performance philosophy, are consistent with shareholder input, and ensure that our leadership team is aligned with our strategic goals.

72	- 2021 Proxy Statement

ITEM 4.	Shareholder Proposal on Action by Written Consent of Shareholders

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who represents that he is the holder of no less than 50 shares of the Company’s common stock:

Proposal 4 — Adopt a Mainstream Shareholder Right — Written Consent

Shareholders request that our board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholders’ ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

This proposal topic already won 46%-support at the 2017 McKesson annual meeting. This 46%-support likely represented 51%-support from the shares that have access to independent proxy voting advice. Most retail shareholder do not have access to independent proxy voting advice.

MCK management is opposed to independent shareholder views on this proposal topic. MCK management forced MCK shareholders to pay for glossy advertising against this proposal topic in 2017 and 2020. Meanwhile management had the gall to brag about “robust shareholder engagement.” This is really a “robust shareholder engagement” to only rally behind the holdout views of management.

Meanwhile Ms. Susan Salka, the chair of the Governance Committee and responsible for this, was rejected by more votes than any other director in 2020. Ms. Salka was rejected by 15-times as many shares as each of her 5 MCK director peers. And Ms. Salka was apparently unaware of the elementary fact that written consent can be structured so that all shareholders receive notice.

And Ms. Salka has some responsibility for the conduct of the 2020 MCK online shareholder meeting which did not even announce the up or down voting outcome for 6 ballot items.

A shareholder right to act by written consent affords MCK management strong protection for a holdout management mentality during the current rapid changing business environment. Due to the low shareholder voting participating at MCK annual meetings any action taken by written consent would still need 63% supermajority approval from the shares that normally cast ballots at the MCK annual meeting to equal the required majority from the MCK shares outstanding.

The avalanche of bare bones online shareholder meetings in 2020 makes the shareholder right to act by written consent more valuable. Shareholders are so restricted in online meetings that management will never want a return to the more transparent in-person shareholder meeting format.

Shareholders are restricted because all constructive questions and comments can be screened out by management. For instance the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button for shareholders. And AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak.

Please vote yes:

Adopt a Mainstream Shareholder Right — Written Consent — Proposal 4

Your Board recommends a vote “AGAINST” this proposal on Action by Written Consent of Shareholders for the following reasons:

We allow shareholders owning 15% or more to call a special meeting

The Board believes that implementation of this proposal about shareholder action by written consent is unnecessary given the ability of shareholders to call special meetings. Following our 2018 Annual Meeting of Shareholders, after carefully consulting

- 2021 Proxy Statement	73

             ITEM 4. SHAREHOLDER PROPOSAL ON ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

with, and considering, the views of our shareholders, the Board decided to amend our By-Laws to decrease the ownership threshold required to call a special meeting from 25% to 15% in May 2019. This represents another reflection of the Company’s responsiveness to shareholder concerns. The results of benchmarking against other S&P 500 companies indicated that the 15% threshold is lower than the most prevalent special meeting threshold adopted by those companies.

Presenting matters at an annual or special meeting of shareholders allows all shareholders to consider, discuss and vote on pending shareholder actions. In contrast, the written consent proposal would permit a small group of shareholders (including those who accumulate a short-term voting position through the borrowing of shares) with no fiduciary duties to other shareholders to initiate action with no prior notice either to the other shareholders or to the Company, thus preventing all shareholders from having an opportunity to deliberate in an open and transparent manner, and to consider arguments for and against any action, including the Company’s position.

We have demonstrated a commitment to corporate governance best practices

In addition to providing for shareholders’ right to call special meetings, the Company has a track record of continually evaluating and enhancing its governance practices. The Board believes the need for adoption of this proposal should be evaluated in the context of the Company’s other governance best practices, as described in the Proxy Summary and the section of this proxy statement titled “Corporate Governance.” In addition to shareholder right to call a special meeting (15% ownership threshold), the Company’s governance best practices include:

•	No super-majority voting requirements

•	Proxy access rights for our shareholders since 2015

•	Our adoption of an independent chair structure in 2018

•	A majority voting standard for uncontested director elections

•	Annual director elections

•	No “poison pill” provisions

•	Our commitment to shareholder engagement and board refreshment

Our shareholders have expressed that the right of shareholders to act by written consent is not warranted

Our shareholders have considered, and rejected, the right to act by written consent on multiple occasions, including at the 2020, 2017, 2014 and 2013 Annual Meetings of Shareholders. These voting results are consistent with feedback we received directly from a number of shareholders through our shareholder engagements.

In addition to considering feedback from our shareholders, the Board has considered the costs and risks to the Company that the right of shareholders to act by written consent would introduce. The Board believes that the governance process whereby corporate actions are approved at a meeting of the shareholders, whether an annual meeting or a special meeting, provides certain protections and advantages to our shareholders. Holding a shareholder meeting ensures that proposals are widely disseminated to our shareholders through the proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the Securities and Exchange Commission. If a meeting is convened, the Board is provided with an opportunity to present an analysis of such proposals and can present its recommendations to the Company’s shareholders. The proxy statement and any additional soliciting materials must be distributed to all shareholders of record in advance of the meeting, providing shareholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxies.

By contrast, action by less than unanimous written consent at any time does not guarantee any of these protections or advantages. Additionally, the Board may not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent.

Our governance structure provides shareholders with other effective means to express their views

The Board opposes this proposal because it could have adverse consequences to McKesson and its shareholders, including potential abuse, disenfranchisement of minority shareholders, lack of transparency and accountability to our shareholders, and the undermining of an orderly governance process for taking significant corporate actions. This proposal would provide certain of our shareholders with the ability to take an action without input from and notice to all of our shareholders.

In addition, because proponents of an action by written consent need not satisfy any holding requirements with respect to our common stock, market participants engaging in short-term speculation could potentially determine the outcome of any particular issue. Such shareholders may not act in the interests of longer-term holders of our common stock.

74	- 2021 Proxy Statement

             ITEM 4. SHAREHOLDER PROPOSAL ON ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

Our shareholders have other avenues for raising important matters with our Board other than in connection with our annual meeting of shareholders. Besides the right to call a special meeting and the proxy access right to nominate directors, the Company has procedures in place that provide our shareholders with the opportunity to communicate directly with members of the Board, including the independent Board Chair, as described in the section of this proxy statement titled “Communications with Directors.”

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our shareholders.

Your Board recommends a vote “AGAINST” this proposal on Action by Written Consent of Shareholders.

- 2021 Proxy Statement	75

ANNUAL MEETING INFORMATION

Record Date & Who Can Vote

On June 8, 2021, the Company began delivering proxy materials to all shareholders of record at the close of business on May 28, 2021 (Record Date). On the Record Date, there were 154,666,708 shares of the Company’s common stock outstanding and entitled to vote. As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (A) held for you in an account with a broker, bank or other nominee; (B) held directly in your name as the shareholder of record; or (C) allocated to your account in the Company’s 401(k) Retirement Savings Plan (401(k) Plan).

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for 10 days prior to the meeting for any purpose germane to the Annual Meeting. You may request this information prior to the Annual Meeting by contacting the Corporate Secretary of the Company by email at corpsecretary@mckesson.com.

How to Vote

Your vote is important. Shareholders can vote by using the Internet, telephone or mail, or at the Annual Meeting. As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date. You can vote in any of the following ways:

Shareholders of Record or a Participant in the Company’s 401(k) Plan

If you are a shareholder of record or a participant in the Company’s 401(k) Plan, you can vote your shares by using the Internet, by calling a toll-free number, or by mailing your signed proxy card(s). Specific instructions for voting by means of the Internet or telephone are included on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you do not wish to vote via the Internet or by telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

Street Name Shareholders

If you have shares held by a broker, bank or other nominee, you can vote your shares by following the instructions provided by your broker, bank or other nominee.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Proxy Authority

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We are currently not aware of any matter to be presented at the Annual Meeting other than the items described in this proxy statement.

Revocation

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Corporate Secretary a written revocation or a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and casting a ballot.

Attendance

The Annual Meeting will be conducted exclusively online without an option for physical attendance, to support the health and well-being of our employees and shareholders in light of the COVID-19 pandemic. Shareholders of record as of the record

76	- 2021 Proxy Statement

             ANNUAL MEETING INFORMATION

date will be able to attend and participate in the online Annual Meeting by visiting www.virtualshareholdermeeting.com/MCK2021 and entering the 16-digit control number on your Notice, voting instructions form or on your proxy card for purposes of asking questions and casting your votes for the Annual Meeting ballot items. Only shareholders and proxy holders who enter their valid control number will be able to participate in the online Annual Meeting in order to submit questions and vote.

The live webcast of the Annual Meeting will begin promptly at 8:30 a.m., Central Daylight Time. We encourage you to access the webcast early, starting at approximately 8:15 a.m., Central Daylight Time, in order to allow yourself time to log in and test your computer. If you encounter technical difficulties accessing the online Annual Meeting, please call the technical support telephone number posted on www.virtualshareholdermeeting.com/MCK2021.

Even if you plan to attend the Annual Meeting online, we recommend that you vote in advance of the Annual Meeting as described in this proxy statement, so that your vote will be counted if you later decide to not attend the Annual Meeting or you encounter technical difficulties. If you properly submit your votes before the online Annual Meeting, then you do not have to vote at the Annual Meeting unless you wish to change your vote.

Dividend Reinvestment Plan

For those shareholders who participate in the Company’s Automatic Dividend Reinvestment Plan (DRP), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

401(k) Plan

Participants in the Company’s tax-qualified 401(k) Plan have the right to instruct the trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the 401(k) Plan provides that all shares for which no voting instructions are received from participants will be voted by the trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to 401(k) Plan participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

Quorum, Vote Required and Method of Counting Votes

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions or broker non-votes will be considered present for quorum purposes.

Item 1 – Election of Directors. Each share of the Company’s common stock you own entitles you to one vote at the Annual Meeting. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below) will not count as votes cast and will have no effect on the outcome of the matter. Each nominee previously submitted an irrevocable resignation in the event that the nominee fails to receive a majority of the votes cast and the Board decides to accept that resignation. If a nominee fails to receive the required votes, the Governance Committee will make a recommendation to the Board with respect to the irrevocable resignation, and the Board will take action no later than 90 days following the annual meeting and publicly disclose its determination.

All Other Items – For all other items to be presented at the Annual Meeting, approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, each of these other proposals. Shares represented by abstentions on a proposal will be counted as present at the Annual Meeting and will have the effect of a vote against the matter. On all proposals other than Item 2 where brokers can cast discretionary votes, broker non-votes with respect to a proposal will have no effect on the outcome of the matter.

All votes cast at the Annual Meeting will be tabulated by the independent inspector of election.

Broker Non-Votes

Broker non-votes occur when beneficial owners do not provide voting instructions and the broker, bank or other nominee does not have discretion to vote. Rules of the NYSE prohibit discretionary voting by brokers on certain matters. At the Annual

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             ANNUAL MEETING INFORMATION

Meeting, if brokers, banks and other nominees have not received instructions from the beneficial owners, they will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Item 2).

Therefore, we encourage all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Voting Results

We intend to publish voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2021 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Shareholders of Record: You may elect to receive proxy materials online next year in place of printed materials by logging on to www.proxyvote.com and entering your request within either the Internet voting section or order hard copy options. By doing so you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on the Form 10-K, proxy statement and voting form when they become available.

Beneficial Shareholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by sending an e-mail to Investor Relations at investors@mckesson.com.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on July 23, 2021. Our 2021 proxy statement and annual report are available free of charge on our website at www.mckesson.com.

Householding of Proxy Materials

To reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless contrary instructions have been received from the affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and receive only one set of proxy materials, but would like to request a separate copy of these materials, we will have a separate copy promptly delivered to you upon your written or oral request. To make your request, please contact Broadridge Investor Communication Solutions by calling 1-866-540-7095 or by writing to Broadridge Investor Communication Solutions, Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 and include your name, the name of your broker or other nominee and your account number(s). You may also contact Broadridge Investor Communication Solutions if you received multiple copies of the proxy materials and prefer to receive a single copy in the future.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Alliance Advisors LLC to assist in distributing these proxy materials. We have also engaged Alliance Advisors LLC to assist in the solicitation of proxies. We expect Alliance’s solicitation fee to be approximately $35,000 plus out-of-pocket expenses. The directors, officers and employees of the Company may also participate in the solicitation without remuneration in addition to compensation received as directors, officers or employees.

78	- 2021 Proxy Statement

             ANNUAL MEETING INFORMATION

Shareholder Proposals for the 2022 Annual Meeting

To be eligible for inclusion in the Company’s 2022 proxy statement pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals must be sent to the Corporate Secretary of the Company at the principal executive offices of the Company, 6555 State Highway 161, Irving, Texas 75039, and must be received no later than February 8, 2022. The Company’s Advance Notice By-Law provisions require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 24, 2022 and no earlier than March 25, 2022. Shareholders may also request that director nominees be included in the Company’s proxy materials pursuant to the Company’s proxy access provisions under its By-Laws. Such nominations must be submitted no later than March 25, 2022 and no earlier than February 23, 2022. Each shareholder making such a nomination would be required to provide certain information, representations and undertakings as outlined in the By-Laws.

A copy of the full text of the Company’s By-Laws referred to above may be obtained by writing to the Corporate Secretary of the Company.

By Order of the Board of Directors

Michele Lau

Senior Vice President,

Corporate Secretary and

Associate General Counsel

June 8, 2021

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, McKesson Corporation, 6555 State Highway 161, Irving, TX 75039.

Website addresses and hyperlinks are included for reference only. The information contained on or available through websites referred to and/or linked to in this Proxy Statement (other than the Company’s website to the extent specifically referred to herein as required by the SEC or NYSE rules) is not part of this proxy solicitation and is not incorporated by reference into this Proxy Statement or any other proxy materials.

- 2021 Proxy Statement	79

APPENDIX A — SUPPLEMENTAL INFORMATION

The Company believes the presentation of Non-GAAP measures provides useful supplemental information to investors with regard to its operating performance, as well as assists with the comparison of its financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Non-GAAP measures assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Non-GAAP measures may be defined and calculated differently by other companies in the same industry.

Reconciliation of GAAP Earnings (Loss) Per Diluted Share (EPS) to Adjusted Earnings Per Share (EPS) for Incentive Compensation (Non-GAAP)

	Year Ended March 31, 2021

Loss per diluted common share from continuing operations attributable to McKesson Corporation (GAAP)(a)	$(28.26)

After-tax adjustments:

Amortization of acquisition-related intangibles	2.02

Transaction-related expenses and adjustments	0.62

LIFO inventory-related adjustments	(0.17)

Gains from antitrust legal settlements	(0.83)

Restructuring, impairment, and related charges, net	1.71

Claims and litigation charges, net	41.22	(c)

Other adjustments, net	0.66

Adjusted Earnings per Diluted Share (Non-GAAP)(a) (b)	$ 17.21

After-tax adjustments:

Incentive compensation adjustments, net(a)	(0.17	)(d)

Adjusted EPS for Incentive Compensation (Non-GAAP)(a)	$ 17.04

	FY 2019 — FY 2021 Cumulative

3-Year cumulative loss per diluted common share from continuing operations attributable to McKesson Corporation (GAAP)(a)	$(23.10	)(e)

After-tax adjustments	68.59

3-Year Cumulative Adjusted Earnings per Diluted Share (Non-GAAP)(a) (b)	$ 45.73	(c) (e) (f)

Incentive compensation adjustments, net(a)	(7.20	)(g)

3-Year Cumulative Adjusted EPS for Incentive Compensation (Non-GAAP)(a)	$ 38.53

(a)	Certain computations may reflect rounding adjustments.

(b)

We calculate loss per diluted common share from continuing operations attributable to McKesson Corporation (GAAP) for the year ended March 31, 2021 using a weighted average of 160.6 million common shares, which excludes dilutive securities from the denominator due to their antidilutive effect when calculating a net loss per diluted share. We calculate adjusted earnings per diluted share (Non-GAAP) for the year ended March 31, 2021 on a fully diluted basis, using a weighted average of 162.0 million common shares. Because we show the GAAP to Non-GAAP per share reconciling items on a fully diluted basis, any footing differences in those items are due to different weighted average share counts. This methodology results in per share difference of $0.24 for the year ended March 31, 2021.

(c)

For the year ended March 31, 2021, includes a $41.82 per diluted share adjustment related to our estimated liability for opioid-related claims of states, their political subdivisions, and other government entities. This was partially offset by a $(0.60) per diluted share adjustment related to insurance proceeds received, net of attorneys’ fees and expenses awarded to plaintiffs’ counsel, in connection with the settlement of the shareholder derivative action related to our controlled substances monitoring program. For additional information, see footnote (d) in the FY 2021 table below under Reconciliation of GAAP Income (Loss) from Continuing Operations before Interest Expense and Income Taxes to Adjusted Operating Profit for Incentive Compensation (Non-GAAP).

(d)	Consists of foreign currency gains or losses per diluted share, primarily related to Euros and Canadian dollars, compared to our fiscal 2021 plan FX rates.

(e)

GAAP earnings (loss) per diluted common share from continuing operations attributable to McKesson Corporation, as reported in our Annual Report on Form 10-K, was $(28.26), $4.99, and $0.17 for the years ending March 31, 2021, 2020, and 2019, respectively. Adjusted Earnings per Diluted Share (Non-GAAP) was $17.21, $14.95, $13.57 for the years ending March 31, 2021, 2020, and 2019, respectively.

- 2021 Proxy Statement	A-1

             APPENDIX A

(f)

For the year ended March 31, 2020, includes a $0.33 per diluted share adjustment in connection with an agreement to settle all opioid-related claims filed by two Ohio counties. For the year ended March 31, 2019, includes a $0.19 per diluted share adjustment in connection with an agreement to settle all opioid-related claims with the State of West Virginia.

(g)

Consists of $(3.84) per diluted share related to the effect of our equity method investment in Change Healthcare. We completed the separation of our investment in Change Healthcare on March 10, 2020. Incentive compensation adjustments, net also consists of an estimated $(3.63) per diluted share savings which results from our focus on optimizing the Company’s operating and cost structures over a 3-year period incremental to an established FY 2018 baseline, and $0.26 per diluted share for foreign currency gains or losses, primarily related to Euros and Canadian dollars, compared to our fiscal 2019 plan FX rates.

	Year Ended March 31, 2020

Earnings per diluted common share from continuing operations attributable to McKesson Corporation (GAAP)(a)	$4.99

After-tax adjustments:

Amortization of acquisition-related intangibles	3.06

Transaction-related expenses and adjustments	0.98

LIFO inventory-related adjustments	(1.03)

Gains from antitrust legal settlements	(0.09)

Restructuring, impairment, and related charges, net	1.16

Claims and litigation charges, net	0.33	(b)

Other adjustments, net	5.55

Adjusted Earnings per Diluted Share (Non-GAAP)(a)	$14.95

After-tax adjustments:

Incentive compensation adjustments, net(a)	(1.07	)(c)

Adjusted EPS for Incentive Compensation (Non-GAAP)(a)	$13.88
(a)	Certain computations may reflect rounding adjustments.

(b)

Represents an adjustment in connection with an agreement to settle all opioid-related claims filed by two Ohio counties. For additional information, see footnote (d) in the FY 2021 table below under Reconciliation of GAAP Income (Loss) from Continuing Operations before Interest Expense and Income Taxes to Adjusted Operating Profit for Incentive Compensation (Non-GAAP).

(c)

Consists of $(1.10) per adjusted diluted share primarily related to the effect of our equity method investment in Change Healthcare and foreign currency gains of $0.02 per adjusted diluted share, primarily related to Euro and Canadian dollars, compared to our fiscal 2020 plan FX rates. We completed the separation of our investment in Change Healthcare on March 10, 2020.

Reconciliation of GAAP Income (Loss) from Continuing Operations before Interest Expense and Income Taxes to Adjusted Operating Profit for Incentive Compensation (Non-GAAP)

(In millions)	Year Ended March 31, 2021

Loss from continuing operations before interest expense and income taxes (GAAP)	$(4,817)

Pre-tax adjustments:

Amortization of acquisition-related intangibles	423

Transaction-related expenses and adjustments	106

LIFO inventory-related adjustments	(38)

Gains from antitrust legal settlements	(181)

Restructuring, impairment and related charges, net	337

Claims and litigation charges, net	7,936	(a)

Other adjustments, net	124	(b)

Adjusted Operating Profit (Non-GAAP)	$3,890

Pre-tax adjustments:

Incentive compensation adjustments, net	(33	)(c)

Adjusted Operating Profit for incentive compensation calculation (Non-GAAP)	$3,857	(d)

A-2	- 2021 Proxy Statement

             APPENDIX A

(a)

Consists of an $8.1 billion charge related to our estimated liability for opioid-related claims of states, their political subdivisions, and other government entities. This was partially offset by a net gain of $131 million related to insurance proceeds received, net of attorneys’ fees and expenses awarded to plaintiffs’ counsel, in connection with the $175 million settlement of the shareholder derivative action related to our controlled substances monitoring program.

(b)

Primarily consists of a non-cash goodwill impairment charge of $69 million related to our European retail business and a charge of $50 million related to our estimated liability under the New York state Opioid Stewardship Act for calendar years 2017 and 2018.

(c)	Consists of foreign currency gains, primarily related to Euros and Canadian dollars, compared to our fiscal 2021 plan FX rates.

(d)

The Compensation Committee approved the exclusion of adjustments to certain of the Company’s reserves — including those related to estimated probable settlements for its controlled substance monitoring and reporting, and opioid-related claims, as well as any applicable income items or credit adjustments due to subsequent changes in estimates — from incentive compensation calculations because the Compensation Committee believes these amounts reflect complex events that span multiple years and are frequently disconnected from the current performance cycles. The Compensation Committee also believes that excluding adjustments to certain of the Company’s reserves is common practice in similar situations. The Compensation Committee will continue to evaluate adjustments to incentive compensation for claims and litigation charges on a case by case basis. Beyond the factors noted above, the Compensation Committee may consider additional criteria and may reach a different conclusion in the future. No further adjustments were made to incentive compensation calculations for legal fees or fines associated with any litigation settlement, investigation, or enforcement action.

(In millions)	Year Ended March 31, 2020

Income from continuing operations before interest expense and income taxes (GAAP)	$1,393

Pre-tax adjustments:

Amortization of acquisition-related intangibles	730

Transaction-related expenses and adjustments	303

LIFO inventory-related adjustments	(252)

Gains from antitrust legal settlements	(22)

Restructuring, impairment and related charges, net	264

Claims and litigation charges, net	82	(a)

Other adjustments, net	1,351	(b)

Adjusted Operating Profit (Non-GAAP)	$3,849

Pre-tax adjustments:

Incentive compensation adjustments, net	(248	)(c)

Adjusted Operating Profit for Incentive Compensation (Non-GAAP)	$3,601	(d)
(a)	Represents a charge recorded in connection with an agreement to settle all opioid-related claims filed by two Ohio counties.

(b)

Primarily consists of a $1.2 billion charge representing an other-than-temporary impairment of our investment in Change Healthcare and $122 million representing settlement charges related to the termination of our frozen U.S. defined benefit pension plan.

(c)	Primarily consists of $(253) million related to the effect of our equity method investment in Change Healthcare. We completed the separation of our investment in Change Healthcare on March 10, 2020.

(d)

Refer to footnote (d) in the above FY 2021 table within this Reconciliation of GAAP Income (Loss) from Continuing Operations before Interest Expense and Income Taxes to Adjusted Operating Profit for Incentive Compensation (Non-GAAP) section.

- 2021 Proxy Statement	A-3

             APPENDIX A

Reconciliation of GAAP Cumulative 3-Year Loss from Continuing Operations before Interest Expense and Income Taxes to Cumulative 3-Year Adjusted Operating Profit for Strategic Performance Share Unit Awards (Non-GAAP)

(In millions)	FY 2019 – FY 2021 Cumulative

Cumulative 3-Year loss from continuing operations before interest expense and income taxes (GAAP)	$(2,550	)(a) (b)

Pre-tax adjustments:

Amortization of acquisition-related intangibles	1,943

Transaction-related expenses and adjustments	654

LIFO inventory-related adjustments	(500)

Gains from antitrust legal settlements	(405)

Restructuring, impairment and related charges, net	1,202

Claims and litigation charges, net	8,055	(c)

Other adjustments, net	3,124

Cumulative 3-Year Adjusted Operating Profit (Non-GAAP)	$11,523	(a) (b)
(a)	Includes an estimated $889 million savings which results from our focus on optimizing the Company’s operating and cost structures over a 3-year period incremental to an established FY 2018 baseline.

(b)

GAAP income (loss) from continuing operations before interest expense and income taxes, as reported in our Annual Report on Form 10-K, was $(4,817) million, $1,393 million, and $874 million for the years ending March 31, 2021, 2020, and 2019, respectively. Adjusted Operating Profit (Non-GAAP) was $3,890 million, $3,849 million, $3,784 million for the years ending March 31, 2021, 2020, and 2019, respectively.

(c)

For the year ended March 31, 2021, consists of an $8.1 billion charge related to our estimated liability for opioid-related claims of states, their political subdivisions, and other government entities. This was partially offset by a net gain of $131 million related to insurance proceeds received, net of attorneys’ fees and expenses awarded to plaintiffs’ counsel, in connection with the $175 million settlement of the shareholder derivative action related to our controlled substances monitoring program. For the year ended March 31, 2020, consists of an $82 million charge recorded in connection with an agreement to settle all opioid-related claims filed by two Ohio counties. For the year ended March 31, 2019, consists of a $37 million charge recorded in connection with an agreement to settle all opioid-related claims with the State of West Virginia. Refer to footnote (d) in the FY 2021 table above under Reconciliation of GAAP Income (Loss) from Continuing Operations before Interest Expense and Income Taxes to Adjusted Operating Profit for Incentive Compensation (Non-GAAP).

Reconciliation of Operating Cash Flow (GAAP) to Free Cash Flow (Non-GAAP)

(In millions)	Year Ended March 31, 2021		FY 2019 — FY 2021 Cumulative OCF

Operating Cash Flow (GAAP)	$4,542		$12,952	(b)

Less: capital expenditures	(641	)(a)

Free Cash Flow (Non-GAAP)	$3,901
(a)	Capital expenditures consist of cash payments for property, plant, and equipment and for capitalized software expenditures.

(b)	Consists of operating cash flow, as reported in our Annual Report on Form 10-K, of $4,542 million, $4,374 million, and $4,036 million for the years ending March 31, 2021, 2020, and 2019, respectively.

(In millions)	Year Ended March 31, 2020		FY 2018 — FY 2020 Cumulative OCF

Operating Cash Flow (GAAP)	$4,374		$12,755	(b)

Less: capital expenditures	(506	)(a)

Free Cash Flow (Non-GAAP)	$3,868
(a)	Capital expenditures consist of cash payments for property, plant, and equipment and for capitalized software expenditures.

(b)	Consists of operating cash flow, as reported in our Annual Report on Form 10-K, of $4,374 million, $4,036 million, and $4,345 million for the years ending March 31, 2020, 2019, and 2018, respectively.

A-4	- 2021 Proxy Statement

             APPENDIX A

FY 2021 Settlement-Related Charge Impact on Incentive Plan Metric Results (See pages 35-38 for discussion of Compensation Committee actions on FY 2021 incentive payouts)

(In millions, unless otherwise noted)	Including Settlement- Related Charge(a)		Performance % v. Target	Excluding Settlement- Related Charge	Performance % v. Target

Adjusted EPS for Incentive Compensation (In dollars)	$(24.78)		0%	$17.04	200%

Adjusted Operating Profit for Incentive Compensation	(4,210)		0%	3,857	200%

Free Cash Flow	3,901		200%	3,901	200%

Total FY 2021 MIP			50%		200%

3-Year Cumulative Adjusted EPS (In dollars)	Below Threshold	(b)	0%	$38.53	103%

3-Year Relative TSR	37th Percentile		33%	37th Percentile	33%

Total FY 2019 — FY 2021 PSUs			8%		86%

3-Year Cumulative OCF	$12,952	(c)	139%	$12,952	139%

3-Year Average ROIC	Below Threshold	(b)	0%	10.88%	100%

Total FY 2019 — FY 2021 Cash LTIP			104%		129%

Incremental Cumulative AOP	$889		179%	$889	179%

Total Strategic PSU			179%		179%
(a)	Includes the impact of the $8.1 billion ($6.8 billion after-tax) opioid-related litigation charge recorded in FY 2021 on our incentive plan metrics.

(b)

When settlement-related expenses are included, FY 2019 — FY 2021 Cumulative Adjusted EPS and FY 2019 — FY 2021 Average ROIC fall below the minimum threshold results for payout, <$28.67 and <7.5%, respectively.

(c)	Consists of operating cash flow, as reported in our Annual Report on Form 10-K, of $4,542 million, $4,374 million, and $4,036 million for the years ending March 31, 2021, 2020, and 2019, respectively.

Supplemental Non-GAAP Financial Information

In an effort to provide investors with additional information regarding the Company’s financial results as determined by generally accepted accounting principles (“GAAP”), McKesson Corporation (the “Company” or “we”) also presents the following Non-GAAP measures.

•

Adjusted Earnings per Diluted Share (Non-GAAP) and 3-Year Cumulative Adjusted Earnings per Diluted Share (Non-GAAP): We define Adjusted Earnings per Diluted Share as GAAP earnings (loss) per diluted common share from continuing operations attributable to McKesson, excluding per share impacts of amortization of acquisition-related intangibles, transaction-related expenses and adjustments, LIFO inventory-related adjustments, gains from antitrust legal settlements, restructuring, impairment, and related charges, claims and litigation charges, other adjustments as well as the related income tax effects for each of these items, as applicable, divided by diluted weighted-average shares outstanding. Adjusted Earnings per Diluted Share was not previously adjusted for the effect of potentially dilutive securities issued by the Change Healthcare Joint Venture. We define 3-Year Cumulative Adjusted Earnings per Diluted Share as the sum of Adjusted Earnings per Diluted Share (Non-GAAP) for the applicable last three fiscal years.

•

Adjusted Operating Profit (Non-GAAP) and 3-Year Cumulative Adjusted Operating Profit (Non-GAAP): We define Adjusted Operating Profit as GAAP income (loss) from continuing operations before interest expense and income taxes, excluding amortization of acquisition-related intangibles, transaction-related expenses and adjustments, LIFO inventory-related adjustments, gains from antitrust legal settlements, restructuring, impairment, and related charges, claims and litigation charges, and other adjustments. We define 3-Year Cumulative Adjusted Operating Profit as the sum of Adjusted Operating Profit (Non-GAAP) for the applicable last three fiscal years.

The following provides further details regarding the adjustments made to our GAAP financial results to arrive at our Non-GAAP measures as defined above:

Amortization of acquisition-related intangibles — Amortization expenses of intangible assets directly related to business combinations and the formation of joint ventures.

Transaction-related expenses and adjustments — Transaction, integration, and other expenses that are directly related to business combinations, the formation of joint ventures, divestitures, and other transaction-related costs including initial public offering costs. Examples include transaction closing costs, professional service fees, legal fees, severance charges, retention payments and employee relocation expenses, facility or other exit-related expenses, certain fair value

- 2021 Proxy Statement	A-5

             APPENDIX A

adjustments including deferred revenues, contingent consideration and inventory, recoveries of acquisition-related expenses or post-closing expenses, bridge loan fees, gains or losses on business combinations, and divestitures of businesses that do not qualify as discontinued operations.

LIFO inventory-related adjustments — LIFO inventory-related non-cash expense or credit adjustments.

Gains from antitrust legal settlements — Net cash proceeds representing the Company’s share of antitrust lawsuit settlements.

Restructuring, impairment, and related charges — Restructuring charges that are incurred for programs in which we change our operations, the scope of a business undertaken by our business units, or the manner in which that business is conducted as well as long-lived asset impairments. Such charges may include employee severance, retention bonuses, facility closure or consolidation costs, lease or contract termination costs, asset impairments, accelerated depreciation and amortization, and other related expenses. The restructuring programs may be implemented due to the sale or discontinuation of a product line, reorganization or management structure changes, headcount rationalization, realignment of operations or products, integration of acquired businesses, and/or company-wide cost saving initiatives. The amount and/or frequency of these restructuring charges are not part of our underlying business, which include normal levels of reinvestment in the business. Any credit adjustments due to subsequent changes in estimates are also excluded from adjusted results.

Claims and litigation charges — Adjustments to certain of the Company’s reserves, including those related to estimated probable settlements for its controlled substance monitoring and reporting, and opioid-related claims, as well as any applicable income items or credit adjustments due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred.

Other adjustments — The Company evaluates the nature and significance of transactions qualitatively and quantitatively on an individual basis and may include them in the determination of our adjusted results from time to time. While not all-inclusive, other adjustments may include: other asset impairments; gains or losses from debt extinguishment; and other similar substantive and/or infrequent items as deemed appropriate.

The Company evaluates the aforementioned Non-GAAP measures on a periodic basis and updates the definitions from time to time. The evaluation considers both the quantitative and qualitative aspects of the Company’s presentation of Non-GAAP adjusted results.

Income tax effects are calculated in accordance with Accounting Standards Codification 740, “Income Taxes,” which is the same accounting principle used by the Company when presenting its GAAP financial results.

•

Free Cash Flow (Non-GAAP): We define free cash flow as net cash provided by (used in) operating activities less payments for property, plant, and equipment and capitalized software expenditures, as disclosed in our consolidated statements of cash flows in our Annual Report on Form 10-K.

In addition, Adjusted Operating Profit for Incentive Compensation (Non-GAAP), Adjusted EPS for Incentive Compensation (Non-GAAP), and 3-Year Cumulative Adjusted EPS for Incentive Compensation (Non-GAAP) are measures that management utilizes to determine employee incentive compensation. These measures are further adjusted from certain non-GAAP measures defined above for incentive compensation adjustments, net, including certain foreign currency gains or losses compared to plan, the effect of our equity method investment in Change Healthcare, and the impact from certain performance-based stock unit awards to support our strategic growth initiatives. While not all-inclusive, incentive compensation adjustments, net may include other substantive and/or infrequent items as deemed appropriate by our Compensation Committee.

The Company believes the presentation of Non-GAAP measures provides useful supplemental information to investors with regard to its operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Non-GAAP measures assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Non-GAAP measures may be defined and calculated differently by other companies in the same industry.

The Company internally uses both GAAP and Non-GAAP financial measures in connection with its own financial planning and reporting processes. Management utilizes Non-GAAP financial measures when allocating resources, deploying capital, as well as assessing business performance, and determining employee incentive compensation. The Company conducts its businesses internationally in local currencies, including Euro, British pound sterling, and Canadian dollars. As a result, the comparability of our results reported in U.S. dollars can be affected by changes in foreign currency exchange rates. We believe free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, re-investment opportunities, strategic acquisitions, dividend payments, or other strategic uses of cash. Nonetheless, Non-GAAP adjusted results and related Non-GAAP measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP.

A-6	- 2021 Proxy Statement

McKESSON CORPORATION ATTN: CORPORATE SECRETARY 6555 STATE HIGHWAY 161 IRVING, TX 75039 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week or telephone! Available 24 hours a day, 7 days a week VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off time.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/MCK2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until the cut-off time.* Have your proxy card in hand when you call and then follow the instructions. *Cut-off Time: 11:59 P.M. Eastern Time on July 20, 2021, for participants in the McKesson Corporation 401(k) Retirement Savings Plan. 11:59 P.M. Eastern Time on July 22, 2021, for all other shareholders. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D56227-P53037-Z79487 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY McKESSON CORPORATION The Board of Directors recommends a vote FOR the listed nominees: 1. Election of nine directors for a one-year term. Nominees: 1a. Dominic J. Caruso 1b. Donald R. Knauss 1c. Bradley E. Lerman 1d. Linda P. Mantia 1e. Maria Martinez 1f. Edward A. Mueller 1g. Susan R. Salka 1h. Brian S. Tyler 1i. Kenneth E. Washington For Against Abstain The Board of Directors recommends a vote FOR the following proposals: 2. Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2022. 3. Advisory vote on executive compensation. The Board of Directors recommends a vote AGAINST the following proposal: 4. Shareholder proposal on action by written consent of shareholders. For Against Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D56228-P53037-Z79487 McKESSON CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders July 23, 2021, 8:30 A.M. Central Daylight Time The shareholder(s) hereby appoint(s) Britt J. Vitalone, Lori A. Schechter and James F. Brashear, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders, and any adjournment or postponement thereof. If the shareholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s 401(k) Retirement Savings Plan (“401(k) Plan”), the shareholder(s) hereby authorize(s) and direct(s) the trustee of the 401(k) Plan to vote all shares in the account of the shareholder(s) under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting. If shares are held in the 401(k) Plan and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received. Continued and to be signed on reverse side